     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            QUICKLOGIC CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
   CALIFORNIA (Prior to              3674                    77-0188504
     reincorporation)    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     DELAWARE (After      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     reincorporation)
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)

                              1277 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 990-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                E. THOMAS HART
                            CHIEF EXECUTIVE OFFICER
                            QUICKLOGIC CORPORATION
                              1277 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 990-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

           LARRY W. SONSINI                        JOSHUA L. GREEN
            AARON J. ALTER                         JEFFREY Y. SUTO
   WILSON SONSINI GOODRICH & ROSATI               VENTURE LAW GROUP
       PROFESSIONAL CORPORATION                  2800 SAND HILL ROAD
          650 PAGE MILL ROAD                MENLO PARK, CALIFORNIA 94025
      PALO ALTO, CALIFORNIA 94304                  (415) 854-4488
            (415) 493-9300

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 PROPOSED         PROPOSED
                                                 MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO     OFFERING PRICE AGGREGATE OFFERING    AMOUNT OF
SECURITIES TO BE REGISTERED  BE REGISTERED(1)  PER SHARE(2)       PRICE(2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value................      3,450,000 shares     $13.00        $44,850,000         $13,591

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 450,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
SUBJECT TO COMPLETION, DATED JUNE 9, 1997
[LOGO OF QUICKLOGIC]
--------------------------------------------------------------------------------

 3,000,000 SHARES
 COMMON STOCK

--------------------------------------------------------------------------------
 Of the 3,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of QuickLogic Corporation ("QuickLogic" or the "Company") offered hereby, 1,800,000 shares are being offered by the Company and 1,200,000 shares are being offered by a stockholder of the Company (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

 Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for listing on the Nasdaq National Market under the trading symbol "QWIK."

 FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
             PUBLIC   DISCOUNT(1)  COMPANY(2)  STOCKHOLDER(3)
  Per Share  $        $            $           $
  Total      $        $            $           $

 (1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (2) Before deducting expenses of this offering estimated at $750,000, payable by the Company.
 (3) The Selling Stockholder has granted to the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
     Selling Stockholder will be $    , $     and $    , respectively. See
     "Underwriting."

 The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New York,
 New York on or about    , 1997.

 DEUTSCHE MORGAN GRENFELL

                                 UBS SECURITIES

                                                                COWEN & COMPANY
 The date of this Prospectus is    , 1997.

                                COMPANY ARTWORK


Title: QuickLogic logo, "The High Performance Programmable Logic Solution"

Text underneath title: "QuickLogic's FPGA products are used in complex, high-performance electronics systems such as video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems"

Graphic: QuickLogic FPGA device in the middle, surrounded by end market application products (digital projector, cell phone with satellite dish and microwave antenna, computer workstation, data networking multiplexer, etc.), with each end market picture accompanied by a title (video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems).


  ViaLink, pASIC, QuickLogic and the QuickLogic logo are registered trademarks of QuickLogic Corporation. QuickTools and QuickWorks are trademarks of QuickLogic Corporation. All other trademarks or service marks appearing in this Prospectus are the property of their respective companies.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the conversion of all outstanding preferred stock into Common Stock and the exercise of all outstanding Common Stock warrants, (iii) reflects a 7-for-1 reverse split of the Company's Common Stock effected through the reincorporation of the Company in Delaware prior to the date of this offering and (iv) reflects the authorization of 10,000,000 shares of undesignated preferred stock upon the closing of this offering.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus.

                                  THE COMPANY

  QuickLogic develops, markets and supports advanced field programmable gate array ("FPGA") semiconductors and software design tools. QuickLogic products enable designers of complex electronic systems to achieve rapid time to market by optimizing design speed, design flexibility and cost. The Company's products target complex, high-performance electronics systems in rapidly changing markets including video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems. The key components of the QuickLogic solution are the Company's ViaLink proprietary antifuse technology and pASIC architectures, and its software design tools. The Company's fabless manufacturing strategy allows the Company to focus its resources on product design, development and marketing rather than on manufacturing expenditures. The Company has a foundry relationship with Cypress Semiconductor Corporation ("Cypress") for its existing products and has entered into a memorandum of understanding with TSMC, Ltd. ("TSMC") for the production of its anticipated 0.35(mu) CMOS products. QuickLogic sells its products through independent sales representatives, distributors and a direct sales force in North America, Europe and Asia. The Company's customers include Alcatel Alsthom, Compaq, Honeywell, IBM, McDonnell Douglas, NEC, Northern Telecom, Rockwell, Saab, Silicon Graphics, Sony, Texas Instruments, 3Com and Toshiba.

                                  THE OFFERING

Common Stock offered...... 3,000,000 shares (including 1,800,000 shares by the
                           Company and 1,200,000 shares by the Selling
                           Stockholder)(1)
Common Stock to be
 outstanding after the
 offering................. 13,817,422 shares (2)
Use of proceeds........... For working capital, capital expenditures and other general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National
 Market symbol............ QWIK

                             SUMMARY FINANCIAL DATA
                     (In thousands, except per share data)

                                YEAR ENDED               QUARTER ENDED
                               DECEMBER 31,                MARCH 31,
                          -------------------------  -----------------------
                           1994     1995     1996     1996         1997
                          -------  -------  -------  -------  --------------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 6,024  $15,148  $23,758  $ 5,154     $  6,268
Gross profit............    1,971    7,409   12,600    2,591        3,455
 Contract termination
  and other expense(3)..      --    (2,700)  (4,125)     --       (23,009)
Loss from operations....   (5,609)  (4,660)  (3,897)    (136)     (23,200)
Net income (loss).......   (5,828)  (4,707)  (3,597)      21      (23,103)
Pro forma net income
 (loss) per share(4)....                    $ (0.29) $   --      $  (1.83)
Net income (loss) from
 operations excluding
 contract termination
 and other expense(3)...   (5,609)  (1,960) $   528  $    21     $   (947)
                                            =======  =======     ========
Pro forma net income
 (loss) per share
 excluding contract
 termination and other
 expense(3)(4)..........                    $  0.04  $   --      $  (0.01)
                                            =======  =======     ========
Shares used in pro forma
 net income (loss) per
 share..................                     12,612   12,438       12,612
                                            =======  =======     ========
                                                         AT MARCH 31, 1997
                                                     -----------------------
                                                     ACTUAL   AS ADJUSTED(5)
                                                     -------  --------------
SELECTED BALANCE SHEET
 DATA:
Cash............................................     $10,366     $29,788
Total assets....................................      21,476       40,898
Long-term obligations...........................       1,658        1,658
Stockholders' equity............................       8,059       27,481

--------
(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an additional 450,000 shares of Common Stock.
(2) Based on Common Stock outstanding at May 31, 1997. Excludes 1,604,750 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1989 Stock Option Plan (the "1989 Plan") and 714,478 shares reserved for future grant under the 1989 Plan as of May 31, 1997. See "Management--Employee Benefit Plans" and Note 7 of Notes to Financial Statements.
(3) See Notes 8 and 11 of Notes to Financial Statements and "Risk Factors-- Actel Litigation."
(4) See Note 1 of Notes to Financial Statements.
(5) As adjusted to reflect the sale of 1,800,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and receipt of the estimated proceeds therefrom (after deducting underwriting discount and offering expenses payable by the Company) of $19,338,000. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

  QuickLogic develops, markets and supports advanced FPGA semiconductors and software design tools. QuickLogic products enable designers of complex electronic systems to achieve rapid time to market by optimizing design speed, design flexibility and cost. The Company's products target complex, high-performance electronic systems in rapidly changing markets including video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems. The key components of the QuickLogic solution are the Company's proprietary ViaLink antifuse technology and pASIC architectures, and its software design tools.

  QuickLogic's proprietary ViaLink antifuse technology places logic interconnects between the metal layers of an FPGA device instead of on the silicon substrate, thereby minimizing die size and cost. The ViaLink antifuse technology offers lower resistance and lower capacitance than competing interconnect technologies, thereby optimizing a device's performance. The Company's pASIC architectures facilitate full routability and utilization of a device's logic cells, enabling a high degree of design flexibility. QuickLogic's QuickTools software design tools place and route logic cells on an FPGA device, and the QuickWorks design software suite incorporates QuickTools and industry-leading design tools for hardware description language ("HDL")/schematic entry, synthesis and simulation. In addition, QuickWorks incorporates Institute of Electrical and Electronic Engineers ("IEEE") standard design languages Verilog HDL and VHDL.

  QuickLogic's fabless manufacturing strategy allows the Company to focus its resources on product design, development and marketing rather than on manufacturing expenditures. The Company has a foundry relationship with Cypress for its existing products and has entered into a memorandum of understanding with TSMC for the production of its anticipated 0.35^ CMOS products. QuickLogic sells its products through independent sales representatives, distributors and a direct sales force in North America, Europe and Asia. The Company's customers include Alcatel Alsthom, Compaq Computer Corporation, Honeywell, Inc., International Business Machines Corporation, McDonnell Douglas Corp., NEC Corporation, Northern Telecom Ltd., Rockwell International Corp., Saab Automobile AB, Silicon Graphics, Inc., Sony Corp., Texas Instruments Incorporated, 3Com Corporation and Toshiba Corporation.

  In March 1997, the Company became the exclusive supplier of all of its products worldwide, which affords significant advantages in supply, pricing, and quality control. From October 1992 to March 1997, the Company had granted to Cypress certain technology development, manufacturing and marketing rights to the Company's products, making it a second source of such products. In exchange for the termination of this arrangement in March 1997, the Company paid Cypress $4.5 million in cash and agreed to issue 2,603,817 shares of Common Stock to Cypress, increasing the aggregate number of shares of Common Stock of the Company held by Cypress to 3,339,785, prior to the sale of any shares by Cypress in this offering. In addition, the Company granted Cypress certain contractual rights as to the shares of the Company's stock, including the right to sell shares in this offering. The parties also entered into a new foundry agreement and a cross-license agreement. See "Business--Cypress Transaction" and "Principal and Selling Stockholders."

  The Company was incorporated in California in April 1988 as Peer Semiconductor, Inc., and changed its name in May 1988 to Peer Research, Inc. and in February 1991 to QuickLogic Corporation. The Company intends to reincorporate in Delaware prior to the date of this offering. Unless the context requires otherwise, references in this Prospectus to the "Company" or "QuickLogic" refer to the Delaware corporation and its California predecessor corporation. The address of the Company's corporate headquarters is 1277 Orleans Drive, Sunnyvale, California 94089. The Company's telephone number is
(408) 990-4000. The Company's Web site is located at http://www.quicklogic.com. Neither the information contained in the Company's Web site nor Web sites linked to the Company's Web site shall be deemed to be a part of this Prospectus.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be found in this section and under the sections entitled "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Industry Background," "--Strategy," "-- Sales, Support and Marketing," "--Research and Development," "--Manufacturing" and "--Actel Litigation." Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and elsewhere in the Prospectus. The following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

  LIMITED OPERATING HISTORY; NO ASSURANCE OF FUTURE PROFITABILITY. The Company was incorporated in 1988 and did not begin shipping products in volume until 1992. Accordingly, the Company has a limited operating history upon which investors may evaluate the Company and its prospects. The Company had an accumulated deficit of $50.9 million as of March 31, 1997. Although the Company has experienced revenue growth in each of the past five fiscal years, and first achieved profitability in the fourth quarter of 1995, this growth rate should not be considered to be indicative of future revenue growth, if any, nor is there any assurance that the Company will be profitable in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  FLUCTUATIONS IN OPERATING RESULTS. Fluctuations in the Company's operating results have occurred in the past and may occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the semiconductor industry, fluctuations in manufacturing yields at the Company's wafer suppliers, the availability of foundry capacity, cancellations or delays of deliveries of products to the Company, new product introductions by the Company or its competitors, product obsolescence, price erosion for maturing products, competition, changes in the mix of products sold, seasonal fluctuations in demand, changes in distributor inventory levels, availability of wafer supply, increases in the costs of materials, cancellations or delays of product orders, developments in the Company's litigation with Actel Corporation ("Actel"), the ability to safeguard intellectual property in a rapidly evolving market, changing customer product requirements, changes in demand for customers' products and fluctuations in foreign currency exchange rates. A large portion of the Company's operating expenses is fixed and difficult to reduce or modify. If revenue does not meet the Company's expectations, the adverse effect of any such revenue shortfall will be magnified by the fixed nature of these operating expenses. In addition, the Company's quarterly operating results can vary due to the volume and timing of product orders received and delivered during a quarter, the ability of the Company and its key suppliers to respond to changes made in customer orders, and the timing of new product introductions by the Company and its competitors. All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. See "--Actel Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  ACTEL LITIGATION. On January 20, 1994, Actel, a competitor of the Company, filed a lawsuit against the Company entitled Actel Corporation v. QuickLogic Corporation in the United States District Court for the Northern District of California (the "Court"), Case No. C-94 20050JW (PVT). The lawsuit alleges infringement by the Company of four U.S. patents held by Actel: U.S. Patent 4,873,459 (the "'459 Patent") issued October 10, 1989 and entitled "Programmable Interconnect Architecture;" U.S.

Patent 4,758,745 (the "'745 Patent") issued July 19, 1988 and entitled "User Programmable Integrated Circuit Interconnect Architecture and Test Method;" U.S. Patent 5,055,718 (the "'718 Patent") issued October 8, 1991 and entitled "Logic Module With Configurable Combinational and Sequential Blocks;" and U.S. Patent 5,198,705 (the "'705 Patent") issued March 30, 1993 and entitled "Logic Modular and Configurable Combinational and Sequential Blocks." In each of March 1995 and March 1996, Actel added a claim that an additional Actel patent was infringed: U.S. Patent 5,367,208 (the "'208 Patent") issued November 22, 1994 and entitled "Reconfigurable Programmable Interconnect Architecture" and U.S. Patent 5,479,113 the (the "'113 Patent") issued December 26, 1995 and entitled "User Configurable Logic Circuits Comprising Antifuses and Multiplexer-Based Logic Modules." The '459, '745, '208 and '113 Patents all relate to user programmable interconnect architectures and are based upon the same application. Actel's '705 and '718 Patents relate to logic modules for use in FPGAs. As to the '745 and '459 Patents, Actel asserts that QuickLogic's programmable interconnect circuits and architecture found in its pASIC 1 and pASIC 2 product families infringe one or more claims of these patents. As to the '705, '718, and '208 Patents, Actel asserts that QuickLogic's programmable logic module used in its pASIC1 and pASIC2 product families infringes one or more claims of each patent. As to Actel's '113 patent, Actel asserts that QuickLogic's control circuit controlling the program voltage within QuickLogic's user programmable interconnect architecture infringes one or more claims. As to each patent-in-suit, Actel seeks an injunction preventing QuickLogic from further use of the claimed inventions, damages for past infringement of the inventions, Actel's attorneys' fees and increased damages for willful infringement. Sales of the Company's pASIC products have accounted for substantially all of the Company's revenue to date and are expected to account for substantially all of the Company's revenue for the foreseeable future. Fees from licenses of the QuickWorks and QuickTools software design tools have accounted for substantially all of the remainder of the Company's revenue. The Company has filed answers to each of these complaints and counter-claims seeking declarations that the Actel patents at issue are not infringed by the Company, are invalid, and are unenforceable. On April 19, 1994, QuickLogic moved to stay proceedings pending reexamination by the United States Patent and Trademark Office (the "USPTO") of two of the patents involved in the litigation, the '745 Patent and the '459 Patent. The Court granted this stay on July 21, 1994. The USPTO confirmed the patentability of these two patents on November 15, 1994 and January 10, 1995, respectively, which Actel may argue will increase the burden upon QuickLogic to prove the invalidity of the two reexamined patents. The Court lifted the stay on November 8, 1994.

  On November 15, 1994, Actel filed a motion for summary judgment with respect to the Company's infringement of claim 1 of the '705 Patent. Actel's claims in the '705 Patent relating to its logic module technology include an interconnect structure, programming structures, and logic circuits wherein a multiplicity of logic circuits are arranged in a regular pattern on the semiconductor substrate. The logic circuits or logic modules contain a number of logic blocks which ultimately determine the function that the FPGA could perform. The '705 Patent covers a logic module, and its structure and its connections to the interconnect structure and architecture. Actel has referred to this technology as its "nested three multiplexer" architecture, which involves three dual input, single output multiplexers. The logic module, as claimed in the '705 Patent, includes two multiplexers wherein each output is commonly coupled to one of the pair of inputs of a third multiplexer. The first and second multiplexer have four inputs or "data nodes." The output of the third multiplexer may be connected to a single memory cell or "latch." First and second multiplexers are controlled by a single level logic gate at their select inputs as is the third multiplexer which is similarly controlled by a second single level logic gate. The Court appointed a Special Master to assist it in determining certain issues related to this litigation, and the Special Master recommended on October 4, 1996 that the Court find that the Company's pASIC 1 products infringe claim 1 of the '705 Patent. On April 14, 1997, the Court adopted the recommendation of the Special Master and granted Actel's motion for summary judgment that the Company's pASIC 1 products infringe claim 1 of the '705 Patent. Any appeal of the summary judgment motion on infringement of the '705 Patent cannot be made until after there is a final judgment. If the '705 Patent is finally adjudicated to be valid and enforceable, and the summary judgment motion is upheld on appeal, then Actel would be entitled to significant damages for past infringement and potentially would be entitled to an injunction on future infringement. Such an injunction and/or the payment of damages would have a material adverse effect on the Company's business, financial condition and results of operations, and could potentially render it insolvent.

  On April 12, 1995, QuickLogic filed a counterclaim alleging that Actel has infringed two U.S. patents held by the Company, U.S. Patent Nos. 5,220,213 (the "'213 Patent") and 5,396,127 (the "'127 Patent"), which involve the Company's logic module having three multiplexers wherein the outputs of two of the multiplexers are commonly coupled to the pair of inputs of the third, all other inputs in the module are connected to logic gates, and the output of the third multiplexer is connected to a flip flop. As to each patent-in-suit in the counterclaim, the Company alleges infringement of one or more claims and seeks an injunction preventing Actel from further infringement of the claimed inventions. The Company seeks damages for past infringement of the inventions and the Company's attorneys' fees based on the alleged infringement. On January 18, 1996, Actel filed a motion for summary judgment declaring the '213 and '127 Patents to be invalid. Actel's motion is based on an "on-sale bar" defense, i.e. that the Actel products which the Company claims infringe these patents were offered for sale more than one year before the filing dates of the '213 and '127 Patents which, if proven under patent law, would invalidate these patents. Discovery is currently in progress to allow QuickLogic to file its opposition to this motion, which the Company believes will be filed in 1997, with the hearing on this motion to be scheduled thereafter. On February 5, 1996, QuickLogic filed a motion for summary judgment of infringement by Actel of claim 1 of the '213 Patent. Actel has opposed this motion, and discovery is currently in progress. Actel also requested a separate trial on the "on-sale bar" defense, which request was denied by the Special Master on June 4, 1997 in a Notice of Intention to Rule. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  On January 14, 1997, an additional U.S. patent was issued to the Company, U.S. Patent No. 5,594,364 (the "'364 Patent"). On February 28, 1997, the Company filed a motion to add a counterclaim for Actel's infringement of this patent. A hearing on this motion was held on May 19, 1997 before the Special Master, who granted the Company's motion on June 4, 1997 in a Notice of Intention to Rule. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  On June 4, 1997, the Special Master also notified the parties of his intent to accept the parties' stipulation that Actel be allowed to amend its complaint to add a claim for infringement of an additional patent, U.S. Patent No. 5,610,534 (the "'534 Patent"), issued March 11, 1997 and entitled "Logic Module For A Programmable Logic Device." Actel alleges that the Company has infringed one or more claims of this patent and is likely to seek both monetary and injunctive relief, but has not yet filed or served an amended complaint. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  In addition to the patent infringement actions, Actel amended its claims against the Company to include a claim against the Company and one of its employees on June 14, 1995 alleging misappropriation of trade secrets, breach of contract, breach of confidential relationship, and unfair competition. Actel has sought assignment of certain issued and future patents of the Company, two of which are part of this lawsuit, in relation to this claim in addition to unspecified money damages, that the damages be doubled, attorneys' fees and other remedies. These claims are based on allegations that this employee, who had once been a consultant to Actel, had misappropriated confidential information from Actel related to logic cells, which the Company then incorporated into its pASIC products. The employee and the Company have filed answers denying each of these claims. Discovery is ongoing at this time and no dispositive motions have been filed or heard.

  Trial on the patent infringement and trade misappropriation claims is currently scheduled for September 1998. However, there can be no assurance that the trial will occur at such time and may be delayed significantly. As the outcome of any litigation is inherently uncertain, the Company is unable to predict the outcome of this litigation. Therefore, there can be no assurance that the Company will prevail in the trial on the patent infringement claims and counter-claims, the trial on the alleged misappropriation of intellectual property, or hearings on any motions related to such proceedings. The timing of the filing of any motions by Actel, hearings on motions by either Actel or the Company, the issuance of rulings on such motions, the issuance of recommendations by the Special Master and the adoption or rejection of such recommendations by the Court are not within the Company's control and could occur at any time. The announcement of any rulings or recommendations, or the adoption or rejection of recommendations, that are adverse to the Company, will likely have a material adverse effect upon the market price for the Company's stock.

  The semiconductor industry is characterized by frequent litigation of this type regarding patent and other intellectual property rights, which involve highly technical and subjective analysis. Discovery and litigation of such issues are time-consuming and costly, and Actel possesses more personnel and greater financial resources than the Company and is able to conduct extensive and protracted litigation at less of a relative detriment to its current business. While patent infringement litigation in the semiconductor industry has at times resulted in voluntary settlements by the parties, often involving cross-licensing of the patents involved, there can be no assurance that such a result will be reached in this case. In addition, the terms of any settlement may require the Company to stop selling all or certain of its products, pay damages or royalties or other forms of consideration or grant licenses to all or a portion of its intellectual property portfolio, any or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Patent infringement litigation in the semiconductor industry has also resulted in court orders to pay significant damages and/or injunctions preventing a party from making, using or offering to sell, selling or importing any products that incorporate technology covered by such patents. As referenced above, sales of the allegedly infringing products by the Company have accounted for substantially all of the Company's past revenue and are expected to account for substantially all of the Company's revenue for the foreseeable future. This litigation could result in the Company being required to cease selling its products and/or could also result in the Company paying significant damages, including treble damages for willful infringement, either of which would have a material adverse effect on the Company's business, financial condition and results of operations and could potentially render it insolvent.

  There can be no assurance that the Company will prevail in its claims or defenses or that it would be able to obtain a license under any Actel patents that are found to be infringed, or if such a license were obtained, that it would be on terms that would not have an adverse effect on the Company's business, financial condition and results of operations. The current litigation and any future litigation, whether or not determined in the Company's favor or settled by the Company, has been and will continue to be costly and will divert the efforts and attention of the Company's management and technical personnel from normal business operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. It is expected that legal fees and other litigation-related expenses will continue to adversely affect the Company's operating results for the foreseeable future. Any adverse determinations in this litigation or a settlement could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from or to grant licenses to third parties or prevent the Company from licensing its technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  INDUSTRY PRESSURES. The semiconductor industry in general and the programmable logic device ("PLD") segment of this industry, in particular, are characterized by rapid technological change, intense competitive pressure and fluctuating demand. The semiconductor industry has historically been cyclical and subject to significant downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices ("ASPs") and production over-capacity. to general semiconductor industry conditions. ASPs typically decrease rapidly over the first three to six months following product introduction and continue to decline thereafter. Therefore, the Company must develop and introduce new products which incorporate features that can be sold at higher ASPs on a timely basis. In addition, the Company's ability to maintain desired gross margins depends upon its ability to achieve manufacturing efficiencies and material cost reductions, such as manufacturing its products in smaller product geometries on larger wafers. Failure to achieve any or all of the foregoing could cause the Company's revenue and gross margins to decline, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion of Financial Condition and Results of Operations."

  DEPENDENCE ON INDEPENDENT WAFER MANUFACTURERS. The Company does not manufacture the wafers used to produce its products. In the past, wafer foundry capacity in the semiconductor industry has been very limited and may become limited in the future. To date, wafers have been manufactured for the Company principally by Cypress and in limited quantities by TSMC. In the future, the Company expects its wafers to be manufactured principally by TSMC. The Company depends on these suppliers to produce wafers at acceptable yields and prices and to deliver them to the Company in a timely manner. The process used to manufacture the Company's semiconductors can be performed in only a limited number of foundries, increasing the Company's dependence on Cypress and TSMC. Although the Company has a supply contract with Cypress and is negotiating a new supply contract for its future products with TSMC, either Cypress or TSMC could allocate capacity to the manufacture of other products and reduce deliveries to the Company on short notice.

  Under its wafer supply arrangements, the Company is obligated to provide rolling forecasts of anticipated purchases and place binding purchase orders months prior to shipment. Forecasts for monthly purchases may not increase or decrease by more than a certain percentage from the previous month's forecast without the supplier's consent. Thus, the Company must make forecasts and place purchase orders for wafers before it receives purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of wafers for a particular product. Any delays in obtaining an adequate supply of wafers at acceptable yields and prices would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's long-term growth will depend substantially on the Company's ability to obtain increased wafer fabrication capacity at acceptable prices from Cypress, TSMC and other suppliers. The Company's current supply contract with Cypress expires in 2001. The inability of the Company to obtain increased wafer fabrication capacity at acceptable prices, or any delay or interruption in supply, could reduce the Company's supply of wafers or increase the Company's cost of such wafers and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  DEPENDENCE ON CUSTOMIZED MANUFACTURING PROCESSES. The Company's products are manufactured using customized steps which are added to the standard manufacturing processes of its wafer suppliers. There is considerably less operating history for the Company's customized process steps than for the foundries' standard manufacturing processes. The Company's dependence on customized processing steps means that, in contrast to competitors using only a standard manufacturing process, the Company has more difficulty establishing relationships with suppliers, takes longer to qualify a new supplier, must pay more for wafers and may not obtain access as early as competitors to state-of-the-art processes. Any of the above could be a material disadvantage for the Company versus a competitor using a standard manufacturing process without customized steps and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the planned future products that the Company anticipates will be supplied by TSMC will involve production of new products utilizing 0.35^ CMOS technology and on 8-inch wafers, which is a manufacturing process that has not previously been used by the Company. Accordingly, the development of this manufacturing process is subject to the risks and uncertainties inherent in the technology and equipment necessary for such manufacturing. This manufacturing process may not be able to be implemented for any of the Company's products by TSMC, or by any other wafer manufacturer, or may be delayed substantially due to development or implementation difficulties. Even if this manufacturing process is successfully implemented by TSMC for the Company's products, the Company will continue to be subject to unforeseen problems or delays as this new process is developed. See "Business-- Manufacturing."

  PRODUCTION YIELD FLUCTUATIONS. The manufacture of semiconductor products is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment, equipment failure and other difficulties in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Yields can decline without warning, resulting in substantially higher product costs and inventory shortages. Yield problems may take substantial time to analyze and correct, particularly for the Company because it utilizes independent facilities for all of its manufacturing. The Company has from time to time experienced lower than anticipated production yields, and there can be no assurance that the Company will not experience production yield problems in the future, or that any such problem will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE. The market for the Company's products is characterized by rapidly changing technology. Accordingly, the Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, to develop and maintain competitive products, to enhance its products by adding innovative features that differentiate its products from those of competitors, to introduce products to market on a timely basis at competitive prices, to properly identify target markets and to respond effectively to new technological changes or new product announcements by others. The Company recently introduced new products within its pASIC family of FPGAs and currently is in the process of introducing new versions of its software design tool suites. No assurance can be given that the Company's design and introduction schedules for its pASIC families of products or any other new products will be met, that these products will achieve market acceptance, or that these products will be able to be sold at ASPs that are acceptable to the Company. In evaluating new product decisions, the Company must anticipate well in advance both the future demand and the technology that will be available to supply such demand. The Company must also continue to make significant investments in research and development in order to develop new products and achieve market acceptance for such products. The failure of the Company to accomplish any or all of the foregoing could have a material adverse effect on its business, financial condition and results of operations. See "Business-- Products."

  COMPETITION. The semiconductor industry is intensely competitive and is characterized by constant technological change, rapid rates of product obsolescence and price erosion. The Company's existing competitors include suppliers of conventional gate arrays, complex programmable logic devices ("CPLDs") and FPGAs, particularly Xilinx, Inc. ("Xilinx"), a supplier of static random access memory ("SRAM") based FPGAs, Actel, an anti-fuse FPGA supplier, and Altera Corporation ("Altera"), a supplier of CPLDs. The Company also faces competition from companies that offer standard gate arrays, which can be obtained at a lower cost for high volumes and may have gate densities and performance equal or superior to the Company's products. In addition, the Company expects significant competition in the future from major domestic and international semiconductor suppliers, and the Company's patents may not bar competitors from manufacturing similar products. The Company also may face competition from suppliers of products based on new or emerging technologies.

  The PLD market is dominated by Xilinx and Altera, which together control over 55% of the market, according to Pace Technologies, a semiconductor market research firm. The Xilinx products dominate the FPGA segment of the market while Altera dominates the CPLD segment of the market. In addition, the Company expects significant competition in the future from major domestic and international suppliers which have entered or are considering entering the PLD market. Such suppliers include Lucent Technologies, Vantis Corporation/Advanced Micro Devices, Inc., Motorola, Inc. and Atmel Corporation. Most of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. In particular, companies such as Lucent Technologies, Motorola, Inc. and others have proprietary wafer manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company, and other significant advantages over the Company. Certain of the current and prospective competitors of the Company are or may become customers as well. There can be no assurance that such customers will continue to buy the Company's products if they are offering their own competing products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that important competitive factors in its market are length of development cycle, price, performance, installed base of development systems, adaptability of products to specific applications, ease of use and functionality of development system software, reliability and technical service and support, wafer fabrication capacity and sources of raw materials, and protection of products by effective utilization of intellectual property laws. Failure of the Company to compete successfully in any of these or other areas could have a material adverse effect on its operating results. In addition, the Company's competitive position is substantially dependent upon industry competition for effective sales and distribution channels. There can be no assurance that the Company's products will be competitive. The failure of the Company to develop and market products that compete successfully with those of other companies in the market would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  DEPENDENCE UPON DESIGN WINS. The Company's success depends upon its ability to convince a customer to incorporate the Company's FPGA into the customer's circuit board during the design phase of a product. Accordingly, the Company devotes substantial resources, which it may not recover through product sales, in support of potential customer design efforts and in persuading potential customers to incorporate the Company's FPGAs into new or updated products. The typical engineer designing a circuit board will make an FPGA decision only three or four times during the year. Accordingly, the Company's sales force has limited windows of opportunity within which to successfully sell the Company's products to design engineers. Sales efforts may be targeted at a particular customer or market segment for several months and may not be successful or, if successful, may not generate revenue for a year or longer after the initial design win until the customer's products using the Company's devices are being produced in volume. In addition, the Company may achieve a design win with a customer, but the designed product may not ever be produced and therefore not generate revenue. The value of any design win depends in large part upon the ultimate success of the customer's product. No assurance can be given that the Company will win sufficient designs or that any design win will result in significant revenue. The failure of the Company to achieve design wins in sufficient number or the failure of a substantial number of such products to be produced would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Support and Marketing."

  PROTECTION OF INTELLECTUAL PROPERTY. Since its inception, the Company has devoted significant resources to research and development. The Company relies primarily on a combination of nondisclosure agreements, mask work rights and other contractual provisions and patent, trademark, trade secret, and copyright law to protect its proprietary rights. Failure of the Company to enforce its patents, trademarks, mask work rights or copyrights or to protect its trade secrets could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. From time to time, third parties, including competitors of the Company, may assert patent, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of the outcome, could result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business, financial condition and results of operations. See "--Actel Litigation."

  In addition, there can be no assurance that competitors of the Company, many of which have substantial resources and have made substantial investments in competing technologies, do not have, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Any such suit or proceeding involving the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Actel Litigation."

  ORDER AND SHIPMENT UNCERTAINTIES. The Company's sales are generally made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in excess inventory to the Company, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company sells to domestic distributors under agreements which allow certain rights of return and price adjustments on unsold inventory. The Company recognizes revenue from such sales to domestic distributors upon shipment of products to the end-user. Revenue from all other products is recognized at the time of shipment by the Company. Delays or difficulties in collecting receivable accounts could result in significant charges against income, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  RISKS OF GROWTH AND EXPANSION. The Company has recently experienced and expects to continue to experience growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management personnel. To manage recent and potential future growth effectively, the Company will need to continue to hire, train, motivate and manage a growing number of employees. The future success of the Company will also depend on its ability to attract and retain qualified technical, marketing, and management personnel. In particular, the current availability of qualified design, process, and test engineers is limited, and competition among companies for skilled experienced engineering personnel is very intense. The Company has been attempting to hire a number of engineering personnel and has experienced delays in filling such positions. During strong business cycles, the Company expects to experience continued difficulty in filling its needs for qualified engineers and other personnel. No assurance can be given that the Company will be able to achieve or manage effectively any growth, and the failure to do so could delay product development and introductions and otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

  RELIANCE ON DISTRIBUTORS. Approximately 53.3% and 68.8%, respectively, of the Company's worldwide sales were made through independent distributors in 1996 and the first quarter of 1997, respectively. In these periods, most of the Company's sales outside the United States were made through independent distributors. No assurance can be given that future sales by these or other distributors will continue at current levels or that the Company will be able to retain its current distributors on terms that are acceptable to the Company. The Company's distributors generally offer products of several different companies, including products that are competitive with the Company's products. Accordingly, there is a risk that these distributors may give higher priority to products of other suppliers, thus reducing their efforts to sell the Company's products. In addition, the Company's agreements with its distributors are generally terminable at the distributor's option. The Company recently terminated its distribution relationships with Seymour Electronics and Reptron Electronics Inc. The failure of the Company to successfully transition from the termination of these relationships, a reduction in sales efforts by one or more of the Company's current distributors, or a termination of any other distributor relationship with the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's distributors have on occasion increased inventories in anticipation of substantial growth in sales and, when such growth did not occur as rapidly as anticipated, substantially decreased the amount of products ordered from the Company in subsequent periods. Such a slowdown in sales would adversely affect the Company's future revenue. No assurance can be given that one or more of the Company's distributors will not experience financial difficulties. The failure of one or more of the Company's distributors to pay for products ordered from the Company or to continue operations because of financial difficulties or for other reasons could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Support and Marketing."

  RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS ACTIVITIES. Sales to customers located outside the United States accounted for approximately 29.6% and 46.7% of revenue in 1996 and the first quarter of 1997, respectively. The Company expects that revenue derived from international sales will continue to represent a significant portion of its total revenue. International sales are subject to a variety of risks, including those arising from currency exchange fluctuations, taxes, export license requirements, reduced protection for intellectual property rights in some countries, the difficulty in enforcing contractual rights, the impact of general business conditions of economies outside the United States and generally longer periods for receivables collection. Because all of the Company's foreign sales are denominated in U.S. dollars, the Company's products become less price competitive in countries whose currencies are declining in value against the dollar. The Company's business is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. In order to expand international sales and service capabilities, the Company must maintain and expand existing foreign operations or establish new foreign operations. Significant management attention and financial resources of the Company will be necessary to hire additional personnel and maintain or expand existing relationships with international distributors and sales representatives. There can be no assurance that the Company will be able to maintain or expand existing foreign operations, establish new foreign operations or preserve and develop its relationships with international distributors or sales representatives. The failure to take any of such measures could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has entered into a memorandum of understanding with TSMC to manufacture its products at TSMC's foundries in the Republic of China (Taiwan), and TSMC is currently producing research and development wafers for the Company. The research and development of the technology that is planned to be used at the TSMC foundry, negotiation of a manufacturing agreement with TSMC, and any production by TSMC, are subject to the risk of political instability in Taiwan, including but not limited to the potential for conflict between Taiwan and the People's Republic of China. In addition, the United States has had disputes with China relating to trade and human rights issues and has also considered trade sanctions against Japan. If trade sanctions were imposed, Japan or China could enact trade sanctions in response. Because the Company plans to manufacture the majority of its products at the TSMC facility in the future, and because a number of the Company's current and prospective customers and suppliers are located in Japan and China, trade sanctions, if imposed, could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries could have a material adverse effect on the Company's ability to manufacture or to sell its products in foreign markets. See "Business--Manufacturing."

  KEY PERSONNEL; RECENT MANAGEMENT ADDITIONS. The Company's future success depends substantially on the continued service of its key management, engineering, marketing, and sales and support employees, many of whom have worked together for only a short period of time. In particular, two of the Company's executive officers joined the Company in late 1996, and two of the Company's executive officers joined the Company in early 1997. Competition for qualified personnel is intense in the semiconductor industry, and the loss of any of the Company's current key employees, or the inability of the Company to attract and retain other qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not entered into any employment agreements with any of its employees, nor does it have "key person" insurance on any of its employees.

  POSSIBLE VOLATILITY OF STOCK PRICE. The Company believes that factors such as announcements of developments related to the Company's business, including the Actel litigation, announcements by competitors, quarterly fluctuations in the Company's financial results and general conditions in the semiconductor industry or the national and international economies in which the Company conducts business, and release of reports by securities analysts, among other factors, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the price of the Company's Common Stock.

  DISCRETIONARY USE OF PROCEEDS OF THIS OFFERING. The Company has no current specific plans for the use of the net proceeds of this offering. As a consequence, the Company's management will retain broad discretion in the allocation of the net proceeds of this offering. The Company ultimately expects to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. There can be no assurance that the proceeds will be utilized in a manner that the stockholders deem optimal or that the proceeds can or will be invested to yield a significant return upon the completion of this offering. Substantially all of the net proceeds to the Company from the sale of the 1,800,000 shares of Common Stock offered by the Company hereby which are estimated to be $19,338,000, assuming an initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company, will be invested in U.S. short-term or medium-term, investment-grade, interest-bearing securities for an indefinite period. See "Use of Proceeds."

  FUTURE CAPITAL NEEDS. In order to secure additional foundry capacity, finance ongoing litigation, finance research and development, acquire new technologies or businesses, satisfy personnel needs, or for other general corporate purposes, the Company has considered and will continue to consider various possible transactions, which could include, without limitation, equity investments in, prepayments to, non-refundable deposits with, or loans to, foundries in exchange for guaranteed capacity, "take or pay" contracts that commit the Company to purchase specified quantities of wafers over extended periods, joint ventures or other partnership relationships with foundries, private or public financings or borrowings, or licenses of the Company's technology. There can be no assurance that the Company will be able to make any such arrangement in a timely fashion or at all, that the Company will not require additional issuances of equity or debt in order to raise capital for any such arrangements or that any such financing would be available to the Company on acceptable terms or at all. The failure to obtain additional capital when necessary, could have a material adverse effect on the Company's business, financial condition and results of operations.

  EFFECT OF ANTITAKEOVER PROVISIONS. Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Restated Certificate of Incorporation authorizes 10,000,000 shares of undesignated preferred stock. The Board of Directors of the Company, without further stockholder approval, may issue this preferred stock with such terms as the Board of Directors may determine, which could have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Such preferred stock could be utilized to implement, without stockholder approval, a stockholders' rights plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Company's charter documents also provide that one-third of the directors will be elected each year which could prevent or delay an attempt to change the composition of the Board. See "Description of Capital Stock."

  RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS. An important element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Use of Proceeds."

  CONTROL BY PRINCIPAL STOCKHOLDERS. A substantial majority of the Company's capital stock is held by a limited number of stockholders. At the completion of this offering, Cypress and the Company's seven largest stockholders (including Cypress) will own approximately 15.5% and 60.7%, respectively, of the shares of Common Stock outstanding or issuable upon conversion of convertible securities. Accordingly, such stockholders are likely, for the foreseeable future, to continue to be able to control major decisions of corporate policy and determine the outcome of any major transaction or other matter submitted to the Company's stockholders or Board of Directors, including potential mergers or acquisitions involving the Company, amendments to the Company's Certificate of Incorporation or Bylaws, and the like. Stockholders other than such principal stockholders are therefore likely to have little or no influence on decisions regarding such matters. See "Principal and Selling Stockholders."

  DILUTION. Investors participating in this offering will incur immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of approximately $9.78 per share, at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company. Additional dilution will occur upon the exercise of outstanding stock options. See "Dilution."

  ABSENCE OF DIVIDENDS. The Company has not declared or paid cash dividends on its capital stock to date. The Company presently intends to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends with respect to the Common Stock in the foreseeable future. See "Dividend Policy."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Company's Common Stock. Upon completion of this offering, the Company will have approximately 13,817,422 shares of Common Stock outstanding, of which approximately 3,000,000 shares (approximately 3,450,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, Cypress will continue to hold approximately 2,139,783 shares (1,689,783 shares if the Underwriters' over-allotment option is exercised in full), and will be eligible to sell these shares in the public market pursuant to Rule 144, subject to certain contractual restrictions on resale, including lock-up agreements under which the Company, officers and directors of the Company and Cypress have agreed, subject to certain exceptions, not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering (the "Lock Up Period"), provided, however, that in the event that the Lock Up Period would expire in a period where the Company's directors and officers are prevented from trading because of the set "blackout" period between earnings releases provided in the Company's insider trading policy, then, notwithstanding the 180-day limit set forth above, the Lock Up Period shall not expire until the date that trading can commence under the Company's insider trading policy. However, Deutsche Morgan Grenfell may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition, Cypress will have certain rights with respect to registration of such shares of Common Stock for sale to the public. Sales of Common Stock by Cypress in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. In addition, approximately 1,601,750 shares are issuable upon exercise of outstanding options granted under the Company's stock option plans as of May 31, 1997. See "Management--Employee Benefit Plans," "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,800,000 shares of Common Stock offered by the Company hereby are estimated to be $19,338,000, assuming an initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company. The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock, to enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees, to provide increased visibility and credibility in a marketplace where many of the Company's current and potential competitors are or will be publicly held companies, and to facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds of this offering. However, the Company ultimately expects to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, including at least $2.0 million of capital expenditures in 1997. A portion of the proceeds may also be used to make strategic acquisitions of complementary businesses, technologies or products. Although the Company evaluates such potential acquisitions from time to time, the Company currently has no understanding, commitment or agreement with respect to any such acquisitions. Pending such uses, the Company intends to invest the net proceeds of this offering in U.S. short-term or medium-term, investment grade, interest-bearing securities. The Company will not receive any proceeds from the sale of the shares of Common Stock offered by Cypress hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not and does not intend to pay any cash dividends on its capital stock. The Company presently intends to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the long-term obligations and capitalization of the Company at March 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale of 1,800,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, the conversion of all outstanding shares of preferred stock into Common Stock, the issuance of 2,603,817 shares of Common Stock to Cypress in connection with the contract termination and the exercise of a warrant to purchase 18,750 shares of Common Stock. This table should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                         MARCH 31, 1997
                                                     --------------------------
                                                      ACTUAL      AS ADJUSTED
                                                     -----------  -------------
                                                         (IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
Long-term obligations............................... $     1,658   $     1,658
                                                     -----------   -----------
Stockholders' equity:
  Preferred Stock, $.001 par value; 8,766,836 shares
   authorized, 8,495,712 shares issued and
   outstanding, actual; 10,000,000 shares
   authorized, no shares issued and outstanding,
   as adjusted......................................           9
  Common stock, $.001 par value; 12,142,857 shares
   authorized; 860,957 shares issued and
   outstanding, actual; 100,000,000 shares
   authorized, 13,779,236 issued and outstanding, as
   adjusted(1)......................................           1            14
Additional paid-in capital..........................      43,528        81,355
Common stock to be issued: 2,603,817 shares actual;
 and no shares, as adjusted.........................      18,409            --
Stockholder note receivable.........................        (119)         (119)
Deferred compensation...............................      (2,897)       (2,897)
Accumulated deficit.................................     (50,872)      (50,872)
                                                     -----------   -----------
  Total stockholders' equity........................       8,059        27,481
                                                     -----------   -----------
      Total capitalization.......................... $     9,717   $    29,139
                                                     ===========   ===========

--------
(1) Excludes as of March 31, 1997 1,657,592 shares of Common Stock subject to outstanding options under the Company's 1989 Stock Option Plan and 714,289 shares reserved for future issuance thereunder. See "Management--Employee Benefit Plans" and Note 7 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1997, was approximately $8.1 million, or $0.86 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into Common Stock. After giving effect to the sale by the Company of 1,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, after giving effect to the sale of 2,603,817 shares of Common Stock by Cypress in this offering, and after giving effect to the exercise of a warrant to purchase 18,750 shares of Common Stock, the pro forma net tangible book value of the Company as of March 31, 1997, would have been $27,481,000, or $1.99 per share. This amount represents an immediate increase in such net tangible book value of $1.13 per share to existing stockholders and an immediate dilution of $10.01 per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.............        $12.00
      Pro forma net tangible book value per share as of March
       31, 1997................................................. $ 0.86
      Increase per share attributable to new investors.......... $ 1.13
    Pro forma net tangible book value per share after the
     offering...................................................          1.99
                                                                        ------
    Dilution per share to new investors.........................        $10.01
                                                                        ======

  The following table summarizes, on a pro forma basis as of March 31, 1997, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share, based upon an assumed initial public offering price of $12.00 per share (before deducting the underwriting discount and estimated offering expenses payable by the Company) with respect to the 1,800,000 shares offered by the Company hereby:

                                                                         AVERAGE
                                  SHARES PURCHASED  TOTAL CONSIDERATION   PRICE
                                 ------------------ --------------------   PER
                                   NUMBER   PERCENT    AMOUNT    PERCENT  SHARE
                                 ---------- ------- ------------ ------- -------
   Existing stockholders........ 11,979,236   86.9% $ 62,021,000   74.2% $ 5.18
   New investors(1).............  1,800,000   13.1    21,600,000   25.8   12.00
                                 ----------  -----  ------------  -----
     Total...................... 13,779,236  100.0% $ 83,611,000  100.0%
                                 ==========  =====  ============  =====

--------
(1) The sale of shares of Common Stock by Cypress in the offering will reduce the number of shares held by existing stockholders to 10,779,236 or 78.2% of the total number of shares of Common Stock outstanding after the offering, and will increase the number of shares to be purchased by the new public investors to 3,000,000 or 21.8% of the total number of shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

  The above computations assume that (i) no part of the Underwriters' over-allotment option is exercised and (ii) no options are exercised after March 31, 1997. As of March 31, 1997, there were outstanding options to purchase an aggregate of 1,657,592 shares of Common Stock at a weighted average exercise price of $1.94 per share. To the extent the above options have been or are exercised, there will be further dilution to new investors. See "Management-- Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The balance sheet information as of December 31, 1995 and 1996 and the statement of operations data set forth below for 1994, 1995, and 1996 are derived from the audited financial statements included elsewhere in this Prospectus. The balance sheet information as of December 31, 1992, 1993 and 1994 and the statement of operations data for 1992 and 1993 are derived from unaudited financial statements of the Company not included herein. The balance sheet information as of March 31, 1997 and the statement of operations data for the quarters ended March 31, 1996 and 1997 are derived from unaudited financial statements included herein. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial position of the Company and the results of operations for the indicated periods. Operating results for the quarter ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year.

                                                                        QUARTER   QUARTER
                                  YEAR ENDED DECEMBER 31,                ENDED     ENDED
                          -------------------------------------------  MARCH 31, MARCH 31,
                           1992     1993     1994     1995     1996      1996      1997
                          -------  -------  -------  -------  -------  --------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 1,325  $ 4,141  $ 6,024  $15,148  $23,758   $5,154   $  6,268
Cost of revenue.........    1,191    2,889    4,053    7,739   11,158    2,563      2,813
                          -------  -------  -------  -------  -------   ------   --------
Gross profit............      134    1,252    1,971    7,409   12,600    2,591      3,455
                          -------  -------  -------  -------  -------   ------   --------
Operating expenses:
 Research and
  development...........    2,389    2,762    3,172    3,599    4,642    1,042      1,333
 Sales, general and
  administrative........    2,232    2,625    4,408    5,770    7,730    1,685      2,313
 Contract termination
  and other expense(1)..      --       --       --     2,700    4,125      --      23,009
                          -------  -------  -------  -------  -------   ------   --------
 Total operating
  expenses..............    4,621    5,387    7,580   12,069   16,497    2,727     26,655
                          -------  -------  -------  -------  -------   ------   --------
Loss from operations....   (4,487)  (4,135)  (5,609)  (4,660)  (3,897)    (136)   (23,200)
Interest expense........      --      (223)    (240)    (200)     (60)      (7)       (21)
Interest income and
 other, net.............       30       60       21      153      360      164        118
                          -------  -------  -------  -------  -------   ------   --------
 Net income (loss)(2)...  $(4,457) $(4,298) $(5,828) $(4,707) $(3,597)  $   21   $(23,103)
                          =======  =======  =======  =======  =======   ======   ========
Pro forma net income
 (loss) per
 share (unaudited)(2)...                                      $ (0.29)  $  --    $  (1.83)
                                                              =======   ======   ========
Shares used in pro forma
 net income (loss) per
 share..................                                       12,612   12,438     12,612
                                                              =======   ======   ========

--------
(1) Includes a charge of $23.0 million in the year ended December 31, 1996 for termination of the Existing Agreement (as defined herein) and charges of $2.7 million and $4.1 million in the years ended December 31, 1995 and 1996, respectively, for expected costs of litigation. See "Risk Factors-- Actel Litigation" and Notes 8 and 11 of Notes to Financial Statements.
(2) Excluding the contract termination expense and charge for legal reserves, net loss and pro forma net loss per share would have been $94,000 and $0.01, respectively, for the quarter ended March 31, 1996 and $528,000 and $0.04, respectively, for the quarter ended March 31, 1997.

                                          DECEMBER 31,
                              -------------------------------------- MARCH 31,
                               1992   1993   1994     1995    1996     1997
                              ------ ------ -------  ------- ------- ---------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash......................... $5,071 $2,836 $   488  $ 3,856 $10,336  $10,366
Working capital (deficit)....  4,484    553  (4,792)   7,068  10,650    7,172
Total assets.................  7,076  4,696   2,531   12,199  22,577   21,476
Long-term obligations........    534    383     509      137     602    1,658
Total stockholders' equity
 (deficit)...................  5,255    956  (4,848)   7,149  11,799    8,059

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  From its inception in April 1988 through the third quarter of 1991, QuickLogic was primarily engaged in product development. Accordingly, the majority of the Company's operating expenses during such period were related to research and development activities. The Company recorded revenue from its first product family, pASIC 1, in August 1991. The pASIC 1 product family includes logic devices consisting of 1-, 2-, 4- and 8-thousand usable ASIC gates. The Company first recorded revenue from its pASIC 2 product family in the third quarter of 1996. The pASIC 2 product family includes logic devices consisting of 3-, 5-, 7- and 9-thousand usable ASIC gates. At March 31, 1997, the Company had an accumulated deficit of $50.9 million.

  Revenue from the Company's pASIC products represented over 90.0% of revenue for each of 1994, 1995 and 1996 and the first quarter of 1997. The Company derives the remainder of revenue from licenses of its QuickWorks and QuickTools design software. One customer accounted for approximately 27.0% and 11.1% of revenue in 1996 and the first quarter of 1997, respectively. No other customer accounted for more than 10% of revenue in 1994, 1995, 1996 or the first quarter of 1997.

  Sales through distributors represented 65.4%, 60.5% and 53.3% of revenue in 1994, 1995 and 1996, respectively, and 49.8% and 68.8% for the first quarters of 1996 and 1997, respectively. The Company expects that these percentages will increase over time. The Company's general policy is to defer recognition of revenue on shipments to domestic distributors until the product is sold by such distributors to the end-user. Revenue from all other products is recognized at the time of shipment by the Company.

  International revenue accounted for 30.0%, 29.4% and 29.6% of the Company's revenue for 1994, 1995 and 1996, respectively and 47.1% and 46.7% for the first quarters of 1996 and 1997, respectively. The Company expects that revenue derived from purchases by international customers will continue to represent a significant portion of its total revenue. All of the Company's sales are denominated in U.S. dollars.

  Average selling prices ("ASPs") for the Company's products typically decline rapidly during the first six to 12 months after introduction, then decline less rapidly as the product matures. To date, the Company has been able to offset price declines by periodically introducing higher-priced, higher-density products, which results in relatively constant overall ASPs. In addition, the Company seeks to maintain acceptable gross margins through manufacturing efficiencies and cost reductions, including manufacturing its products using smaller product geometries on larger wafers. However, the markets in which the Company competes are highly competitive, and there can be no assurance that the Company will continue to successfully introduce higher-density products, that overall ASPs can be maintained or that the Company will continue to achieve manufacturing efficiencies or material cost reductions. Any significant decline in the Company's overall ASPs or gross margins could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Industry Pressures."

  In March 1997, the Company and Cypress terminated the existing Technical Transfer, Joint Development License and Foundry Supply Agreement between the parties dated October 2, 1992 (the

"Existing Agreement") related to the Company's FPGA products, and replaced it with a new arrangement whereby the Company's FPGA products will no longer be second sourced by Cypress. In exchange for the termination of the Existing Agreement and the reversion of the rights to the intellectual property developed thereunder to the Company, the Company paid $4.5 million in cash and agreed to issue 2,603,817 shares of Common Stock to Cypress, resulting in a charge of approximately $23 million in the first quarter of 1997. In addition, the Company granted Cypress certain contractual rights as to the shares of the Company's stock held by Cypress, including the right to sell shares in this offering. The parties also entered into a new foundry agreement and a cross-license agreement. See "Business--Cypress Transaction."

  Under its wafer supply arrangements, the Company is obligated to provide rolling forecasts of anticipated purchases and place binding purchase orders months prior to shipment. Forecasts for monthly purchases may not increase or decrease by more than a certain percentage from the previous month's forecast without the supplier's consent. Thus, the Company must typically make forecasts and place purchase orders for wafers 60 to 90 days prior to receiving purchase orders from its own customers. This limits the Company's ability to react to fluctuations in demand for its products, which could cause the Company to have an excess or a shortage of wafers for a particular product. See "Risk Factors--Fluctuations in Operating Results" and "-- Dependence on Independent Wafer Manufacturers."

  In 1995 and 1996, the Company recorded a $2.7 million and $4.1 million, respectively, increase to its legal reserves for the Actel litigation (see
Note 11 of Notes to Financial Statements). The Company intends to continue to reassess anticipated litigation costs and will adjust its reserve as necessary. See "Risk Factors--Actel Litigation."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of revenue for certain items in the Company's statements of operations for the periods indicated:

                                                              QUARTER ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                                ---------------------------   ---------------
                                 1994      1995      1996      1996    1997
                                -------   -------   -------   ------  -------
Revenue........................   100.0%    100.0%    100.0%   100.0%   100.0%
Cost of revenue................    67.3      51.1      47.0     49.7     44.9
                                -------   -------   -------   ------  -------
Gross margin...................    32.7      48.9      53.0     50.3     55.1
                                -------   -------   -------   ------  -------
Operating expenses:
  Research and development.....    52.6      23.8      19.5     20.2     21.2
  Selling, general and
   administrative..............    73.2      38.1      32.5     32.7     36.9
  Contract termination and
   other expense...............     --       17.8      17.4      --     367.1
                                -------   -------   -------   ------  -------
    Total operating expenses...   125.8      79.7      69.4     52.9    425.2
                                -------   -------   -------   ------  -------
Operating loss.................   (93.1)    (30.8)    (16.4)    (2.6)  (370.1)
Interest expense...............    (3.9)     (1.3)     (0.2)    (0.2)    (0.3)
Interest income and other,
 net...........................     0.3       1.0       1.5      3.2      1.9
                                -------   -------   -------   ------  -------
Net income (loss)..............   (96.7)%   (31.1)%   (15.1)%    0.4%  (368.5)%
                                =======   =======   =======   ======  =======

 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

  Revenue. Revenue for 1994, 1995 and 1996 was $6.0 million, $15.1 million and $23.8 million, respectively, an increase of 151.5% in 1995 and 56.8% in 1996 over the respective prior year periods. The majority of the 1995 increase was due to a substantial growth in sales of the Company's 4-thousand gate ("4K") logic device products, first commercially shipped in the third quarter of 1994, the introduction of its 8-thousand gate ("8K") logic device products, first commercially shipped in the second quarter of 1995, and increased sales to customers in the data communications markets, primarily in North America and Europe. The 1996 revenue growth was primarily attributable to increased acceptance of the Company's 4K and 8K products in North America and Europe, and a substantial increase in volume of sales to Texas Instruments. Increased unit sales in 1995 and 1996 were partially offset by declining ASPs as newly introduced products matured in 1995 and 1996. The Company expects rapid ASP declines for a product during the first six to 12 months after introduction and slowing declines thereafter, and seeks to increase revenue through the introduction of new products and increased unit sales of its existing products. However, no assurance can be given that the Company's efforts in this regard will be successful.

  Gross Profit. Gross profit was $2.0 million, $7.4 million and $12.6 million in 1994, 1995 and 1996, respectively, which constituted 32.7%, 48.9% and 53.0% of revenue for such periods. The improvement in 1995 gross margin was primarily attributable to increased efficiencies as the Company's manufacturing volume increased. The 1996 improvement resulted primarily from continued volume-related efficiencies, wafer yield improvement and reductions in wafer prices as foundry capacity constraints experienced in 1995 eased. The improvement in margins in 1995 and 1996 was somewhat offset by yield fluctuations as production began on the 8K products. The Company attempts to offset declining ASPs as products mature through achieving manufacturing efficiencies and material cost reductions as well as introducing new products with higher prices. The Company's operating environment and resource requirements necessitate managing a variety of factors such as general business conditions in the semiconductor industry, fluctuations in manufacturing yields at the Company's wafer suppliers, the availability of foundry capacity, cancellations or delays of deliveries of products to the Company, new product introductions by the Company or its competitors, product obsolescence, price erosion for maturing products, competition, changes in the mix of products sold, seasonal fluctuations in demand, changes in distributor inventory levels, availability of wafer supply, increases in the costs of materials, cancellations or delays of product orders, developments in the Company's litigation with Actel, the ability to safeguard intellectual property in a rapidly evolving market, changing customer product requirements, changes in demand for customers' products and fluctuations in foreign currency exchange rates. As a result of changes in these factors, the Company's past results may not be indicative of future operating results. See "Risk Factors-- Fluctuations in Operating Results" and "--Industry Pressures."

  Research and Development Expense. Research and development ("R&D") expense includes personnel and other costs associated with product design and development, process technology development and software development. R&D expense was $3.2 million, $3.6 million, and $4.6 million in 1994, 1995 and 1996, respectively, which constituted 52.6%, 23.8% and 19.4% of revenue for such periods. The increases in R&D expense in 1995 and 1996 were primarily due to increases in headcount. The decline in R&D expense as a percentage of revenue in 1995 and 1996 was primarily attributable to the increase in revenue during those periods. The Company believes that continued investment in process technology and product development are essential for it to remain competitive in the markets it serves and expects to continue to increase R&D expense in the future. The Company also expects R&D expense to increase as a result of deferred compensation charges in future periods (see "--Deferred Compensation") and costs associated with the migration to a new wafer supplier.

  Selling, General and Administrative Expense. Selling, general and administrative ("SG&A") expense was $4.4 million, $5.8 million and $7.7 million in 1994, 1995 and 1996, respectively, which constituted 73.2%, 38.1% and 32.5% of revenue for such periods, respectively. The increase in 1995 SG&A expense over the year earlier period was primarily attributable to an increase in personnel and increased sales and marketing efforts in support of existing and new products. The increase in SG&A expense in 1996 was attributable to increased sales commissions, marketing efforts and increased headcount. SG&A expense decreased in 1995 and 1996 as a percentage of revenue primarily as a result of increased revenue. The Company anticipates that SG&A expense will increase as a result of deferred compensation charges in future periods (see "--Deferred Compensation") and as a result of costs associated with the Company becoming a public company.

  Deferred Compensation. The Company grants incentive stock options to hire, incent and retain employees. With respect to the grant of certain stock options to employees, the Company recorded aggregate deferred compensation of approximately $851,000 and $2.2 million in 1996 and in the first quarter of 1997, respectively. Deferred compensation is presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options, generally four years. The Company currently expects to record amortization of deferred compensation of approximately $644,000, $755,000, $755,000, $712,000 and $107,000 during the years ended 1997, 1998,
1999, 2000 and 2001, respectively. The amortization of deferred compensation will be recorded as R&D and SG&A expense in such periods.

  Interest Income and Other, Net. Interest and other income was $21,000, $153,000 and $360,000 in 1994, 1995 and 1996, respectively. Interest and other income increased in 1995 and 1996 as a result of increased interest income on higher average cash and investment balances in 1995 and 1996. See "--Liquidity and Capital Resources."

  Interest Expense. Interest expense was $240,000, $200,000 and $60,000 in 1994, 1995 and 1996, respectively. Interest expense decreased in 1996 as a result of the conversion to preferred stock of notes payable to stockholders during 1995.

  Provision for Income Taxes. No provision for income taxes has been recorded in the years ended December 31, 1994, 1995 and 1996, as the Company incurred net operating losses ("NOLs") in those years. At December 31, 1996, the Company had NOL carryforwards for federal and state tax purposes of approximately $16 million and $1 million respectively. These carryforwards, if not utilized to offset future taxable income and income taxes payable, will expire through the year 2010.

 QUARTERS ENDED MARCH 31, 1996 AND MARCH 31, 1997

  Revenue. Revenue was $5.2 million and $6.3 million for the first quarter of 1996 and 1997, respectively. Revenue increased 21.6% for the first quarter of 1997 compared to the year earlier period due to revenue from the sale of the Company's first pASIC 2 product, which began shipping in the second quarter of 1996, as well as an expanded presence in the marketplace through the addition of two significant distributors.

  Gross Profit. Gross profit was $2.6 million and $3.5 million for the first quarter of 1996 and 1997, respectively. Gross margins improved from 50.3% for the first quarter of 1996 to 55.1% in the first quarter of 1997 due to yield improvements on the 4K and 8K products, increased operating efficiencies due to greater volumes of the Company's higher-ASP, higher-density products. Gross margin improvements were partially offset by declining ASPs of the Company's lower-density products.

  Research and Development Expense. R&D expense was $1.0 million and $1.3 million for the first quarter of 1996 and 1997, respectively. The increase in R&D expense was primarily due to the hiring of additional research and development personnel, as well as $37,000 attributable to deferred compensation charges in the first quarter of 1997 associated with the grant of incentive stock options to employees. R&D expense increased as a percentage of revenue from 20.2% in the first quarter of 1996 to 21.3% in the first quarter of 1997.

  Selling, General and Administrative Expense. SG&A expense was $1.7 million and $2.3 million for the first quarter of 1996 and 1997, respectively. SG&A expense increased as a percentage of revenue from 32.7% in the first quarter of 1996 to 36.9% in the first quarter of 1997 due to hiring of additional sales, marketing, finance and human resources personnel. In addition, SG&A expense includes $39,000 attributable to deferred compensation charges in the first quarter of 1997 associated with the grant of incentive stock options to employees.

  Interest Income and Other, Net. Interest income and other, net for the first quarter of 1996 was $164,000 compared to $118,000 for the first quarter of 1997. The decrease was due to lower average cash and investment balances in the first quarter of 1997 compared to the first quarter of 1996.

  Interest Expense. Interest expense was $7,000 and $21,000 in the first quarter of 1996 and 1997, respectively. The increase was due to additional financing of capital expenditures for furniture, test equipment and leasehold improvements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited statement of operations data for the four quarters of each of 1995 and 1996 and the first quarter of 1997, as well as such data expressed as a percentage of the Company's revenue for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The Company's quarterly results have been in the past, and in the future may be, subject to fluctuations. See "Risk Factors--Fluctuations in Operating Results." As a result, the Company believes that results of operations for the interim periods are not necessarily indicative of results for any future period.

                                                            QUARTER ENDED
                          ------------------------------------------------------------------------------------
                          MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,
                            1995      1995     1995      1995     1996     1996     1996      1996      1997
                          --------  -------- --------- -------- -------- -------- --------- --------  --------
Revenue.................  $ 2,644    $2,715   $ 3,951   $5,838   $5,154   $6,286   $6,047   $ 6,271   $  6,268
Cost of revenue.........    1,372     1,391     2,108    2,868    2,563    2,982    2,828     2,785      2,813
                          -------    ------   -------   ------   ------   ------   ------   -------   --------
Gross profit............    1,272     1,324     1,843    2,970    2,591    3,304    3,219     3,486      3,455
                          -------    ------   -------   ------   ------   ------   ------   -------   --------
Operating expenses
 Research and
  development...........      784       942       749    1,124    1,042    1,131    1,127     1,342      1,333
 Selling, general
  and administrative....    1,455     1,198     1,615    1,502    1,685    2,006    2,058     1,981      2,313
 Contract termination
  and other expense.....      --        --      2,700      --       --       265      --      3,860     23,009
                          -------    ------   -------   ------   ------   ------   ------   -------   --------
 Total operating
  expenses..............    2,239     2,140     5,064    2,626    2,727    3,402    3,185     7,183     26,655
                          -------    ------   -------   ------   ------   ------   ------   -------   --------
Operating income
 (loss).................     (967)     (816)   (3,221)     344     (136)     (98)      34    (3,697)   (23,200)
Interest expense........      (90)      (67)      (41)      (2)      (7)      (6)     (30)      (17)       (21)
Interest income and
 other, net.............        2        37        65       49      164      146       57        (7)       118
                          -------    ------   -------   ------   ------   ------   ------   -------   --------
Net income (loss).......  $(1,055)   $ (846)  $(3,197)  $  391   $   21   $   42   $   61   $(3,721)  $(23,103)
                          =======    ======   =======   ======   ======   ======   ======   =======   ========

                                                      AS A PERCENTAGE OF REVENUE
                                                            QUARTER ENDED
                          -------------------------------------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,
                            1995      1995      1995      1995     1996     1996     1996      1996      1997
                          --------  --------  --------- -------- -------- -------- --------- --------  --------
Revenue.................   100.0%    100.0%     100.0%   100.0%   100.0%   100.0%    100.0%   100.0%     100.0%
Cost of revenue.........    51.9      51.2       53.3     49.1     49.7     47.4      46.8     44.4       44.9
                           -----     -----      -----    -----    -----    -----     -----    -----     ------
Gross profit............    48.1      48.8       46.7     50.9     50.3     52.6      53.2     55.6       55.1
                           -----     -----      -----    -----    -----    -----     -----    -----     ------
Operating expenses
 Research and
  development...........    29.7      34.7       19.0     19.3     20.2     18.0      18.6     21.4       21.2
 Selling, general
  and administrative....    55.0      44.1       40.9     25.7     32.7     31.9      34.0     31.6       36.9
 Contract termination
  and other expense.....     --        --        68.3      --       --       4.2       --      61.6      367.1
                           -----     -----      -----    -----    -----    -----     -----    -----     ------
 Total operating
  expenses..............    84.7      78.8      128.2     45.0     52.9     54.1      52.6    114.6      425.2
                           -----     -----      -----    -----    -----    -----     -----    -----     ------
Operating income
 (loss).................   (36.6)    (30.0)     (81.5)     5.9     (2.6)    (1.5)      0.6    (59.0)    (370.1)
Interest expense........    (3.4)     (2.5)      (1.0)     --      (0.2)    (0.1)     (0.5)    (0.3)      (0.3)
Interest income and
 other, net.............     0.1       1.4        1.6      0.8      3.2      2.3       0.9     (0.1)       1.9
                           -----     -----      -----    -----    -----    -----     -----    -----     ------
Net income (loss).......   (39.9)%   (31.1)%    (80.9)%    6.7%     0.4%     0.7%      1.0%   (59.4)%   (368.5)%
                           =====     =====      =====    =====    =====    =====     =====    =====     ======

  Revenue increased and gross margin improved substantially from the third to the fourth quarters of 1995 due to market acceptance of the Company's 4K products as well as yield improvements and manufacturing efficiencies attributable to greater volume production. Revenue declined in the first quarter of 1996 due to a slowdown in demand affecting the entire semiconductor industry. Revenue and gross margin declined in the first quarter of 1996 compared to the fourth quarter of 1995 due to a general slowdown in the semiconductor industry, which resulted in relatively more rapid declines in ASPs of the Company's pASIC 1 products. Revenue increased and gross margin improved in the second quarter of 1996 due to market acceptance of the Company's new 8K products. Quarter-to-quarter revenue has been relatively constant since the second quarter of 1996 due to general semiconductor industry conditions as well as demand for the Company's products partially shifting to products with lower ASPs. Gross margins in the fourth quarter of 1995 and the first quarter of 1996 were also adversely affected by lower than expected fabrication and test yields. Gross margins continued to increase throughout 1996 due to manufacturing efficiencies and material cost reductions and remained flat in the first quarter of 1997.

  SG&A increased significantly in the third quarter of 1995 and the second quarter of 1996 primarily as a result of higher commissions. The increase in the first quarter of 1997 was due primarily to the hiring of additional personnel. SG&A is expected to continue to increase due to increasing commissions as revenue increases, additional costs associated with being a public company, and deferred compensation charges related to certain option grants. See "--Deferred Compensation."

  Total operating expenses increased substantially in the third quarter of 1995 and the fourth quarter of 1996 due to charges for legal reserves. In the first quarter of 1997, the Company incurred a $23.0 million charge in connection with the termination of the Existing Agreement with Cypress. See "Business--Cypress Transaction" and "--Actel Litigation."

  Interest expense declined in the third quarter of 1995 as the Company converted notes payable to stockholders to preferred stock and increased in the third quarter of 1996 due to financing of capital acquisitions. Interest and other income, net increased in the first quarter of 1996 due to higher yields from investments and decreased in the third quarter of 1996 due to a $4.5 million payment to Cypress. See "Business--Cypress Transaction." The increase in the first quarter of 1997 was due to higher cash balances from the issuance of preferred stock in December 1996.

  Fluctuations in the Company's operating results have occurred in the past and may occur in the future due to a variety of factors, any of which may have a material adverse effect on the Company's operating results. In particular, the Company's quarterly results of operations may vary significantly due to general business conditions in the semiconductor industry, fluctuations in manufacturing yields at the Company's wafer suppliers, the availability of foundry capacity, cancellations or delays of deliveries of products to the Company, new product introductions by the Company or its competitors, product obsolescence, price erosion for maturing products, competition, changes in the mix of products sold, seasonal fluctuations in demand, changes in distributor inventory levels, availability of wafer supply, increases in the costs of materials, cancellations or delays of product orders, developments in the Company's litigation with Actel, the ability to safeguard intellectual property in a rapidly evolving market, changing customer product requirements, changes in demand for customers' products and fluctuations in foreign currency exchange rates. A large portion of the Company's operating expenses is fixed and difficult to reduce or modify. If revenue does not meet the Company's expectations, the material adverse effect of any such revenue shortfall will be magnified by the fixed nature of these operating expenses. In addition, the Company's quarterly operating results can vary due to the volume and timing of product orders received and delivered during a quarter, the ability of the Company and its key suppliers to respond to changes made in customer orders, and the timing of new product introductions by the Company and its competitors. All of the above factors are difficult for the Company to forecast, and these and other factors could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results. See "Risk Factors--Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has primarily financed its operations and capital requirements through sales of preferred stock, borrowings from stockholders and, in the most recent two quarters, bank debt to finance its capital requirements. At March 31, 1997, the Company had $10.4 million in cash, an increase of $2.0 million from cash and short-term investments held at March 31, 1996. This increase was primarily attributable to the issuance of $8.9 million in preferred stock in December 1996 and January 1997, offset in part by the payment of $4.5 million to Cypress and increased cash used in operating activities. As of March 31, 1997, the Company had an accumulated deficit of $50.9 million. See "Business--Cypress Transaction" and Note 8 of Notes to Financial Statements.

  The Company currently has a $5.0 million bank facility which will increase to $6.0 million upon the closing of this offering. Under this facility, the Company has a $2.0 million domestic accounts receivable revolving line of credit, a $2.0 million equipment term loan facility, and a $1.0 million foreign accounts receivable and inventory revolving line of credit. The domestic and foreign revolving lines of credit are available for general working capital purposes, bear interest at the bank's prime rate and expire August 7, 1997. The Company expects to renew these lines of credit. At March 31, 1997, the Company had utilized $1.8 million of the equipment term loan facility, and has not drawn down under the other lines as of such time or to date. The equipment term loan facility is available for drawdown through June 30, 1997, bears interest at prime plus 0.25% and is payable in equal monthly installments from July 1997 through June 2000. See Note 4 of Notes to Financial Statements.

  Through March 31, 1997, the Company has purchased approximately $4.9 million in capital assets, $1.9 million of which were purchased through bank financing during 1996 and the first quarter of 1997. The Company intends to purchase approximately $2.0 million of additional capital assets during the remainder of 1997 but currently has no other significant commitments to acquire capital equipment.

  Net cash used in operations was $3.5 million, $5.0 million, $4.6 million and $1.4 million in 1994, 1995, 1996 and the first quarter of 1997, respectively. The increase in cash used in 1995 as compared to 1994 was primarily attributable to a $2.6 million increase in accounts receivable, partially offset by a $2.0 million increase in liabilities in 1995 and $122,000 reduction in accounts payable in 1995 compared to a $1.5 million increase in accounts payable in 1994, partially offset by a $1.1 million decrease in net loss in 1995 compared to 1994. The decline in cash used for operations (excluding the increase in the charge for legal reserves) in 1996 as compared to 1995 was due to net income of $528,000 in 1996 compared to a net loss of $2.0 million in 1995, and a substantial increase in accounts payable in 1996, offset in part by the $4.5 million payment to Cypress and a substantial increase in inventory in 1996. Net cash used in operations during the first quarter of 1997 resulted primarily from increases in accounts receivable and inventory.

  Net cash provided by (used for) investing activities was $(259,000), $(4.1) million, $2.5 million and $(915,000) in 1994, 1995, 1996 and the first quarter of 1997, respectively. In 1995, the Company invested $4.0 million in short-term investments which were sold in 1996. The Company acquired $1.5 million and $915,000 in property and equipment in 1996 and the first quarter of 1997, respectively, primarily furniture, leasehold improvements and computer and networking equipment as a result of its move to its new facility in December of that year. The majority of these acquisitions were financed under the Company's equipment term loan facility.

  Net cash provided from financing activities was $1.4 million, $12.5 million, $8.6 million and $2.3 million in 1994, 1995, 1996 and the first quarter of 1997, respectively, and resulted primarily from the issuance of $11.8 million of preferred stock in 1995 and $8.1 million of preferred stock in 1996, and

$1.5 million and $1.2 million in borrowings from stockholders in 1994 and 1995, respectively. In 1996 and the first quarter of 1997, the Company had bank borrowings of $470,000 and $1.5 million, respectively.

  The Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable. The Company's future capital requirements will depend on many factors, including the rate of sales growth, market acceptance of the Company's existing and new products, the amount and timing of research and development expenditures, the timing of the introduction of new products, expansion of sales and marketing efforts, and the status of ongoing litigation. See "Risk Factors--Actel Litigation." There can be no assurance that additional equity or debt financing, if required, will be available on terms satisfactory to the Company. See "Risk Factors--Future Capital Needs." The Company believes the net proceeds of this offering combined with its existing capital resources and cash generated from operations will be sufficient to meet the Company's needs for the next 12 months, although the Company could seek to raise additional capital during that period.

                                   BUSINESS

  QuickLogic develops, markets and supports advanced FPGA semiconductors and software design tools. QuickLogic products enable designers of complex electronic systems to achieve rapid time to market by optimizing design speed, design flexibility and cost. The Company's products target complex, high-performance electronic systems in rapidly changing markets including video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems. The key components of the QuickLogic solution are the Company's proprietary ViaLink antifuse technology and pASIC architectures, and its software design tools. QuickLogic's proprietary ViaLink antifuse technology places logic interconnects between the metal layers of an FPGA device, instead of on the silicon substrate, thereby minimizing die size and cost. The ViaLink antifuse technology offers lower resistance and lower capacitance than competing interconnect technologies, resulting in high speed. The Company's pASIC architectures facilitate full routability and utilization of a device's logic cells, enabling a high degree of design flexibility. QuickLogic's QuickTools software design tools place and route logic cells on an FPGA device, and the QuickWorks design software suite incorporates QuickTools and industry-leading design tools for HDL/schematic entry, synthesis and simulation. In addition, QuickWorks incorporates IEEE standard design languages Verilog and VHDL.

INDUSTRY BACKGROUND

  Competitive pressures are forcing manufacturers of electronic systems to bring increasingly complex products to market rapidly. Electronic systems such as video, graphics and imaging, telecommunications and data communications, instrumentation and test, high-performance computers and military systems require improved functionality, performance and reliability, all at lower cost. These requirements are addressed through combinations of advanced semiconductors such as microprocessors, memory and logic devices, which enable electronic systems to achieve greater competitive differentiation through faster speed, smaller size, lower power consumption and lower cost.

  These competitive pressures have driven the evolution of logic devices, which are used in virtually every complex electronic system to coordinate the functions of other semiconductor devices such as microprocessors and memory devices. However, the inherent technological limitations of certain logic devices typically force system manufacturers to make trade offs among speed, density, design flexibility and cost.

  The gate array is one of the most common types of logic devices, made up of a matrix of uncommitted logic elements. The two most commonly used logic solutions are mask-programmed or "standard" gate arrays and customer-programmed PLDs. Standard gate arrays typically offer higher gate densities and faster performance than PLDs. The logic elements of standard gate arrays are configured by the device manufacturer during the manufacturing process for a specific customer application. However, as standard gate arrays are customized during the manufacturing process, these devices generally require significant initial non-recurring engineering costs ("NREs"), and therefore restrict design flexibility, cause longer device delivery times, and generate dedicated custom product inventory that becomes obsolete when product life cycles end. Therefore, standard gate arrays are effective in high-volume applications where design changes are infrequent and time-to-market considerations are less critical.

  Unlike standard gate arrays which are semi-custom devices, PLDs are standard products purchased by systems manufacturers in a "blank" state, which are then rapidly configured by a system designer into specific logic circuits. This approach shortens design cycles, and therefore enables faster time to market for manufacturers of electronic systems. The PLD market consists of three product categories: low density simple PLDs ("SPLDs"), which are devices with generally less than 1,000 gates; higher-density CPLDs; and FPGAs. CPLDs and FPGAs are devices that integrate up to tens of thousands of gates. CPLDs and FPGAs have different architectural models that allow them to more effectively solve various functional problems on a circuit board. However, as market requirements have become more stringent and competition more intense, many systems manufacturers have found that typical PLDs, including traditional higher-density FPGAs and CPLDs, have inherent architectural and technological constraints.

  Traditional CPLD and FPGA manufacturers have employed transistor-based interconnect technologies such as SRAM, EPROM and Flash, but these technologies often fail to achieve the optimal combination of high speed, design flexibility and low cost. Device speed is slowed because transistor-based interconnections have a relatively high electrical resistance. In addition, transistor- based interconnects are placed on the silicon substrate, consuming large amounts of silicon area, and therefore limiting the number of programming elements for device routability. Design flexibility is subsequently compromised because of limited device utilization, inability to maintain pin-outs, and device timing uncertainties. These inadequacies often require manual design to supplement the use of automatic software design tools, thereby slowing time to market. End-users are also required to use the proprietary software of the device manufacturer, which compels the customer to use a specific device vendor, even if the vendor does not provide a device that is optimal for a given application. In addition, the cost of the device increases as die sizes increase, and additional design time is required.

  Some device manufacturers have attempted to address the limitations of transistor-based interconnects with antifuse technologies. Antifuse interconnects are smaller than transistor-based interconnects and offer lower electrical resistance and smaller die size, resulting in higher speed, greater design flexibility and lower cost. However, traditional antifuse technology still requires interconnects to be placed on the silicon substrate and retains relatively high electrical resistance. Therefore, traditional antifuse technology fails to fully address the die size, electrical resistance and design flexibility problems of transistor-based interconnects.

THE QUICKLOGIC SOLUTION

  QuickLogic produces FPGA semiconductors that offer high speed and design flexibility at low cost. QuickLogic products enable designers of complex electronic systems to achieve rapid time to market by optimizing design speed, design flexibility and cost. The key components of the QuickLogic solution are the Company's proprietary ViaLink antifuse technology and pASIC architectures, and its software design tools.

  ViaLink Antifuse Technology. QuickLogic's ViaLink antifuse technology places logic interconnects between the metal layers of a chip, instead of on the silicon substrate thereby minimizing die size and cost. The ViaLink antifuse technology features lower resistance and capacitance than competing interconnect technologies, thereby optimizing a device's performance.

  pASIC Architectures. QuickLogic's pASIC architectures facilitate full utilization of a device's logic cells and I/O pins. The architectures use ViaLink antifuse technology to maximize interconnects at every routing wire intersection. The abundance of wiring resources allows more paths between logic cells and I/O pins. As a result, designers can maintain pin-out assignments throughout the design cycle, and can achieve more complex designs utilizing more of a device's circuit elements.

  QuickWorks and QuickTools Software Design Tools. QuickLogic's QuickWorks software design tools provide high-level design entry, schematic capture, synthesis, simulation, and placement and routing on Windows, while QuickTools place and route software operates on UNIX platforms. QuickWorks incorporates IEEE standard design languages (Verilog and VHDL) and leading third-party software to offer a cost-effective solution for the rapid design of complex logic devices. QuickTools integrates with all leading third-party design environments to support QuickLogic's pASIC products. QuickLogic tools also optimize the design for device utilization and in-system operating speed and also transfer the design to its FPGA devices.

THE QUICKLOGIC STRATEGY

  QuickLogic's objective is to be a leading provider of high-speed, flexible, cost-effective FPGA solutions that allow customers to accelerate design cycles to satisfy demanding time-to-market requirements. To achieve this objective, the Company has adopted the following key strategies:

  Target High-Performance, Rapidly Changing Markets. QuickLogic focuses its design and marketing efforts on complex electronics systems that require high speed, design flexibility, low cost and rapid time to market. These electronics systems include video, graphics and imaging systems, telecommunications and data communications, instrumentation and test, and high-performance computers. Competition within these high-growth markets is intense, and the Company's proprietary technologies allow customers to deliver faster products and accelerate time to market.

  Apply Proprietary Technology to High Density Applications. The Company believes that future applications of PLDs will require logic density that will be difficult to achieve using traditional FPGA technology. The placement of the Company's ViaLink antifuse interconnects between metal layers maximizes interconnect resources and minimizes die size. These attributes will become increasingly critical as logic density requirements increase.

  Optimize Product Offerings. The Company's current product offerings are designed to address the segments of the logic market with the highest levels of design activity. The Company's marketing efforts and product features will continue to be determined by market demand. Based on market requirements for devices that are faster, less costly and consume less power, the Company plans to release its third generation of products utilizing 0.35(mu) CMOS technology on 8-inch wafers during 1998.

  Exploit Shift in Design Technologies. Historically, designers of electronic systems have been tied to device-specific schematic design software offered by FPGA device companies and have been reluctant to consider alternative vendors because of the costs and difficulties associated with switching to new design software. However, as logic densities increase and designs become more complex, end-users are shifting to Verilog and VHDL, IEEE standard high level design languages, to simplify the management of more complex design processes. The Company offers software design products that are inexpensive and that incorporate both Verilog and VHDL as well as leading third-party software for use on Windows or Unix platforms. The Company believes the combination of its design software and pASIC architectures enables customers using Verilog or VHDL to choose FPGA devices based on speed, design flexibility and cost, while minimizing the impact of switching design software.

  Leverage Manufacturing Alliances. QuickLogic's manufacturing strategy is to establish close relationships with third-party manufacturers for its wafer requirements. This allows the Company to focus its resources on product design, development and marketing rather than on manufacturing expenditures. The Company has a foundry relationship with Cypress for its existing products and has entered into a memorandum of understanding with TSMC for the production of its anticipated 0.35(mu) CMOS products on 8-inch wafers.

TECHNOLOGY

  QuickLogic believes that its products have distinct advantages over traditional FPGA solutions with regard to speed, design flexibility, cost and time to market. QuickLogic's key technologies are the proprietary ViaLink antifuse technology and pASIC architectures, and the QuickWorks and QuickTools design software packages. The following table sets forth certain specific features and benefits of each of these key technologies.

                               VIALINK ANTIFUSE
-------------------------------------------------------------------------------

  Features                                  Benefits
  .Interconnect resides between metal       .More room on the silicon substrate for
    layers                                    logic cells; protection against
                                              reverse engineering of end-user
                                              designs
  .Smaller interconnect element             .Smaller, less expensive die with dense
                                              interconnect resources
  .Lower resistance and capacitance         .Faster performance

-------------------------------------------------------------------------------
                              PASIC ARCHITECTURES
-------------------------------------------------------------------------------

  Features                                  Benefits
  .Dense interconnect resources             .Design flexibility with pin-out
                                              stability
  .Variable grain logic cell                .High utilization of available logic
  .Pin-out compatibility among product      .Ease of migration among different
    lines                                     density devices

-------------------------------------------------------------------------------
                   QUICKWORKS AND QUICKTOOLS DESIGN SOFTWARE
-------------------------------------------------------------------------------

  Features                                  Benefits
  .Windows and UNIX platform support        .Choice of design platform
  .Incorporates leading third-party tools   .Easy-to-use, fast, low-cost software
  .IEEE standard languages Verilog and      .Choice of optimal silicon device
    VHDL


 ViaLink Antifuse Technology

  A key distinguishing feature of FPGAs is the programmable element. The technology used to provide programmability determines practical parameters for logic capacity, amount of interconnect resources, architecture and performance.

  QuickLogic's ViaLink antifuse is based on a patented amorphous silicon antifuse technology. The ViaLink antifuse enables a vertical interconnect architecture by placing programming elements above the substrate, between the layers of metal routing tracks on the die. Removing interconnects from the substrate allows more logic cells to reside in the die and results in a die size reduction for a given number of logic cells. In addition, the location of the ViaLink antifuse between metal layers helps to protect against unauthorized reverse engineering of a PLD circuit design. The ViaLink "metal to metal" connections also have lower resistance and capacitance, the primary inhibitors of circuit performance, thereby optimizing speed and performance. The Company believes that the ViaLink antifuse is scalable down to at least 0.18^. In addition, the ViaLink's programming algorithm produces a link filament that tolerates operating voltage and current overloads, reducing the likelihood of device malfunction.

  QuickLogic's proprietary ViaLink interconnect technology provides solutions to the primary design problems inherent in using traditional FPGAs and CPLDs. The large programmable elements created using traditional dielectric antifuse and SRAM technologies reside on the die. Therefore, in order to minimize die size, traditional technologies must limit the number of transistor interconnections, thereby constraining flexibility and device utilization. This increases the time and cost needed to design with traditional FPGAs and CPLDs. The high resistance and capacitance of these transistor- based technologies also limit devices to relatively low performance. To illustrate, the resistance of a transistor-based SRAM interconnect is a maximum of 1,000 ohms, whereas a ViaLink interconnect presents a maximum of 50 ohms of resistance.

  Based upon published industry materials, the following table compares the critical features of the Company's ViaLink antifuse technology with the comparable features of competing dielectric antifuse and SRAM interconnect technologies.

                                              VIALINK  DIELECTRIC     SRAM
   PROGRAMMING TECHNOLOGY                     ANTIFUSE  ANTIFUSE  INTERCONNECT
   ----------------------                     -------- ---------- ------------
   Relative Interconnect Performance
    (Speed)..................................   1.0x      0.1x        0.05x
   Relative Interconnect Density (Design
    Flexibility).............................   1.0x      0.8x        0.24x
   Silicon Area Required (Cost)..............   1.0x      2.5x       12.50x

  The Company's ViaLink interconnect make it one time programmable. While certain traditional FPGA devices allow reprogrammability, the use of SRAM interconnect technologies in such devices compromises speed, design flexibility and cost. The Company believes that in most customer applications the benefit of reprogrammability is less important than time-to-market pressures, speed, design flexibility and cost effectiveness. QuickLogic's ViaLink antifuse and one time programmability also assure that after a fuse is programmed it remains programmed. By contrast, SRAM-based interconnect technologies require reprogramming each time the device is powered up.

  Unlike dielectric antifuse technologies that require more complex manufacturing processes, the amorphous silicon used to manufacture ViaLink antifuses can be deposited by any plasma enhanced chemical vapor deposition ("CVD") system without affecting the underlying CMOS process and requires only one additional mask. This allows the Company's devices to be produced at a lower price and with greater yields than other antifuse processes. Because the ViaLink technology creates a flat surface, additional metal layers and interconnects can be stacked one above another yet retain a stable architecture. The Company's next generation of pASIC products, which use a four-layer metal process, are designed to take further advantage of this feature. See "--Manufacturing: Relationship with TSMC."

 pASIC Architectures

  The Company's pASIC architectures incorporate more programmable elements and routing wire resources than traditional FPGAs and offer pin-out compatibility across the Company's product offerings. In addition, the pASIC 2 architecture uses a variable grain logic cell that can be utilized for either a large, single function or up to five independent functions. These features provide users with greater design flexibility, a high utilization of available logic, minimal need to change pin-out and the ability to move among product offerings according to changing requirements.

  The ViaLink antifuse allows the Company's pASIC devices to have a fully populated interconnect scheme in combination with abundant routing tracks to enable full design routability for the user. Typically, pASIC devices have from four to six times the total number of programmable elements per usable gate of logic than SRAM-based FPGAs. Full design routability allows complete utilization of logic cells and I/O pins, reduces timing problems associated with circuitous routing of logic paths, maintains pin-out stability and eliminates the need for manual routing, thereby accelerating the development process to reduce time to market. By contrast, lack of full routability may force more design iterations, require considerable manual overrides of automated design tools and may cause designers to abandon their selected FPGAs late in a design cycle for more expensive devices. In addition, full routability is crucial to Verilog and VHDL users, who lose the productivity offered by an HDL when large amounts of time are required to relate HDL code to specific routing paths in an attempt to meet design requirements through manual routing.

  The routability and pin-out maintenance of the Company's products allow an engineer to program a chip, designate pin-out and know that the device will be automatically, fully routed while holding the set pin-out. This technology also allows an engineer to alter the design of a chip and remain assured of the designated pin-out that is required for the chip to function in the circuit board. The Company designs its product architectures so that product densities may be scaled up or down to create a family of standard products to meet a wide variety of customer needs. This feature, combined with pin-out compatibility between products, allows a customer to move among density choices in the QuickLogic product lines to meet design requirements.

  The pASIC 2 variable grain logic cell was engineered to operate as one large cell for high performance or separated into as many as five independent logic fragments for high utilization. A larger logic cell delivers higher performance by consolidating multiple logic fragments to perform a specific function. However, traditional HDL synthesis tools were originally designed for the architecture used in standard gate arrays that chain smaller logic fragments together to perform the same function, resulting in lower performance when applied to the larger logic cells typical of FPGAs. As HDL synthesis tools become more capable of utilizing larger logic cells, these tools can utilize QuickLogic's pASIC 2 variable grain logic cell either as a large cell for higher performance or as independent logic fragments for higher utilization.

 Software

  QuickLogic offers software design tools that are inexpensive and incorporate IEEE standard languages Verilog and VHDL and leading third-party software for use on Windows and UNIX platforms. The use of devices with greater densities to implement more complex designs, while reducing costs and meeting time-to-market pressures, have led to increased reliance on HDLs. Verilog and VHDL as well as sophisticated third-party software design tools have emerged as FPGA industry standards because they make front-end design more efficient resulting in accelerated design cycles. The Company's inclusion of these languages in its software design tools helps customers migrate to QuickLogic easily and inexpensively.

  In addition, the Company believes that its software tools facilitate the use of these languages more effectively than the software tools offered by the Company's competitors. The Company's proprietary ViaLink technology and pASIC architectures provide QuickLogic products with the abundance of interconnect resources necessary for logic synthesis design tools to efficiently synthesize designs. Accordingly, QuickLogic's products require less silicon to implement the Verilog and VHDL code. The Company intends to exploit the market shift to Verilog and VHDL and the competitive advantage that the Company's products afford in implementing these languages.

  The Company has developed software that maximizes the usability of VHDL and Verilog, includes tutorials in these languages, optimizes the HDL output, simulates and transfers the design to the lowest cost device. The compatibility of the Company's QuickWorks and QuickTools software tools with Verilog and VHDL fully supports engineers experienced in these design languages and, when combined with the pASIC products, affords 100% placement and routing, stable timing, and the ability to hold pin-out through all design iterations. Engineers who are unfamiliar with these HDLs are able to train themselves and program at their desktops simultaneously by utilizing the bundled tutorial programs for Verilog and VHDL in the Company's software tools. Software support for the pASIC families is available through two basic environments: QuickWorks and QuickTools. A wide assortment of design environments is supported on both Windows and UNIX platforms by combining QuickLogic's software packages with design libraries from vendors such as Cadence, Mentor, Synario, Synopsys, Veribest and Viewlogic. Interoperability is also provided for other third-party vendors by supporting industry standard interfaces such as EDIF, OVI, SDF and VITAL.

PRODUCTS

  The Company has developed its pASIC products to address the primary requirements of the FPGA market, including speed, design flexibility, cost and time to market. The Company's current product line consists of two families of FPGAs, and the QuickWorks and QuickTools design software. The Company's product offerings are designed to address the segments of the logic market with the highest levels of design activity. The Company's marketing efforts and product parameters will continue to be determined by market demand. Based on market requirements for devices that are faster, less costly and consume less power, the Company plans to release its third generation of products during 1998. The Company has entered into a memorandum of understanding with TSMC to manufacture this third generation product family utilizing a 0.35(mu) CMOS technology on 8-inch wafers. However, the projections regarding the timing, and the type of, the releases of the Company's third generation family of products are forward-looking statements that involve risks and uncertainties. The completion and release of any new product family depends upon the development of necessary technology, the Company's relationship with its manufacturers, in particular TSMC, market conditions and other factors. Accordingly, new products may not be released within the time frame stated or at all. See "Risk Factors--New Product Development and Technological Change," "--Dependence on Independent Wafer Manufacturers" and "Dependence on Customized Manufacturing Processes."

  The following table describes the available usable gate densities of the Company's two families of FPGAs, their product release dates and applicable process technologies.

PRODUCT FAMILY                   USABLE GATE DENSITIES
--------------           --------------------------------------------
PASIC 1                  1K             2K            4K            8K
Product Release/Process  1991/1.0(mu)*  1992/1.0(mu)* 1994/0.65(mu) 1995/0.65(mu)
 Technology              1994/0.65(mu)  1994/0.65(mu)
PASIC 2                  3K             5K            7K            9K
Product Release/Process  1997+/0.65(mu) 1997/0.65(mu) 1996/0.65(mu) 1997/0.65(mu)
 Technology

--------
* No Longer Offered
+ Anticipated Release Date

  The Company offers devices in a range of speeds to address differing customer performance and cost requirements. The Company also offers most of its devices in commercial, industrial and military temperature ranges. A variety of package types are available to satisfy varying customer demand for I/O pin count and space constraints. Package styles include PLCC (plastic leaded chip carrier), PQFP (plastic quad flat pack), TQFP (thin plastic quad flat pack) and PBGA (plastic ball grid array). Military package styles include CPGA (ceramic pin grid array) and CQFP (ceramic quad flat pack). The Company plans to introduce additional package styles as customer demand warrants.

  QuickWorks. The QuickWorks suite provides a complete FPGA software solution, including design entry, logic synthesis, place and route, and simulation. QuickWorks' fully integrated design solution consists of internally developed and licensed third-party software operating on Microsoft Windows. QuickWorks includes VHDL, Verilog, schematic, boolean and mixed mode entry for fast and efficient logic design.

  QuickTools. The QuickTools package provides a solution for designers who use Cadence, Mentor, Synario, Synopsys, Veribest, Viewlogic or other third-party software tools for design entry, synthesis or simulation. QuickTools provides optimization, place and route, timing analysis and back-annotation support for all QuickLogic devices. QuickTools runs on Windows and UNIX platforms.

MARKETS AND APPLICATIONS

  QuickLogic's FPGA solutions are well suited for applications that have demanding requirements for high performance, design flexibility, low cost and time to market. During the year ended December 31, 1996 and the quarter ended March 31, 1997, Texas Instruments ("TI") accounted for 27.0% and 11.1% of revenue, respectively. The examples below describe some typical applications and the reasons for the selection of QuickLogic FPGAs.

 Video, Graphics and Imaging

  The video, graphics and imaging industries are characterized by the rapid emergence of new, more complex and faster-performing technologies and by short product life cycles. Applications for QuickLogic FPGAs include LCD display panel controls, high speed image cameras, image editing and display hardware, and audio processing/mixing systems. Manufacturers of these systems usually require components that can meet extremely high performance standards as they must quickly process large amounts of data. They also demand a fast design cycle to help get their products to market as quickly as possible. QuickLogic's FPGA products address these particularly demanding speed and time-to-market requirements.

  For example, in 1993, TI required an extremely high performance PLD for its new Digital Light Processing video projector component. After evaluating a number of alternatives, TI determined that the QuickLogic FPGA products were the only solution that met the performance and design flexibility demands of the Digital Light Processing system and, in particular, TI's requirement that the device maintain pin-out assignments as TI refined its design. During the following one-year period, TI determined that the QuickLogic products also demonstrated superior ease-of-use, and QuickLogic FGPAs were subsequently designed into every PLD socket in the TI Digital Light Processing system.

 Telecommunications and Data Communications

  Telecommunications and data communications equipment manufacturers are forced to make product and design changes quickly to keep pace with new and rapidly evolving industry standards and technologies. Applications include satellite-based and Internet telephones, cable television equipment, wireless Internet communications systems and networking equipment. New products in the telecommunications and data communications industries often require high performance components to handle the ever-increasing data rates and latest digital communications standards. QuickLogic's products facilitate this market's accelerating time-to-market goals and meet the high performance demands of communications equipment manufacturers.

  An example of the demanding time-to-market requirements in the data communications industry is 3Com's large-bandwidth ISDN "superchannel" board, the "143." After using competing devices, 3Com found that only QuickLogic's FPGAs allowed simultaneous design of both the circuit board layout and the circuitry within the FPGA. 3Com has stated that it found no other solution that enabled full device utilization with rigidly fixed pin-out assignments.

 Instrumentation and Test

  Test equipment and industrial electronics manufacturers require components that afford a high degree of reliability. Applications include aircraft controls, semiconductor test and instrumentation circuit boards. The Company's proprietary ViaLink antifuse technology creates stable, permanent circuit connections unlike traditional reprogrammable FPGA solutions. In addition, QuickLogic's range of device packages and operating temperatures allow pASIC products to be designed into a variety of applications.

  For example, Honeywell selected QuickLogic for its flight navigation and control systems for business jets. QuickLogic products demonstrated significant performance advantages when implementing Honeywell's industrial temperature PCI-bus design. In addition, Honeywell determined that QuickLogic designs could be fully implemented with VHDL without compromising system performance. Honeywell subsequently designed QuickLogic products into five additional circuit boards, including Honeywell's redundant CPU boards.

 High-Performance Computers

  The ability to bring new computer models to market as quickly as possible is the hallmark of the computer industry. QuickLogic's FPGAs accelerate time to market by allowing computer companies to manufacture hardware products immediately upon the completion of the design, without waiting for production quantities of a standard gate array. IBM, for example, uses QuickLogic's FPGAs for the prototype and initial production of its display controllers for ThinkPad laptop computers.

 Military

  Military systems manufacturers must meet demanding reliability and performance requirements in system designs. Applications include weapons control systems and navigational equipment. QuickLogic's permanently programmed products are well-suited components for such systems. The Company's proprietary ViaLink antifuse technology creates interconnects which are more stable and reliable than traditional reprogrammable FPGA solutions. The range of ceramic package options, which include both surface-mount and through-hole packages, are also attractive to military systems designers. Hughes Aircraft, for example, uses QuickLogic devices in a wide range of applications from missile tail-fin controllers to helicopter instrumentation.

  The following chart illustrates ways that certain of the Company's customers use QuickLogic products.


 INDUSTRY           CUSTOMER          APPLICATION
 --------           --------          -----------
 Video, Graphics    Digidesign (AVID) PC-based audio editing
 and Imaging                           (used to edit "Lion King" and other movies)
                    Dome Imaging      Medical imaging products
                    Fujitsu           Stadium display controls
                    Hitachi           DVD, MPEG image compression
                    Miro Computer     Image editing PC hardware
                    Silicon Graphics  Flat panel display controller
                    Texas Instruments Video display projectors
                    TV/Com            Satellite TV signal encryption & compression
 Telecommunications AG Communications Telephone networking equipment
                    Alcatel Alsthom   Microwave communication systems
                    NEC               PBX electronics
                    Northern Telecom  Satellite-based telephone systems
                    Uniden            Internet telephone

  INDUSTRY          CUSTOMER              APPLICATION
  --------          --------              -----------
  Data              Bay Networks/Xylogics ISDN networking and PC cards
  Communications    Compaq/Networth       Networking equipment
                    Daewoo                ATM switch, fiber optic equipment
                    EMC/McData            Mainframe I/O communications
                    3Com                  Data-com boards
  Instrumentation   Analog Devices        Integrated circuit testers
  and Test          Honeywell             Aircraft navigation and flight controls
                    National Instruments  PC-based instrumentation boards
                    Teradyne              Semiconductor test equipment
                    Toshiba               Mail sorting equipment
                    Unisys                Test boards for VME applications
  High-Performance  Asea Brown Boveri     Industrial control for power distribution
                                            systems
  Computers         Colorbus/Concept      Color copier add-ons for photographic quality
                    IBM                   Pre-production ThinkPad display controller
                    Mitsubishi            Mobile PC Pen-input display controller
                    Sony                  MiniDisk editing equipment
                    Synopsys              Hardware simulation accelerator
  Military Systems  Hughes Aircraft       Helicopter and missile motor controls, radars
                    McDonnell Douglas     C-17 flight controller
                    Rockwell              Submarine navigational equipment
                    Saab Automobile AB    Simulation systems for military training


SALES, SUPPORT & MARKETING

  QuickLogic sells its products through a network of Company sales managers, independent sales representatives and electronics distributors in North America, Europe and Asia. In addition to its corporate headquarters in Sunnyvale, the Company has regional sales operations in Los Angeles, San Jose, Dallas, Boston, Raleigh, Chicago and London. The Company's direct sales organization consists of 18 sales managers, field application engineers and administrative personnel. In North America, the Company's six sales managers direct the activities of 19 independent manufacturers' representative firms operating out of more than 40 offices totaling approximately 182 sales representatives, as well as the activities of five distributor organizations with more than 220 locations. Internationally, four sales managers direct the activities of 11 distributors in Europe and nine distributors in Asia. All of the foregoing numbers are as of May 31, 1997.

  QuickLogic's major North American distributors include Anthem Electronics, Bell Industries, Bell Microproducts, Future Electronics and Sterling Electronics. The Company added Anthem Electronics as a distributor in March 1997. Future Electronics also distributes the Company's products in Europe and Asia. During 1996 and the first quarter of 1997, 53.3% and 68.8%, respectively, of the Company's revenue from the United States was realized through distributors, while most of the Company's revenue from outside of North America was realized through third-party distributors.

  As of May 31, 1997, the Company's applications support organization included four direct field application engineers and 140 application engineers employed by the Company's distributors. These application engineers provide pre-sales and on-site technical support to customers. Application support is also provided by five factory-based customer engineers, who offer the majority of post-sale support through a dedicated customer support hotline.

  Under its arrangement with Cypress, the Company provides support for former Cypress FPGA customers. With the elimination of Cypress as an alternate source of the Company's products, the Company no longer faces competition with respect to its proprietary products. The Company's and Cypress' sales organizations have transitioned most customer accounts to QuickLogic. See "-- Cypress Transaction."

  As of May 31, 1997, the Company's marketing organization consisted of nine employees that promote the performance and flexibility offered by the Company's products. The Company believes that the opportunity for design wins with individual design engineers arises several times throughout the year, and uses various forms of advertising, seminars, shows and conferences to maintain visibility with these engineers.

RESEARCH AND DEVELOPMENT

  The Company's R&D efforts are focused on three areas: device architecture, development tools, and foundry process development. As of May 31, 1997, the research and development staff consisted of 47 employees. The device design engineers endeavor to design products with the optimal combination of speed, flexibility, HDL compatibility, testability and low cost. Devices are designed so that their capacities can be quickly scaled up or down to create a family of standard products that meet a diverse range of user needs. The Company's software engineering group develops place and route tools (which fit the design into specific logic cell elements within a device, then devise the necessary interconnections), and delay modeling tools (which estimate the timing of all the circuit paths for accurate simulation). The software group also incorporates third-party software tools into the QuickWorks tool suite, and develops the design libraries needed for the QuickTools product to integrate with third-party design environments. The Company's process engineering group maintains the Company's proprietary antifuse processes, oversees product manufacturing and process development in its third-party foundries, and is involved in ongoing process improvements to increase yields and optimize device characteristics.

  The Company's R&D expense for 1994, 1995 and 1996 and for the first quarter of 1997 was $3.2 million, $3.6 million, $4.6 million and $1.3 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future.

MANUFACTURING

  The Company's manufacturing strategy is to establish close relationships with third-party manufacturers for its wafer fabrication and package assembly requirements. This allows the Company to focus its resources on product design, development and marketing rather than on manufacturing expenditures. Assembly of the Company's devices is primarily performed by Anam/Amkor in Korea. Final testing is primarily performed by the Company internally, and the Company is exploring additional outsourcing of its testing.

  The Company's relationships with wafer foundries are intended to provide the Company with stability in the supply of its products, while seeking to maintain its position as a technology leader. The current pASIC 1 and pASIC 2 product wafers are fabricated by Cypress. The Company expects that its future products, utilizing smaller product geometries and larger wafer sizes, will be fabricated by TSMC, which is one of the world's largest dedicated semiconductor foundries. See "Risk Factors--Dependence on Independent Wafer Manufacturers" and "--Dependence on Customized Manufacturing Process."

 Relationship with Cypress

  In connection with the Company's new relationship with Cypress, the companies entered into a new foundry agreement effective through the year 2001. This agreement guarantees weekly wafer starts at established prices and yields for the Company's pASIC 1 and pASIC 2 product families, which are fabricated using a 0.65(mu) three-layer metal CMOS process on 6-inch wafers. These products will continue to be manufactured at Cypress' Round Rock, Texas facility, and will continue to utilize the Company's proprietary ViaLink amorphous silicon antifuse technology.

 Relationship with TSMC

  In October 1996, the Company entered into a memorandum of understanding with TSMC to co-develop a 0.35(mu) four-layer metal CMOS process for 8-inch wafers using the Company's ViaLink antifuse technology. The memorandum of understanding contemplates that the parties will enter into a "take or pay" contract substantially similar to that offered to TSMC's current customers, which would be effective for three years following the date of the contract with successive automatic one-year renewal terms. TSMC's foundries are located in Hsin Chu, Taiwan.

  TSMC is now processing R&D wafers for the Company's FPGA products. QuickLogic intends that its 9-thousand usable gate pASIC 2 device will be the first Company product manufactured at TSMC. The high density members of QuickLogic's third generation pASIC FPGA family are intended to be in production at TSMC during 1998. The Company anticipates migrating selected other pASIC 2 devices (which are also currently in production on a 0.65(mu) process) to the 0.35(mu) CMOS process at TSMC during 1998.

  The projections regarding the timing and type of releases of the Company's third generation family of products are forward-looking statements that involve risks and uncertainties. The completion and release of any new product family depend upon the development of necessary technologies, the Company's relationship with its manufacturers, in particular TSMC, market conditions and other factors. Accordingly, new products may not be released within the time frame stated or at all. See "Risk Factors--Dependence on Independent Wafer Manufacturers," "--Dependence on Customized Manufacturing Processes" and "-- Risks Associated with International Business Activities."

CYPRESS TRANSACTION

  In March 1997, the Existing Agreement related to the Company's FPGA products was terminated and replaced with a new arrangement whereby the Company's FPGA products will no longer be second sourced by Cypress. In addition, Cypress agreed to not compete with the Company with respect to antifuse FPGAs or products that are pin-compatible with the Company's existing pASIC 1 and pASIC 2 products. QuickLogic has commenced support for Cypress's FPGA customers, and Cypress assisted the Company in the transition of these customers to the Company. In exchange for the termination of the Existing Agreement and the reversion of the rights to the intellectual property developed thereunder to the Company, the Company paid $4.5 million in cash and agreed to issue 2,603,817 shares of Common Stock to Cypress, increasing the aggregate number of shares of Common Stock of the Company held by Cypress to 3,339,785, prior to the sale of any shares by Cypress in this offering. In addition, the Company granted Cypress, including the right to sell shares of Common Stock in this offering, certain contractual rights as to the shares of the Company's stock held by Cypress. The parties also entered into a new foundry agreement and a cross-license agreement. The terms of the new foundry agreement are discussed under "--Manufacturing: Relationship with Cypress."

  Under the terms of the cross-license agreement, Cypress granted to the Company a royalty-free, non-exclusive, non-sublicensable license to make, have made, use, offer for sale, sell and distribute programmable logic products under patents that are currently issued to Cypress or are issued prior to March 2007. In the event of an acquisition of the Company, the license continues only as to those products that were commercially available as of the acquisition or the design of which is in the layout stage and subsequently become commercially available within one year after the acquisition. The

Company granted a reciprocal right to Cypress under its patent portfolio, except that the license does not extend to antifuse FPGAs or products that are pin-compatible with the Company's existing pASIC 1 and pASIC 2 products. The parties also licensed to each other the intellectual property rights developed under the Existing Agreement, within the scope of the patent licenses set forth above.

  The shares issued to Cypress in connection with the termination of the Existing Agreement were provided with the same contractual rights as the other shares of the Company's stock held by Cypress and the other holders of the Company Common Stock issuable upon conversion of the Preferred Stock. In addition, the Company granted registration rights to Cypress that are in addition to those held by other stockholders of the Company. See "Description of Capital Stock--Registration Rights." First, Cypress may sell a minimum of one-third of the shares in this offering, and any subsequent public offerings of the Company's stock. Second, the Company is obligated to file a registration statement with respect to all of the shares of Common Stock held by Cypress and not sold in this offering, with such registration statement being effective upon the expiration of the lockup period imposed by the Underwriters in connection with this offering. The Company must keep this registration statement effective until the earlier of (i) the date all of such shares held by Cypress are sold; (ii) three years from the closing of this offering; or (iii) the date all such shares are able to be sold in a three-month period pursuant to Rule 144. Notwithstanding the foregoing, the Company has the right to suspend Cypress's ability to sell under such registration statement under certain circumstances. Finally, Cypress has the individual right to require registration of its shares that is separate from a similar right held by the other holders of registration rights. The other stockholders of the Company do not have the right to require inclusion of their shares in these separate Cypress registrations.

COMPETITION

  The semiconductor industry is intensely competitive and is characterized by constant technological change, rapid rates of product obsolescence and price erosion. The Company's existing competitors include suppliers of conventional gate arrays, CPLDs and FPGAs, particularly Xilinx, a supplier of SRAM-based FPGAs, Actel, an anti-fuse FPGA supplier, and Altera, a supplier of CPLDs. The Company also faces competition from companies that offer standard gate arrays, which can be obtained at a lower cost for high volumes and may have gate densities and performance equal or superior to the Company's products. In addition, the Company expects significant competition in the future from major domestic and international semiconductor suppliers, and the Company's patents may not bar competitors to which it has not granted a license from manufacturing similar products. The Company also may face competition from suppliers of products based on new or emerging technologies.

  The PLD market is dominated by Xilinx and Altera, which together control over 55% of the market, according to Pace Technologies, a semiconductor market research firm. The Xilinx products dominate the FPGA segment of the market while Altera dominates the CPLD segment of the market. In addition, the Company expects significant competition in the future from major domestic and international suppliers which have entered or are considering entering the PLD market. Such suppliers include Lucent Technologies, Vantis Corporation/Advanced Micro Devices, Inc., Motorola, Inc. and Atmel Corporation. Most of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than the Company. In particular, companies such as Lucent Technologies, Motorola, Inc. and others have proprietary wafer manufacturing ability, preferred vendor status with many of the Company's customers, extensive marketing power and name recognition, greater financial resources than the Company, and other significant advantages over the Company. Certain of the current and prospective competitors of the Company are or may become customers as well. There can be no assurance that such customers will continue to buy the Company's products if they are offering their own competing products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that important competitive factors in its market are length of development cycle, price, performance, installed base of development systems, adaptability of products to specific applications, ease of use and functionality of development system software, reliability and technical service and support, wafer fabrication capacity and sources of raw materials, and protection of products by effective utilization of intellectual property laws. Failure of the Company to compete successfully in any of these or other areas could have a material adverse effect on its operating results. In addition, the Company's competitive position is substantially dependent upon industry competition for effective sales and distribution channels. There can be no assurance that the Company's products will be competitive. The failure of the Company to develop and market products that compete successfully with those of other companies in the market would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

  The Company holds 30 U.S. patents and has filed 19 applications for additional U.S. patents containing claims covering various aspects of programmable integrated circuits, programmable interconnect structures, programmable antifuse devices, as well as methods and apparatus for programming antifuse devices. In addition, the Company has two patent applications pending in Japan. The Company's patents expire between June 2009 and March 2015. The Company has also registered four of its trademarks in the United States with applications to register an additional two trademarks now pending. See "Risk Factors--Protection of Intellectual Property."

ACTEL LITIGATION

  On January 20, 1994, Actel, a competitor of the Company, filed a lawsuit against the Company entitled Actel Corporation v. QuickLogic Corporation in the United States District Court for the Northern District of California (the "Court"), Case No. C-94 20050JW (PVT). The lawsuit alleges infringement by the Company of four U.S. patents held by Actel: U.S. Patent 4,873,459 (the "'459 Patent") issued October 10, 1989 and entitled "Programmable Interconnect Architecture;" U.S.
Patent 4,758,745 (the "'745 Patent") issued July 19, 1988 and entitled "User Programmable Integrated Circuit Interconnect Architecture and Test Method;" U.S. Patent 5,055,718 (the "'718 Patent") issued October 8, 1991 and entitled "Logic Module With Configurable Combinational and Sequential Blocks;" and U.S. Patent 5,198,705 (the "'705 Patent") issued March 30, 1993 and entitled "Logic Modular and Configurable Combinational and Sequential Blocks." In each of March 1995 and March 1996, Actel added a claim that an additional Actel patent was infringed: U.S. Patent 5,367,208 (the "'208 Patent") issued November 22, 1994 and entitled "Reconfigurable Programmable Interconnect Architecture" and U.S. Patent 5,479,113 the (the "'113 Patent") issued December 26, 1995 and entitled "User Configurable Logic Circuits Comprising Antifuses and Multiplexer-Based Logic Modules." The '459, '745, '208 and '113 Patents all relate to user programmable interconnect architectures and are based upon the same application. Actel's '705 and '718 Patents relate to logic modules for use in FPGAs. As to the '745 and '459 Patents, Actel asserts that QuickLogic's programmable interconnect circuits and architecture found in its pASIC 1 and pASIC 2 product families infringe one or more claims of these patents. As to the '705, '718, and '208 Patents, Actel asserts that QuickLogic's programmable logic module used in its pASIC1 and pASIC2 product families infringes one or more claims of each patent. As to Actel's '113 patent, Actel asserts that QuickLogic's control circuit controlling the program voltage within QuickLogic's user programmable interconnect architecture infringes one or more claims. As to each patent-in-suit, Actel seeks an injunction preventing QuickLogic from further use of the claimed inventions, damages for past infringement of the inventions, Actel's attorneys' fees and increased damages for willful infringement. Sales of the Company's pASIC products have accounted for substantially all of the Company's revenue to date and are expected to account for substantially all of the Company's revenue for the foreseeable future. Fees from licenses of the QuickWorks and QuickTools software design tools have accounted for substantially all of the remainder of the Company's revenue. The Company has filed answers to each of these complaints and counter-claims seeking declarations that the Actel patents at issue are not infringed by the Company, are invalid, and are unenforceable. On April 19, 1994, QuickLogic moved to stay proceedings pending reexamination by the United States Patent and Trademark Office (the "USPTO") of two of the patents involved in the litigation, the '745 Patent and the '459 Patent. The Court granted this stay on July 21, 1994. The USPTO confirmed the patentability of these two patents on November 15, 1994 and January 10, 1995, respectively, which Actel may argue will increase the burden upon QuickLogic to prove the invalidity of the two reexamined patents. The Court lifted the stay on November 8, 1994.

  On November 15, 1994, Actel filed a motion for summary judgment with respect to the Company's infringement of claim 1 of the '705 Patent. Actel's claims in the '705 Patent relating to its logic module technology include an interconnect structure, programming structures, and logic circuits wherein a multiplicity of logic circuits are arranged in a regular pattern on the semiconductor substrate. The logic circuits or logic modules contain a number of logic blocks which ultimately determine the function that the FPGA could perform. The '705 Patent covers a logic module, and its structure and its connections to the interconnect structure and architecture. Actel has referred to this technology as its "nested three multiplexer" architecture, which involves three dual input, single output multiplexers. The logic module, as claimed in the '705 Patent, includes two multiplexers wherein each output is commonly coupled to one of the pair of inputs of a third multiplexer. The first and second multiplexer have four inputs or "data nodes." The output of the third multiplexer may be connected to a single memory cell or "latch." First and second multiplexers are controlled by a single level logic gate at their select inputs as is the third multiplexer which is similarly controlled by a second single level logic gate. The Court appointed a Special Master to assist it in determining certain issues related to this litigation, and the Special Master recommended on October 4, 1996 that the Court find that the Company's pASIC 1 products infringe claim 1 of the '705 Patent. On April 14, 1997, the Court adopted the recommendation of the Special Master and granted Actel's motion for summary judgment that the Company's pASIC 1 products infringe claim 1 of the '705 Patent. Any appeal of the summary judgment motion on infringement of the '705 Patent cannot be made until after there is a final judgment. If the '705 Patent is finally adjudicated to be valid and enforceable, and the summary judgment motion is upheld on appeal, then Actel would be entitled to significant damages for past infringement and potentially would be entitled to an injunction on future infringement. Such an injunction and/or the payment of damages would have a material adverse effect on the Company's business, financial condition and results of operations, and could potentially render it insolvent.

  On April 12, 1995, QuickLogic filed a counterclaim alleging that Actel has infringed two U.S. patents held by the Company, U.S. Patent Nos. 5,220,213 (the "'213 Patent") and 5,396,127 (the "'127 Patent"), which involve the Company's logic module having three multiplexers wherein the outputs of two of the multiplexers are commonly coupled to the pair of inputs of the third, all other inputs in the module are connected to logic gates, and the output of the third multiplexer is connected to a flip flop. As to each patent-in-suit in the counterclaim, the Company alleges infringement of one or more claims and seeks an injunction preventing Actel from further infringement of the claimed inventions. The Company seeks damages for past infringement of the inventions and the Company's attorneys' fees based on the alleged infringement. On January 18, 1996, Actel filed a motion for summary judgment declaring the '213 and '127 Patents to be invalid. Actel's motion is based on an "on-sale bar" defense, i.e. that the Actel products which the Company claims infringe these patents were offered for sale more than one year before the filing dates of the '213 and '127 Patents which, if proven under patent law, would invalidate these patents. Discovery is currently in progress to allow QuickLogic to file its opposition to this motion, which the Company believes will be filed in 1997, with the hearing on this motion to be scheduled thereafter. On February 5, 1996, QuickLogic filed a motion for summary judgment of infringement by Actel of claim 1 of the '213 Patent. Actel has opposed this motion, and discovery is currently in progress. Actel also requested a separate trial on the "on-sale bar" defense, which request was denied by the Special Master on June 4, 1997 in a Notice of

Intention to Rule. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  On January 14, 1997, an additional U.S. patent was issued to the Company, U.S. Patent No. 5,594,364 (the "'364 Patent"). On February 28, 1997, the Company filed a motion to add a counterclaim for Actel's infringement of this patent. A hearing on this motion was held on May 19, 1997 before the Special Master, who granted the Company's motion on June 4, 1997 in a Notice of Intention to Rule. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  On June 4, 1997, the Special Master also notified the parties of his intent to accept the parties' stipulation that Actel be allowed to amend its complaint to add a claim for infringement of an additional patent, U.S. Patent No. 5,610,534 (the "'534 Patent"), issued March 11, 1997 and entitled "Logic Module For A Programmable Logic Device." Actel alleges that the Company has infringed one or more claims of this patent and is likely to seek both monetary and injunctive relief, but has not yet filed or served an amended complaint. After the issuance of a formal recommendation by the Special Master, the Court must then decide whether to adopt this recommendation.

  In addition to the patent infringement actions, Actel amended its claims against the Company to include a claim against the Company and one of its employees on June 14, 1995 alleging misappropriation of trade secrets, breach of contract, breach of confidential relationship, and unfair competition. Actel has sought assignment of certain issued and future patents of the Company, two of which are part of this lawsuit, in relation to this claim in addition to unspecified money damages, that the damages be doubled, attorneys' fees and other remedies. These claims are based on allegations that this employee, who had once been a consultant to Actel, had misappropriated confidential information from Actel related to logic cells, which the Company then incorporated into its pASIC products. The employee and the Company have filed answers denying each of these claims. Discovery is ongoing at this time and no dispositive motions have been filed or heard.

  Trial on the patent infringement and trade misappropriation claims is currently scheduled for September 1998. However, there can be no assurance that the trial will occur at such time and may be delayed significantly. As the outcome of any litigation is inherently uncertain, the Company is unable to predict the outcome of this litigation. Therefore, there can be no assurance that the Company will prevail in the trial on the patent infringement claims and counter-claims, the trial on the alleged misappropriation of intellectual property, or hearings on any motions related to such proceedings. The timing of the filing of any motions by Actel, hearings on motions by either Actel or the Company, the issuance of rulings on such motions, the issuance of recommendations by the Special Master and the adoption or rejection of such recommendations by the Court are not within the Company's control and could occur at any time. The announcement of any rulings or recommendations, or the adoption or rejection of recommendations, that are adverse to the Company, will likely have a material adverse effect upon the market price for the Company's stock.

  The semiconductor industry is characterized by frequent litigation of this type regarding patent and other intellectual property rights, which involve highly technical and subjective analysis. Discovery and litigation of such issues are time-consuming and costly, and Actel possesses more personnel and greater financial resources than the Company and is able to conduct extensive and protracted litigation at less of a relative detriment to its current business. While patent infringement litigation in the semiconductor industry has at times resulted in voluntary settlements by the parties, often involving cross-licensing of the patents involved, there can be no assurance that such a result will be reached in this case. In addition, the terms of any settlement may require the Company to stop selling all or certain of its products, pay damages or royalties or other forms of consideration or grant licenses to all or a portion of its intellectual property portfolio, any or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Patent infringement litigation in the semiconductor industry has also resulted in court orders to pay significant damages and/or injunctions preventing a party from making, using or offering to sell, selling or importing any products that incorporate technology covered by such patents. As referenced above, sales of the allegedly infringing products by the Company have accounted for substantially all of the Company's past revenue and are expected to account for substantially all of the Company's revenue for the foreseeable future. This litigation could result in the Company being required to cease selling its products and/or could also result in the Company paying significant damages, including treble damages for willful infringement, either of which would have a material adverse effect on the Company's business, financial condition and results of operations and could potentially render it insolvent.

  There can be no assurance that the Company will prevail in its claims or defenses or that it would be able to obtain a license under any Actel patents that are found to be infringed, or if such a license were obtained, that it would be on terms that would not have an adverse effect on the Company's business, financial condition and results of operations. The current litigation and any future litigation, whether or not determined in the Company's favor or settled by the Company, has been and will continue to be costly and will divert the efforts and attention of the Company's management and technical personnel from normal business operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. It is expected that legal fees and other litigation-related expenses will continue to adversely affect the Company's operating results for the foreseeable future. Any adverse determinations in this litigation or a settlement could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from or to grant licenses to third parties or prevent the Company from licensing its technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Actel Litigation."

EMPLOYEES

  As of May 31, 1997, the Company had a total of 144 employees worldwide, with 45 people in operations, 47 people in research and development, 18 people in sales, 14 people in marketing, 18 people in general and administrative and two people in management information systems. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract and retain such personnel in the future. None of the Company's employees is represented by a labor union, and management believes its employee relations are good.

FACILITIES

  The Company's principal administrative, sales, marketing, research and development and final testing facility is located in a building of approximately 42,624 square feet in Sunnyvale, California. This facility is leased through the 2003 with an option to renew through 2006. In addition, the Company leases sales offices in London, England. The London offices are leased through December 1997. The Company believes that its existing facilities are adequate for its current needs.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of May 31, 1997:

  NAME                           AGE                    POSITION
  ----                           ---                    --------
E. Thomas Hart..................  55 President, Chief Executive Officer and
                                      Director
John M. Birkner.................  53 Vice President, Computer-Aided Engineering
Andrew K. Chan..................  46 Vice President, Product Development
Donald F. Faria.................  37 Vice President, Marketing
Richard C. Johnson..............  45 Vice President, Worldwide Sales
Vincent A. McCord...............  50 Vice President, Finance, Chief Financial
                                      Officer and Secretary
Philip J. Ong...................  46 Vice President, Operations
Scott D. Ward...................  43 Vice President, Engineering
Ronald D. Zimmerman.............  49 Vice President, Human Resources
Irwin B. Federman (1)(2)........  61 Chairman and Director
Hua-Thye Chua(1)(2).............  62 Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  E. THOMAS HART has served as President and Chief Executive Officer and a director of the Company since June 1994. Prior to joining the Company, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor Corp., a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor Corporation, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology-based management consulting firm. Mr. Hart earned a B.S.E.E. degree from the University of Washington.

  JOHN M. BIRKNER, a co-founder of the Company, has served with the Company since April 1988, most recently as Vice President of Computer-Aided Engineering. As a fellow at Monolithic Memory Inc. ("MMI"), a semiconductor manufacturing company, from September 1975 to June 1986, he co-invented the PAL device and helped to lead its development and marketing efforts. Mr. Birkner holds a B.S.E.E. degree from the University of California at Berkeley and an M.S.E.E. degree from the University of Akron.

  ANDREW K. CHAN, a co-founder of the Company, has served with the Company since April 1988, most recently as Vice President of Product Development. Prior to joining the Company, Mr. Chan was a design engineering manager at MMI. Mr. Chan earned a B.S.E.E. degree from Washington State University and an M.S.E.E. degree from the University of New York at Stony Brook.

  DONALD F. FARIA joined the Company in April 1997 as Vice President of Marketing. Prior to joining QuickLogic, Mr. Faria was Director of FPGA Solutions at Synopsys, Inc., a computer automated design technology company, from September 1995 to March 1997. From January 1995 to August 1995, he was director of Product Marketing at Chip Express Corporation, a laser programmable gate array company. Mr. Faria was employed by Altera Corporation, a CPLD company, from July 1984 until December 1994. While at Altera, Mr. Faria held several positions including Director of Marketing for Development Tools and Special Projects, Director of Applications and Product Planning, Product Planning Manager and Application Manager. Mr. Faria received a B.S.E.E. degree from the University of Massachusetts.

  RICHARD C. JOHNSON has served as Vice President of Worldwide Sales for the Company since August 1995. From June 1992 to July 1995, Mr. Johnson was Vice President of Sales and Corporate Marketing at Integrated Information Technology, a semiconductor manufacturing company. He received a B.S. degree in Marketing and an M.B.A. degree from the University of Southern California.

  VINCENT A. MCCORD joined the Company in November 1996 as Vice President, Finance, Chief Financial Officer and Secretary. From July 1996 to October 1996, Mr. McCord was a business and financial consultant. From April 1996 to June 1996, Mr. McCord was Chief Financial Officer at Exergy, Inc., an energy company. Prior to joining Exergy, Inc., Mr. McCord was Vice President and Corporate Controller at LSI Logic, Inc., a semiconductor manufacturing company, from September 1991 to April 1996. Mr. McCord received a B.S. degree in Applied Mathematics from the Georgia Institute of Technology and an M.B.A. degree from Harvard University.

  PHILIP J. ONG joined the Company in December 1994 as Vice President of Operations. Prior to joining the Company, he held a series of director positions at Advanced Micro Devices, Inc. ("AMD"), a semiconductor manufacturing company, from November 1989 to December 1994. From June 1992 to December 1994, Mr. Ong was Director of Operations for AMD's Submicron Development Center and prior to that was Director of Fab Operations at one of AMD's facilities. Prior to joining AMD, Mr. Ong worked at a variety of companies including MMI. Mr. Ong received a B.S. degree in Chemical Engineering from the University of California at Berkeley.

  SCOTT D. WARD joined the Company in April 1997 as Vice President of Engineering. From June 1980 to March 1997, Mr. Ward was employed by National Semiconductor Corporation. While at National Semiconductor Corporation, Mr. Ward held several positions, including Product Line Director--New Venture Start-Up, Product Line Director--Automotive Systems Group, Product Line Director--Amplifier Products Group, Product Line Manager for SLIC, Senior Product Engineering Manager and Section Head--MOS 1, where he was responsible for product engineering. Mr. Ward obtained a B.S.E.T. degree from California Polytechnic University at San Luis Obispo.

  RONALD D. ZIMMERMAN joined the Company in October 1996 as Vice President of Human Resources with more than 15 years experience in the human resources industry. From August 1988 to October 1996, Mr. Zimmerman was the group human resources director of the Analog Products Group at National Semiconductor Corporation. Also during his eight years at National Semiconductor Corporation, he was group human resources director of the corporate technology and quality/reliability organizations and the human resources director of corporate administration. Mr. Zimmerman received a B.A. degree in Sociology and Psychology and an M.A. in Psychology from San Jose State University.

  IRWIN B. FEDERMAN has served as a director of the Company since September 1989. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital company, since 1990. From 1988 to 1990 he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. Mr. Federman serves on the Boards of Directors of TelCom Semiconductor, Inc., a semiconductor company, SanDisk Corporation, a semiconductor company, Western Digital Corporation, a disk drive manufacturer, Komag Incorporated, a thin film media manufacturer, NeoMagic Corporation, a developer of multimedia accelerators, and Check Point Software Technologies, Ltd, a network security software company. He is on the Dean's Advisory Board of Santa Clara University's Leavy School of Business. He received a B.S. degree in Accounting from Brooklyn College, is a Certified Public Accountant, and was awarded an honorary Doctorate of Engineering Science from Santa Clara University.

  HUA-THYE CHUA, a co-founder of the Company, served as Vice President of Technology Development from April 1989 to December 1996. He has been a director since the Company's inception in April 1988. During the prior 25 years, Mr. Chua worked at semiconductor companies Fairchild Semiconductor Corporation, Intel Corporation and MMI where he was involved in the design of bipolar and CMOS integrated circuits. While at MMI, Mr. Chua co-invented the PAL device. Mr. Chua holds a B.S.E.E. degree from Ohio University and an M.S.E.E. degree from the University of California at Berkeley.

  There are no family relationships among any of the Company's directors or executive officers.

AUDIT COMMITTEE

  The Audit Committee was first formed in June 1995 and currently consists of Messrs. Federman and Chua. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants and reviews and evaluates the Company's internal audit and control functions.

COMPENSATION COMMITTEE; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee was first formed in June 1995 and currently consists of Messrs. Federman and Chua. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board concerning salaries and incentive compensation for employees, directors and consultants of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. In addition to serving as a director of the Company, Mr. Chua was an employee of the Company until December 1996.

DIRECTOR COMPENSATION

  The Company's non-employee directors currently do not receive any cash compensation for attending board meetings, including the meetings of any committees on which they sit. Board members will be reimbursed for their out-of-pocket expenses incurred in attending Board of Directors and committee meetings. The directors will be eligible to receive stock option grants under the Company's 1997 Director Option Plan.

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal year ended December 31, 1996, all compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and a former executive officer of the Company each of whose total salary and bonus compensation for 1996 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL          LONG-TERM
                                COMPENSATION      COMPENSATION
                                   IN 1996           AWARDS
                             ------------------ ----------------    ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($) BONUS($) OPTION GRANTS(#) COMPENSATION($)
---------------------------  --------- -------- ---------------- ---------------
E. Thomas Hart.............   171,635   33,731          --           $8,515(1)
 Chief Executive Officer
 and President
Richard C. Johnson.........   140,865   39,585          --            6,581(2)
 Vice President, Sales
Philip J. Ong..............   116,255   26,244       28,571             --
 Vice President, Operations
Nim Cho Lam(3).............    62,234   59,932          --            4,133(4)
 Vice President,
 Engineering
Andrew K. Chan.............   107,885      --           --              --
 Vice President,
 Product Development
John M. Birkner............   102,981      --           --              --
 Vice President, Computer-
 Aided Engineering

--------
(1) Represents reimbursement of automobile lease payments.
(2) Represents automobile allowance.
(3) Mr. Lam was employed at the Company until July 1996.
(4) Represents compensation for vacation time not taken.

  Vincent A. McCord, the Company's Vice President, Finance, Chief Financial Officer and Secretary was employed by the Company beginning in November 1996 and received $18,846 in salary in 1996. On an annualized basis, his salary for 1996 would have been $140,000. Ronald D. Zimmerman, the Company's Vice-President, Human Resources, was employed by the Company beginning in October 1996 and received $20,000 in salary in 1996. On an annualized basis, his salary for 1996 would have been $140,000.

OPTION GRANTS IN FISCAL YEAR 1996

  The following table sets forth certain information with respect to stock options granted to each of the Company's Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                    INDIVIDUAL GRANTS(1)
                         ------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                                    % OF TOTAL                         ANNUAL RATES OF
                         NUMBER OF   OPTIONS                             STOCK PRICE
                         SECURITIES GRANTED TO                        APPRECIATION FOR
                         UNDERLYING EMPLOYEES  EXERCISE                OPTION TERM(2)
                          OPTIONS   IN FISCAL  PRICE PER EXPIRATION ---------------------
   NAME                   GRANTED      1996    SHARE(3)     DATE        5%        10%
   ----                  ---------- ---------- --------- ---------- ---------- ----------
E. Thomas Hart..........      --       --          --        --            --         --
Richard C. Johnson......      --       --          --        --            --         --
Philip J. Ong...........   28,571      9.0%      $1.05   10/14/2006 $   17,968 $   45,535
Nim Cho Lam(4)..........      --       --          --        --            --         --
Andrew K. Chan..........      --       --          --        --            --         --
John M. Birkner.........      --       --          --        --            --         --

--------
(1) All options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 12.5% after six months of service from the date of grant and 6.25% of the total number of shares each three month period of service thereafter.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future finalized performance of the Company, overall conditions and the option holder's continued employment through the vesting period and option term. This table does not take into account any appreciation in the fair market value of the Common Stock from the date of grant to the date of this offering, other than the columns reflecting assumed rates of appreciation of 5% and 10%.
(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Company's Board of Directors.
(4) Mr. Lam was employed at the Company until July 1996.

  Mr. McCord was employed by the Company beginning in November 1996. If he were a Named Executive Officer, the information set forth opposite his name in the above table would have been 92,857; 29.3%; $1.05; 11/14/2006; $65,960; and
$147,990. Mr. Zimmerman was employed by the Company beginning in October 1996. If he were a Named Executive Officer, the information set forth opposite his name in the above table would have been 57,143; 9.0%; $1.05; 10/14/2006; $35,937; and $91,071.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and nonexercisable stock options at December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair value of the Company's Common Stock as of December 31, 1996, as determined by the Board of Directors.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                                               VALUE OF UNEXERCISED
                          SHARES                 NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                         ACQUIRED  VALUE      OPTIONS AT FISCAL YEAR END:    AT FISCAL YEAR END (1):
                            ON    REALIZED    ---------------------------- ----------------------------
  NAME                   EXERCISE   ($)       EXERCISABLE(2) UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE
  ----                   -------- --------    -------------- ------------- -------------- -------------
E. Thomas Hart..........    --       --          342,857          --         $1,704,000        --
Richard C. Johnson......    --       --          178,571          --            887,500        --
Philip J. Ong...........    --       --           78,571          --            380,500        --
Nim Cho Lam(3)..........  19,197  $40,314(4)      19,197          --              6,719        --
Andrew K. Chan..........    --       --             --            --             67,452        --
John M. Birkner.........    --       --           12,679          --             67,452        --

--------
(1) Calculated by determining the difference between the fair value of the securities underlying the option at December 31, 1996 as determined by the Company's Board of Directors ($5.67 per share) and the weighted average exercise price of the Named Executive Officer's option.
(2) Options granted under the 1989 Stock Plan may be exercised immediately upon grant and prior to full vesting subject to the optionee's entering a Restricted Stock Purchase Agreement with the Company with respect to unvested shares. Any exercises of unvested shares are subject to repurchase by the Company at the original exercise price until fully vested. Shares generally vest at the rate of 12.5% after six months of service from the date of grant and 6.25% of the total number of shares each three-month period of service thereafter.
(3) Mr. Lam was employed at the Company until July 1996.
(4) Calculated by determining the differences between the fair value of the securities underlying the option at the time of exercise and the exercise price.

  Mr. McCord was employed by the Company beginning in November 1996. He had 92,857 shares subject to unexercised options at fiscal year end having value at fiscal year end of $429,000. Mr. Zimmerman was employed by the Company beginning in October 1996. He had 57,143 shares subject to unexercised options at fiscal year end having value at fiscal year end of $264,000.

EMPLOYEE BENEFIT PLANS

 1989 Stock Option Plan

  The Company's 1989 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by its stockholders in October 1989. In February 1996, the Board of Directors amended the Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,385,714 shares to 2,100,000 shares, which increase was approved by the Company's stockholders in March 1996. In July 1996, the Board of Directors amended the Option Plan to allow employees to exercise unvested stock options (prior to vesting), and to have those exercised unvested shares deposited with an escrow agent until the shares are fully vested and the Company's repurchase option lapses. In March 1997, the Board of Directors amended the Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder to a total of 2,814,286 shares. The amendment will be submitted to the stockholders for approval in June 1997. As of May 31, 1997, options to purchase a total of 1,604,750 shares at a weighted average exercise price of $2.00 per share were outstanding, and 714,478 shares remained available for future option grants.

  The Option Plan provides for the grant to employees (including officers and employee-directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, consultants and directors of nonstatutory stock options.

  The Option Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator") and is currently administered by the Compensation Committee. The Administrator determines the terms of options granted under the Option Plan, including the number of shares subject to option, the exercise price and the exercisability of the option. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, check, certain other shares of the Company's stock, promissory notes or other consideration determined by the Administrator.

  The Administrator determines the term of options. The term of an incentive stock option may not exceed ten years; provided, however, that the term of an incentive stock option granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of the Company's outstanding capital stock may not exceed five years. No options may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. Options granted to each employee under the Option Plan generally become exercisable cumulatively as to 12.5% of the shares subject to the option six months after the vesting start date, and as to 6.25% of the shares subject to the option at the end of each succeeding three-month period. As of July 16, 1996, options granted to employees under the Option Plan became immediately exercisable, subject to the provisions of the Exercise Notice and Restricted Stock Agreement for Unvested Shares signed by optionees at the time of exercise pursuant to which any unvested shares are subject to repurchase by the Company at the original exercise price.

  In the event the Company merges with or into another corporation, all outstanding options shall be assumed or an equivalent option substituted by the successor corporation. In the event that such successor corporation does not agree to assume such options or to substitute an equivalent option, options granted prior to February 1996 may be exercised in full, including shares as to which would not otherwise be exercisable. Options granted subsequent to February 1996 may be exercised for a period of 15 days to the extent vested upon the expiration of such period, after which any such options not exercised will terminate immediately. The Administrator has the authority to amend or terminate the Option Plan as long as such action does not adversely affect any outstanding option, and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the Option Plan, to change the designation of the class of persons eligible to be granted options, or to materially increase benefits accruing to participants under the Option Plan if the Company is registered under Section 12 of the Exchange Act. Unless terminated earlier, the Option Plan will terminate in October 1999.

 1997 Stock Plan

  The Company's 1997 Stock Plan (the "1997 Plan") was approved by the Board of Directors in May 1997 and will be submitted to the stockholders for approval in June 1997. The 1997 Plan is intended to be a successor to the Option Plan. Upon stockholder approval of the 1997 Plan, the remaining shares reserved for issuance pursuant to the Option Plan will roll over and be reserved for issuance pursuant to the 1997 Plan. The 1997 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. A total of 1,000,000 shares of Common Stock, including the remaining shares reserved under the Option Plan, are currently reserved for issuance pursuant to the 1997 Plan, plus annual increases equal to the lesser of (i) 800,000 shares, (ii) 5% of the outstanding shares, or (iii) a lesser amount determined by the Board of Directors. Unless terminated sooner, the 1997 Plan will terminate automatically in May 2007.

  The 1997 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"). It is currently contemplated that the 1997 Plan will be administered by the Compensation Committee of the Board of Directors. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

  Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within 90 days after the end of optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares which would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

 1997 Director Option Plan

  The 1997 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in May 1997 and will be submitted to the stockholders for approval in June 1997. The Director Plan provides for the grant of nonstatutory stock options to non-employee directors. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 500,000 shares of Common Stock have been reserved for issuance under the Director Plan, plus annual increases equal to (i) 25,000 shares or (ii) a lesser amount determined by the Board.

  The Director Plan provides for the automatic grant of 30,000 shares of Common Stock (the "First Option") to each non-employee director on the later of (i) the effective date of the Director Plan, or (ii) the date on which the non-employee director was appointed to the Board, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition to the First Option, each non-employee director shall automatically be granted an option to purchase 6,000 shares (a "Subsequent Option") on the first day of May of each year, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of ten years. The shares subject to the First Option and to the Subsequent Option shall vest as to 25% of the optioned stock one year from the date of grant, and 1/48 of the optioned stock shall vest each month thereafter, provided the person continues to serve as a Director on such dates. The exercise price of each First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market, on the last trading day prior to date of grant.

  In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option granted under the Director Plan may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it shall continue to vest as provided in the Director Plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director, each option granted to such non-employee director shall become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of 15 days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in May 1997 and will be submitted to the stockholders in June 1997. A total of 750,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, plus annual increases equal to the lesser of (i) 500,000 shares, (ii) 3% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

  The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains consecutive, overlapping, 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after the first of October and the first of April of each year, except for the first such offering period which commences on the first trading day on or after the date of this offering and ends on the last trading day on or before April 1, 1999.

  Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or
(ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 20% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,500 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set prior to the date of any such Merger. The 1997 Purchase Plan will terminate in April 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchase or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

  The Company intends to enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, will indemnify the Company's directors and executive offices for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                             CERTAIN TRANSACTIONS

SERIES E PREFERRED FINANCING; ISSUANCE AND CONVERSION OF PROMISSORY NOTES

  From December 1993 through February 1995, the Company issued promissory notes at varying interest rates to certain investors in exchange for an aggregate principal amount of $4,639,693. In June 1995 the Company issued and sold shares of its Series E Preferred Stock ("Series E Preferred") convertible into an aggregate of 3,410,481 shares of Common Stock at a price per common equivalent share of $4.90. The Company sold the shares pursuant to a preferred stock purchase agreement and a registration rights agreement under which, among other things, it made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. As part of the Series E Preferred financing, the holders of the outstanding promissory notes issued by the Company converted the notes, including accrued but unpaid interest, into shares of Series E Preferred Stock convertible into an aggregate of 989,786 shares of Common Stock. See "Shares Eligible for Future Sale--Registration Rights." The purchasers of the Series E Preferred included, among others, the following principal stockholders, directors and affiliated entities:

                                                         COMMON
                                                       EQUIVALENT   AGGREGATE
  STOCKHOLDERS, DIRECTORS AND AFFILIATED ENTITIES(1)     SHARES   PURCHASE PRICE
  --------------------------------------------------   ---------- --------------
Cypress Semiconductor Corporation.....................  289,537     $1,418,740
Morgenthaler Venture Partners III.....................  290,289     $1,422,420
New Enterprise Associates and affiliated funds........  653,061     $3,200,000
Sequoia Capital and affiliated funds..................  312,427     $1,530,897
Technology Venture Investors and affiliated funds.....  562,121     $2,754,396
U.S. Venture Partners and affiliated funds............  588,785     $2,885,050
Vertex Investments and affiliated funds...............  282,161     $1,382,590

--------
(1) See "Principal and Selling Stockholders."

SERIES F PREFERRED FINANCING

  In November 1996 and January 1997, the Company sold shares of its Series F Preferred Stock ("Series F Preferred") convertible into an aggregate of 1,102,303 shares of Common Stock at a price per common equivalent share of $8.12. The Company sold the shares pursuant to a preferred stock purchase agreement and a registration rights agreement under which, among other things, it made standard representations, warranties and covenants, and provided the purchasers with registration rights and information rights. See "Shares Eligible for Future Sale--Registration Rights." The purchasers of the Series F Preferred included, among others, the following principal stockholders, directors and affiliated entities:

                                                         COMMON
                                                       EQUIVALENT   AGGREGATE
  STOCKHOLDERS, DIRECTORS AND AFFILIATED ENTITIES(1)     SHARES   PURCHASE PRICE
  --------------------------------------------------   ---------- --------------
Hua-Thye Chua(2)......................................   14,284     $  116,000
Morgenthaler Venture Partners III.....................   78,869     $  640,416
New Enterprise Associates and affiliated funds........  113,183     $  919,050
Sequoia Capital and affiliated funds..................   30,788     $  250,000
Technology Venture Investors and affiliated funds.....  123,152     $1,000,000
U.S. Venture Partners and affiliated funds............   73,891     $  600,000
Vertex Investments and affiliated funds...............  184,729     $1,500,000

--------
(1) See "Principal and Selling Stockholders."
(2) Includes 3,571 shares beneficially owned by Mr. Chua for Bryan Shyang-Ming Chua; 3,571 shares beneficially owned by Mr. Chua for Caroline Siok-Yau Chua; 3,571 shares beneficially owned by Mr. Chua for Cathleen Siok-Syuan Chua; and 3,571 shares beneficially owned by Mr. Chua for Christine Siok-Pee Chua.

CYPRESS TRANSACTION

  In March 1997, the Company and Cypress terminated the Existing Agreement related to the Company's FPGA products and replaced it with a new arrangement whereby the Company's FPGA products will no longer be second sourced by Cypress. In addition, Cypress agreed to not compete with the Company with respect to antifuse FPGAs or products that are pin-compatible with the Company's existing pASIC 1 and pASIC 2 products. QuickLogic has commenced support for Cypress's FPGA customers, and Cypress assisted the Company in the transition of these customers to the Company. In exchange for the termination of the Existing Agreement and the reversion of the rights to the intellectual property developed thereunder to the Company, the Company paid $4.5 million in cash and agreed to issue 2,603,817 shares of Common Stock to Cypress, increasing the aggregate number of shares of Common Stock of the Company held by Cypress to 3,339,785, prior to the sale of any shares by Cypress in this offering. In addition, the Company granted Cypress, including the right to sell shares of Common Stock in this offering, certain contractual rights as to the shares of the Company's stock held by Cypress. The parties also entered into a new foundry agreement and a cross-license agreement.

  Under the terms of the cross-license agreement, Cypress granted to the Company a royalty-free, non-exclusive, non-sublicensable license to make, have made, use, offer for sale, sell and distribute programmable logic products under patents that are currently issued to Cypress or are issued prior to March 2007. In the event of an acquisition of the Company, the license continues only as to those products that were commercially available as of the acquisition or the design of which is in the layout stage and subsequently become commercially available within one year after the acquisition. The Company granted a reciprocal right to Cypress under its patent portfolio, except that the license does not extend to antifuse FPGAs or products that are pin-compatible with the Company's existing pASIC 1 and pASIC 2 products. The parties also licensed to each other the intellectual property rights developed under the Existing Agreement, within the scope of the patent licenses set forth above.

  The shares issued to Cypress in connection with the termination of the Existing Agreement were provided with the same contractual rights as the other shares of the Company's stock held by Cypress and the other holders of the Company Common Stock issued upon conversion of the Preferred Stock. In addition, the Company granted registration rights to Cypress that are in addition to those held by other stockholders of the Company. See "Description of Capital Stock--Registration Rights." First, Cypress may sell a minimum of one-third of the shares of Common Stock offered hereby, and in any subsequent public offerings of the Company's stock. Second, the Company is obligated to file a registration statement with respect to all of the shares of Common Stock held by Cypress and not sold in this offering, with such registration statement being effective upon the expiration of the lockup period imposed by the underwriters in connection with this offering. The Company must keep this registration statement effective until the earlier of (i) the date all of such shares held by Cypress are sold; (ii) three years from the closing of this offering; or (iii) the date all such shares are able to be sold in a three-month period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company has the right to suspend Cypress's ability to sell under such registration statement under certain circumstances. Finally, Cypress has the right to require registration of its shares that is separate from a similar right held by the other holders of registration rights. The other stockholders of the Company do not have the right to require inclusion of their shares in these separate Cypress registrations.

  Payments to Cypress under the Existing Agreement were $554,143, $5,850,944, $12,101,598 and $2,335,914 for 1994, 1995, 1996 and the first quarter of 1997, respectively.

LOANS TO JOHN BIRKNER

  From time to time, the Company has made loans to John Birkner, an officer of the Company. Mr. Birkner's current loan obligation to the Company totals $125,300 plus interest at annual rates ranging from 6.7% to 8.5%, and is evidenced by demand promissory notes from Mr. Birkner to the Company secured by a pledge of Mr. Birkner's shares of the Company's stock. The largest amount outstanding under these loans since December 1, 1994 is $125,300, the current amount. These loans were approved by the Company's Board of Directors.

  The Company and Mr. Birkner are co-parties in litigation with Actel. The Company's legal counsel in connection with the litigation is also representing Mr. Birkner. The Company has borne and expects to continue to bear all fees and expenses related to the litigation. See "Risk Factors--Actel Litigation."

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of May 31, 1997, and as adjusted to reflect the sale of the securities offered by the Company and the Selling Stockholder in the offering made hereby, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock or Common Stock equivalents, (ii) each of the Company's directors and executive officers and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                         PERCENTAGE OF SHARES
                                  NUMBER OF   NUMBER OF BENEFICIALLY OWNED(1)
                                    SHARES     SHARES   -------------------------
NAMES AND ADDRESS, IF REQUIRED,  BENEFICIALLY   BEING   BEFORE THE     AFTER THE
      OF BENEFICIAL OWNER          OWNED(1)    OFFERED   OFFERING       OFFERING
-------------------------------  ------------ --------- -----------    ----------
5% STOCKHOLDERS
Technology Venture                1,441,748      --              12.0%         10.4%
 Investors(2)..............
 3000 Sand Hill Road
 Bldg. 4, Suite 280
 Menlo Park, CA 94025
U.S. Venture Partners(3)...       1,205,669      --              10.0%          8.7%
 2180 Sand Hill Road
 Suite 300
 Menlo Park, CA 94025
Vertex Investments(4)......       1,166,458      --               9.7%          8.4%
 3 Lagoon Drive, Ste. 220
 Redwood City, CA 94065
Sequoia Capital(5).........         962,093      --               8.0%          7.0%
 3000 Sand Hill Road
 Bldg. 4, Suite 280
 Menlo Park, CA 94025
New Enterprise                      766,244      --               6.4%          5.5%
 Associates(6).............
 1119 St. Paul Street
 Baltimore, MD 21202
Morgenthaler Venture                703,980      --               5.9%          5.1%
 Partners III..............
 2730 Sand Hill Road
 Suite 280
 Menlo Park, CA 94025
Cypress Semiconductor             3,339,783   1,200,000          27.8%         15.5%
 Corporation...............
 3901 N. First Street
 San Jose, CA 95134
EXECUTIVE OFFICERS AND
 DIRECTORS
E. Thomas Hart(7)..........         428,571      --               3.4%          3.0%
Vincent A. McCord(8).......         107,142      --                 *             *
Richard C. Johnson(9)......         185,713      --               1.5%          1.3%
Philip J. Ong(10)..........         102,033      --                 *             *
Andrew K. Chan(11).........         171,424      --               1.4%          1.2%
John M. Birkner(12)........         157,141      --               1.3%          1.1%
Hua-Thye Chua(13)..........         171,426      --               1.4%          1.2%
Ronald D. Zimmerman(14)....          62,856      --                 *             *
Donald F. Faria(15)........         100,000      --                 *             *
Scott D. Ward(16)..........         100,000      --                 *             *
Irwin B. Federman(17)......       1,205,669      --              10.0%          8.7%
All executive officers and
 directors as a group
 (11 persons)..............       3,339,783      --              21.3%         18.7%

--------
 * Under 1%
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 1997 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
 (2) Includes 1,368,252 shares held by Technology Investors-IV; 72,112 shares held by Technology Venture Investors-3, L.P.; and 1,384 shares held by TVI Management-3, L.P.
 (3) Includes 802,676 shares held by U.S. Venture Partners III; 308,463 shares held by U.S.V. Entrepreneur Partners; 38,803 shares held by Second Ventures II, L.P.; 25,083 shares held by Second Ventures Limited Partnership; 19,558 shares held by U.S. Venture Partners IV, L.P.; and 11,086 shares held by U.S.V.P. Entrepreneur Partners II, L.P.
 (4) Includes 879,688 shares held by Vertex Investment Pte. Ltd.; 184,134 shares held by Vertex Investment (II) Limited; 82,094 shares held by Vertex Asia Limited; and 20,542 shares held by HWH Investment Pte. Ltd.
 (5) Includes 874,188 shares held by Sequoia Capital V; 47,828 shares held by Sequoia Technology Partners V; 15,419 shares hold by Sequoia XXI; 10,923 shares held by Sequoia XXIV; 6,643 shares held by Sequoia Capital XXI; 4,285 shares held by Sequoia XX; and 2,807 shares held by Sequoia XXIII.
 (6) Includes 735,456 shares held by New Enterprise Associates VI, Limited Partnership and 30,788 shares held by New Venture Partners III L.P.
 (7) Includes 428,571 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
 (8) Includes 107,142 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
 (9) Includes 185,713 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(10) Includes 57,141 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(11) Includes 125,714 shares beneficially owned by Mr. Chan as trustee for Andrew Ka-Lab Chan and Amy Shuk-Chun Chan, Trustees or successor(s), U/a of trust dated January 30, 1991; 4,285 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Erica H. Chan trust agreement dated May 14, 1992; 4,285 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Rebecca H. Chan trust agreement dated May 14, 1992; 4,285 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Vicki H. Chan trust agreement dated May 14, 1992; 2,142 shares beneficially owned by Mr. Chan for Clement Chan and Susie S.J. Chan, Trustees under Nicholas Chan trust agreement dated July 3, 1996; 2,142 shares beneficially owned by Mr. Chan for Clement Chan and Susie S.J. Chan, Trustees under Phillip Chan trust agreement dated
     July 3, 1996; and 28,571 shares issuable pursuant to stock options and exercisable within 60 days of May 31, 1997.
(12) Includes 26,963 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(13) Includes 30,179 shares beneficially owned by Mr. Chua, as trustee for H.T. Chua & Jessie Chua TTEES for the H.T. Chua Trust Agreement dated December 20, 1974; 17,857 shares beneficially owned by Mr. Chua, as custodian for Bryan Shyang-Ming Chua; 17,857 shares beneficially owned by Mr. Chua, as custodian for Caroline Siok-Yau Chua; 17,857 shares beneficially owned by Mr. Chua, as custodian for Cathleen Siok-Syuan Chua; 17,857 shares beneficially owned by Mr. Chua, as custodian for Christine Siok-Pee Chua; and 14,285 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(14) Includes 62,856 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(15) Includes 100,000 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(16) Includes 100,000 shares issuable pursuant to stock options exercisable within 60 days of May 31, 1997.
(17) Includes 1,205,669 shares held by U.S. Venture Partners Entities. Mr. Federman is a general partner of U.S. Venture Partners. See Footnote 3 above. Mr. Federman disclaims beneficial ownership of all shares held by U.S. Venture Partners Entities except to the extent of his pecuniary interest therein.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the completion of this offering, the Company will be authorized to issue 100,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of undesignated Preferred Stock, $0.001 par value. Immediately after the completion of this offering, the Company estimates there will be an aggregate of 13,817,422 shares of Common Stock outstanding, 1,604,750 shares of Common Stock will be issuable upon exercise of outstanding options, no shares of Common Stock will be issuable upon exercise of outstanding warrants, and no shares of Preferred Stock will be issued and outstanding. As of May 31, 1997, there were 228 stockholders of the Company.

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

  The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors. See "Risk Factors--Effect of Antitakeover Provisions."

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights under the Company's Bylaws or Certificate of Incorporation, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights of preferred stockholders and the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

  Effective prior to the closing of this offering, the Company will be authorized to issue 10,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

WARRANTS

  As of May 31, 1997, the Company had one outstanding warrant to purchase 18,750 shares of its Common Stock with an exercise price of $4.48 per share. The warrant to purchase the shares expires on the earlier to occur of this offering or January 1999.

TRANSFER AGENT AND REGISTRAR

  The Company's transfer agent and registrar is Boston EquiServe, L.P.

LISTING

  The Company has applied to designate its Common Stock for quotation on the Nasdaq National Market System under the trading symbol "QWIK." The Company has not applied to list its Common Stock on any other exchange or quotation system.

REGISTRATION RIGHTS

  Following the closing of this offering, the holders of approximately 9,899,413 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in such registration, subject to certain marketing and other limitations. Beginning six months after the closing of this offering, the holders of at least thirty percent (30%) of the Registrable Securities have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their Registrable Securities. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, holders of Registrable Securities may require the Company to register all or a portion of their shares on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations.

  In connection with the Company's transaction with Cypress, Cypress was granted registration rights in addition to those held by other stockholders of the Company. First, Cypress may sell a minimum of one-third of the shares of Common Stock offered hereby, and in any subsequent public offerings of the Company's stock. Second, the Company is obligated to file a registration statement with respect to all shares of Common Stock held by Cypress and not sold in this offering, with such registration statement being effective upon the expiration of the lockup period imposed by the underwriters in connection with this offering. The Company must keep this registration statement effective until the earlier of (i) the date all of such shares held by Cypress are sold; (ii) three years from the closing of this offering; or (iii) the date all such shares are able to be sold in a three-month period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company has the right to suspend Cypress's ability to sell under such registration statement under certain circumstances. Finally, Cypress has the right to require registration of its shares that is separate from a similar right held by the other holders of registration rights. The other stockholders of the Company do not have the right to require inclusion of their shares in these separate Cypress registrations.

DELAWARE ANTITAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offer at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the Company or could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. In addition, the Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock. The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, only one of the three classes of the Company's Board of Directors will be elected each year, which could have the effect of delaying a change in the composition of the Board of Directors. See "Risk Factors--Effect of Antitakeover Provisions."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of approximately 13,817,422 shares of Common Stock, assuming no exercise of outstanding options under the Option Plan. Of these outstanding shares of Common Stock, the 3,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 10,817,422 shares of Common Stock outstanding upon completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares").

  The holders of 8,190,572 Restricted Shares, including all officers and directors of the Company, are subject to "lock up" agreements with the Representatives of the Underwriters and/or the Company providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of at least 180 days after the effective date of this offering (the "Lock Up Period") without the prior written consent of Deutsche Morgan Grenfell, UBS Securities LLC, Cowen & Company and/or the Company, as applicable. The lock up agreements provide that the Lock Up Period will be extended in the event that the Lock Up Period would expire in a period where the Company's directors and officers are prevented from trading because of the set "blackout" period between earnings releases provided in the Company's insider trading policy, until the date that trading will commence under the Company's insider trading policy. The Company has agreed with Representatives of the Underwriters not to release any holders from such agreements without the prior written consent of Deutsche Morgan Grenfell. Such lock up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Deutsche Morgan Grenfell. Of the 10,813,138 Restricted Shares that first become eligible for sale in the public market 180 days after the date of this Prospectus (depending upon the duration of the lock-up), 2,235,509 shares will be immediately eligible for sale without restriction under Rule 144(k) or Rule 701, and 6,969,860 shares will be immediately eligible for sale subject to certain volume and other restrictions pursuant to Rule 144. All 10,817,422 shares will be eligible for sale pursuant to Rule 144 upon the expiration of one-year holding periods, all of which will expire on or before March 31, 1998, subject in some cases to Rule 144's volume and other restrictions.

  In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 138,174 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the Restricted Shares proposed to be sold (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule
144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

  Except with respect to (a) the shares of Common Stock to be sold hereunder and (b) any shares of such Common Stock sold by the Company pursuant to the Company's Employee Stock Purchase Plan or upon the exercise of an option or warrant, or the conversion of a security outstanding on the date hereof, the Company hereby agrees that, without the prior written consent of Deutsche Morgan Grenfell Inc., it will not, during the Lock Up Period (and any extension thereof), (x) offer, pledge, sell, contract to sell, sell any option, or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (y) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether any such transaction described in (x) or (y) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing prohibitions shall not prevent the Company from granting options and other rights under its existing equity compensation plans.

  The Company intends to file a registration statement under the Securities Act covering approximately 1,000,000 shares of Common Stock subject to outstanding options or reserved for issuance under the 1997 Plan and 750,000 shares of Common Stock reserved for issuance under the Purchase Plan. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed simultaneously with the effectiveness of the registration statement covering the shares of Common Stock offered in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lapsing of the Company's repurchase options, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

  In addition, the Company granted registration rights to Cypress that are in addition to those held by other stockholders of the Company. See "Description of Capital Stock--Registration Rights." First, Cypress may sell a minimum of one-third of the shares of Common Stock offered hereby, and any subsequent public offerings of the Company's stock. Second, the Company is obligated to file a registration statement with respect to all of the shares of Common Stock held by Cypress and not sold in this offering, with such registration statement being effective upon the expiration of the lockup period imposed by the underwriters in connection with this offering. The Company must keep this registration statement effective until the earlier of (i) the date all of such shares held by Cypress are sold; (ii) three years from the closing of this offering; or (iii) the date all such shares are able to be sold in a three-month period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the Company has the right to suspend Cypress's ability to sell under such registration statement under certain circumstances. Finally, Cypress has the individual right to require registration of its shares that is separate from a similar right held by the other holders of registration rights. The other stockholders of the Company do not have the right to require inclusion of their shares in these separate Cypress registrations.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Deutsche Morgan Grenfell Inc., UBS Securities LLC and Cowen & Company are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the form of which is filed as an exhibit to the Company's Registration Statement, of which this Prospectus is a part, (the "Underwriting Agreement"), purchase from the Company and the Selling Stockholder the number of shares of Common Stock set forth below opposite their respective names:

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      Deutsche Morgan Grenfell Inc....................................
      UBS Securities LLC..............................................
      Cowen & Company.................................................
                                                                          ---
        Total.........................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

  The Representatives have advised the Company and the Selling Stockholder that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this offering. The Underwriters may allow to selected dealers (who may include the Underwriters)
a concession of not more than $    per share. The selected dealers may reallow
a concession of not more than $    per share to certain other dealers. After
the initial public offering, the price and concessions and re-allowances to dealers and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts for which they exercise discretionary authority.

  The Selling Stockholder has granted an option to the Underwriters to purchase up to a maximum of 450,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

  In connection with the offering, the Company and the directors, executive officers and certain stockholders of the Company have agreed not to offer or sell any Common Stock until the expiration of 180 days following the closing of this offering without the prior written consent of Deutsche Morgan Grenfell Inc.

  The Underwriting Agreement provides that the Company and the Selling Stockholder will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. The principal factors to be considered in determining the public offering price include the information set forth in this offering and otherwise available to the Representatives; the history and the prospects for the industry in which the Company will compete; the ability of the Company's management; the prospects for future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of this offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

  Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the Common Stock offered hereby for employees and directors of the Company and certain other individuals who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

                                 LEGAL MATTERS

  Certain legal matters relating to the legality of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this Prospectus, three investment partnerships composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati beneficially owned an aggregate of 16,152 shares of Common Stock of the Company and a member of Wilson Sonsini Goodrich & Rosati owned 644 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

  Effective January 23, 1996, Price Waterhouse LLP was engaged as the Company's principal independent accountants. Prior to January 1996, Deloitte and Touche LLP ("Deloitte & Touche") had been the Company's independent accountants. The decision to change independent accountants was approved by the Company's Board of Directors. In the period from January 1994 through January 1996, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements. The report of Deloitte & Touche on the financial statements of the Company as of and for the year ended December 31, 1994, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle. Prior to January 23, 1996, the Company had not consulted with Price Waterhouse LLP on either the application of accounting principles to a specified transaction, either complete or proposed, or on the type of opinion that might be rendered on the Company's financial statements.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the prescribed fees. Such materials may also be obtained from the Commission's web site at http://www.sec.gov. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial information.

                             QUICKLOGIC CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Balance Sheet as of December 31, 1995, December 31, 1996 and March
 31,1997 (unaudited)..................................................... F-3
Statement of Operations for the Years Ended December 31, 1994, 1995 and
 1996 and for the Three Months Ended March 31, 1996 (unaudited) and 1997
 (unaudited)............................................................. F-4
Statement of Stockholders' Equity (Deficit) for the Years Ended December
 31, 1994, 1995 and 1996 and for the Three Months Ended March 31, 1997
 (unaudited)............................................................. F-5
Statement of Cash Flows for the Years Ended December 31, 1994, 1995 and
 1996 and for the Three Months Ended March 31, 1996 (unaudited) and 1997
 (unaudited)............................................................. F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of QuickLogic Corporation

  The reincorporation described in Note 12 to the financial statements has not been consummated at June 9, 1997. When it has been consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of QuickLogic Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

  Price Waterhouse LLP
  San Jose, California
  June 9, 1997

                             QUICKLOGIC CORPORATION

                                 BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                      DECEMBER 31,                    EQUITY
                                    ------------------  MARCH 31,    MARCH 31,
                                      1995      1996      1997         1997
                                    --------  --------  ---------  -------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash............................. $  3,856  $ 10,336  $ 10,366
  Short term investments...........    4,000       --        --
  Accounts receivable, less
   allowance for doubtful accounts
   and sales returns and allowances
   of $982, $2,084, and $2,284.....    2,680     2,609     3,653
  Inventory........................    1,324     3,248     4,667
  Other current assets.............      121     4,633       245
                                    --------  --------  --------
    Total current assets...........   11,981    20,826    18,931
Property and equipment, net........      218     1,708     2,502
Other assets.......................      --         43        43
                                    --------  --------  --------
                                    $ 12,199  $ 22,577  $ 21,476
                                    ========  ========  ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable................. $  1,610  $  3,044  $  3,159
  Accrued and other liabilities....    3,228     6,929     7,995
  Current portion of long-term
   obligations.....................       75       203       605
                                    --------  --------  --------
    Total current liabilities......    4,913    10,176    11,759
Long-term obligations..............      137       602     1,658
                                    --------  --------  --------
                                       5,050    10,778    13,417
                                    --------  --------  --------
Commitments and contingencies
 (Notes 10 and 11)
Stockholders' equity:
  Preferred stock, $0.001 par
   value; 8,093, 8,767, and 8,767
   shares authorized, 10,000 shares
   authorized pro forma; 7,390,
   8,394, and 8,496 shares issued
   and outstanding, no shares
   issued and outstanding pro
   forma...........................        7         8         9     $    --
  Common stock, $0.001 par value;
   10,714, 12,143, and 12,143
   shares authorized; 100,000
   shares authorized pro forma;
   551, 722, and 861 shares issued
   and outstanding; 9,357 shares
   issued and outstanding pro
   forma...........................        1         1         1           10
  Additional paid-in capital.......   31,432    40,486    43,528       43,528
  Common stock to be issued:
   2,604 shares....................      --        --     18,409       18,409
  Stockholder note receivable......     (119)     (119)     (119)        (119)
  Deferred compensation............      --       (808)   (2,897)      (2,897)
  Accumulated deficit..............  (24,172)  (27,769)  (50,872)     (50,872)
                                    --------  --------  --------     --------
    Total stockholders' equity.....    7,149    11,799     8,059     $  8,059
                                    --------  --------  --------     ========
                                    $ 12,199  $ 22,577  $ 21,476
                                    ========  ========  ========

                       See notes to financial statements.

                             QUICKLOGIC CORPORATION

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               QUARTER ENDED
                                  YEAR ENDED DECEMBER 31,        MARCH 31,
                                  --------------------------  -----------------
                                   1994     1995      1996     1996      1997
                                  -------  -------  --------  -------  --------
                                                                (UNAUDITED)
Revenue.........................  $ 6,024  $15,148   $23,758  $ 5,154  $  6,268
Cost of revenue.................    4,053    7,739    11,158    2,563     2,813
                                  -------  -------  --------  -------  --------
Gross profit....................    1,971    7,409    12,600    2,591     3,455
                                  -------  -------  --------  -------  --------
Operating expenses:
  Research and development......    3,172    3,599     4,642    1,042     1,333
  Selling, general and
   administrative...............    4,408    5,770     7,730    1,685     2,313
  Contract termination and other
   expense......................      --     2,700     4,125      --     23,009
                                  -------  -------  --------  -------  --------
Loss from operations............   (5,609)  (4,660)   (3,897)    (136)  (23,200)
Interest expense................     (240)    (200)      (60)      (7)      (21)
Interest and other income, net..       21      153       360      164       118
                                  -------  -------  --------  -------  --------
Net income (loss)...............  $(5,828) $(4,707) $(3,597)  $    21  $(23,103)
                                  =======  =======  ========  =======  ========
Pro forma net income (loss) per
 share (unaudited)..............                    $   (.29) $   --   $  (1.83)
                                                    ========  =======  ========
Shares used in pro forma net
 income (loss) per share
 calculation (unaudited)........                      12,612   12,438    12,612
                                                    ========  =======  ========



                       See notes to financial statements.

                            QUICKLOGIC CORPORATION

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (IN THOUSANDS)

                                                   COMMON STOCK                                                      TOTAL
                  PREFERRED STOCK   COMMON STOCK   TO BE ISSUED  ADDITIONAL STOCKHOLDER                          STOCKHOLDERS'
                  ----------------  ------------- --------------  PAID-IN       NOTE      DEFERRED   ACCUMULATED    EQUITY
                  SHARES   AMOUNT   SHARES AMOUNT SHARES AMOUNT   CAPITAL   RECEIVABLE  COMPENSATION   DEFICIT     (DEFICIT)
                  -------  -------  ------ ------ ------ ------- ---------- ----------- ------------ ----------- -------------
Balance at
December 31,
1993.............   3,983    $   4   417    $  1    --   $   --   $14,726      $(119)     $   --      $(13,637)    $    975
 Common stock
 issued under
 stock option
 plan............     --       --    100     --     --       --        31        --           --           --            31
 Net loss........     --       --    --      --     --       --       --         --           --        (5,828)      (5,828)
                  -------  -------   ---    ----  -----  -------  -------      -----      -------     --------     --------
 Balance at
 December 31,
 1994............   3,983        4   517       1    --       --    14,757       (119)         --       (19,465)      (4,822)
 Common stock
 issued under
 stock option
 plan............     --       --     34     --     --       --        17        --           --           --            17
 Issuance of
 Series E
 preferred stock
 for cash and
 conversion of
 notes payable to
 stockholders,
 net of issuance
 cost............   3,407        3   --      --     --       --    16,658        --           --           --        16,661
 Net loss........     --       --    --      --     --       --       --         --           --        (4,707)      (4,707)
                  -------  -------   ---    ----  -----  -------  -------      -----      -------     --------     --------
Balance at
December 31,
1995.............   7,390        7   551       1    --       --    31,432       (119)         --       (24,172)       7,149
 Common stock
 issued under
 stock option
 plan, net of
 repurchases.....     --       --    171     --     --       --        99        --           --           --            99
 Issuance of
 Series E
 preferred stock
 in exchange for
 services........       4      --    --      --     --       --        15        --           --           --            15
 Issuance of
 Series F
 preferred stock
 for cash, net of
 issuance cost...   1,000        1   --      --     --       --     8,089        --           --           --         8,090
 Deferred
 compensation....     --       --    --      --     --       --       851        --          (851)         --           --
 Amortization of
 deferred
 compensation....     --       --    --      --     --       --       --         --            43          --            43
 Net income
 loss............     --       --    --      --     --       --       --         --           --        (3,597)      (3,597)
                  -------  -------   ---    ----  -----  -------  -------      -----      -------     --------     --------
Balance at
December 31,
1996.............   8,394        8   722       1    --       --    40,486       (119)        (808)     (27,769)      11,799
 Common stock
 issued under
 stock option
 plan, net of
 repurchases
 (unaudited).....     --       --    139     --     --       --       110        --           --           --           110
 Issuance of
 Series F
 preferred stock
 for cash, net of
 issuance cost
 (unaudited).....     102        1   --      --     --       --       767        --           --           --           768
 Common stock to
 be issued in
 exchange for
 contract
 termination
 (unaudited).....     --       --    --      --   2,604   18,409      --         --           --           --        18,409
 Deferred
 compensation
 (unaudited).....     --       --    --      --     --       --     2,165        --        (2,165)         --           --
 Amortization of
 deferred
 compensation
 (unaudited).....     --       --    --      --     --       --       --         --            76          --            76
 Net loss
 (unaudited).....     --       --    --      --     --       --       --         --           --       (23,103)     (23,103)
                  -------  -------   ---    ----  -----  -------  -------      -----      -------     --------     --------
Balance at March
31, 1997
(unaudited)......   8,496    $   9   861    $  1  2,604  $18,409  $43,528      $(119)     $(2,897)    $(50,872)    $  8,059
                  =======  =======   ===    ====  =====  =======  =======      =====      =======     ========     ========

                      See notes to financial statements.

                             QUICKLOGIC CORPORATION

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                QUARTER ENDED
                                   YEAR ENDED DECEMBER 31,        MARCH 31,
                                   --------------------------  ----------------
                                    1994     1995      1996     1996     1997
                                   -------  -------  --------  ------  --------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)...............  $(5,828) $(4,707) $ (3,597) $   21  $(23,103)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
  Depreciation...................      562      320       220      60       121
  Provision for doubtful
   accounts......................       34      912     1,102     372       200
  Amortization of deferred
   compensation..................      --       --         43     --         76
  Contract termination and other
   expense.......................      --     2,700     4,125     --     23,009
  Changes in assets and
   liabilities:
   Accounts receivable...........     (602)  (2,567)   (1,031)     (1)   (1,244)
   Inventory.....................      185     (880)   (1,924)    145    (1,419)
   Other assets..................        5      --     (4,555)   (214)     (212)
   Accounts payable..............    1,472     (122)    1,434     469       115
   Accrued and other
    liabilities..................      674     (673)     (409)   (378)    1,075
                                   -------  -------  --------  ------  --------
    Net cash provided by (used
     in) operating activities....   (3,498)  (5,017)   (4,592)    474    (1,382)
                                   -------  -------  --------  ------  --------
Cash flows from investing
 activities:
 Capital expenditures for
  property and equipment.........     (259)     (85)   (1,478)   (192)     (915)
 Proceeds on sale of
  investments....................      --       --      4,000     --        --
 Investments in short-term
  instruments....................      --    (4,000)      --      --        --
                                   -------  -------  --------  ------  --------
    Net cash provided by (used
     in) investing activities....     (259)  (4,085)    2,522    (192)     (915)
                                   -------  -------  --------  ------  --------
Cash flows from financing
 activities:
 Repayment of debt and capital
  leases.........................     (148)    (755)     (124)    (21)      (47)
 Proceeds from issuance of common
  stock, net.....................       31       28        99     --        110
 Proceeds from issuance of
  preferred stock, net...........      --    11,785     8,105     --        768
 Borrowings on notes payable to
  stockholders...................    1,526    1,198       --      --        --
 Borrowings from bank............      --       214       470     100     1,496
                                   -------  -------  --------  ------  --------
    Net cash provided by
     financing activities........    1,409   12,470     8,550      79     2,327
                                   -------  -------  --------  ------  --------
Net increase (decrease) in cash..   (2,348)   3,368     6,480     361        30
Cash at beginning of the period..    2,836      488     3,856   3,856    10,336
                                   -------  -------  --------  ------  --------
Cash at end of period............  $   488  $ 3,856   $10,336  $4,217  $ 10,366
                                   =======  =======  ========  ======  ========
Supplemental information:
Conversion of notes payable to
 stockholder into Series E
 preferred stock.................  $   --   $ 4,850  $    --   $  --   $    --
                                   =======  =======  ========  ======  ========

                       See notes to financial statements.

                            QUICKLOGIC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND BASIS OF PRESENTATION:

  QuickLogic Corporation ("QuickLogic" or the "Company") was incorporated in California in April 1988. The Company develops, markets, and supports field programmable gate arrays (FPGAs) and software design tools.

  The FPGA business is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity and accelerated erosion of average selling prices. The selling price that the Company is able to command for its products is highly dependent on industry-wide production capacity and demand. Both of these factors could result in rapid changes in product pricing and could adversely affect the Company's operating results.

  The Company's fiscal year ends on the Sunday closest to December 31. For presentation purposes the financial statements and notes refer to December 31 as year end and March 31 as quarter end. Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation. Such reclassifications had no effect on the results of operations or the accumulated deficit.

 Use of Estimates

  The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates, particularly in relation to sales returns and allowances, product obsolescence and litigation. (See Note 11--Contingencies)

 Interim Results (unaudited)

  The accompanying balance sheet as of March 31, 1997, the statements of operations and of cash flows for the three months ended March 31, 1996 and 1997 and the statement of stockholders' equity (deficit) for the three months ended March 31, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data disclosed in these financial statements, including notes to the financial statements, at such date and for such periods are unaudited. Operating results for the quarter ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES:

 Short Term Investments

  All short term investments are classified as available for sale and are accounted for at fair value with unrealized gains and losses, if any, reported as a separate component of stockholders' equity. Management determines the appropriate classification of investments at the time of purchase and reassesses the classification at each reporting date. Short-term investments represent high grade marketable corporate debt securities and one government agency security at December 31, 1995.

                            QUICKLOGIC CORPORATION

 Fair Value of Financial Instruments

  The estimated fair values of financial instruments are determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret and analyze the available data and to develop estimates. Accordingly, estimates could differ significantly from the amounts the Company would realize in a current market exchange. The estimated fair values of all financial instruments at December 31, 1996 and 1995, approximate the amounts presented in the balance sheet.

 Inventory

  Inventory is stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the assets estimated useful life of three to seven years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements.

 Revenue Recognition

  The Company sells to certain domestic distributors under agreements which allow certain rights of return and price adjustments on unsold inventory. Such sales are not recognized until the inventory is sold by the distributor. Amounts billed to such distributors for shipments are included as accounts receivable, inventory is relieved and the related gross profit is deferred and recorded as a current liability until the inventory is resold by the distributor. Revenue from all other products is recognized upon shipment. Software revenue is recognized upon shipment by the Company, provided that no significant Company obligations remain and collection of the resulting receivables is probable.

 Stock-Based Compensation

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company has elected to continue to measure compensation costs using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to comply with the pro forma disclosure requirements of SFAS 123.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, short-term investments and accounts receivable. Cash and short-term investments are maintained with high quality institutions. The Company's accounts receivable are derived primarily from sales to customers located in North America, Europe, Japan and Korea. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

                            QUICKLOGIC CORPORATION

  At December 31, 1996, accounts receivable from four customers represented 24%, 12%, 11% and 10%, respectively, of the Company's accounts receivable. At December 31, 1995, accounts receivables from three customers represented 12%, 10% and 10%, respectively, of the Company's accounts receivable.

 Software Development Costs

  Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. Development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability are capitalized, if material. To date, all software development costs have been expensed as incurred due to their immateriality.

 Pro Forma Stockholders' Equity (Unaudited)

  If the offering contemplated by this Prospectus is consummated, unaudited pro forma stockholders' equity would be adjusted for the conversion of 8,496,000 shares of preferred stock outstanding into 8,496,000 shares of common stock.

  The pro forma effect of this transaction has been reflected in the accompanying unaudited pro forma stockholders' equity as of March 31, 1997.

 Pro Forma Net Income (Loss) Per Share (Unaudited)

  Pro forma net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods. Common equivalent shares consist of preferred stock (using the "as if converted" method) and stock options and warrants (using the "treasury stock" method). Common equivalent shares are excluded from the computation if their effect is antidilutive. Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, preferred stock (using the "as if converted" method) and common and common equivalent shares (using the "treasury stock" method and the assumed initial public offering price) issued subsequent to May 1996 have been included in the computation as if they were outstanding for all periods presented.

  Prior period loss per share data have not been presented since such amounts are not deemed to be meaningful, as such calculations would have excluded preferred stock.

                            QUICKLOGIC CORPORATION

 Recent Accounting Pronouncements (Unaudited)

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." This statement is effective for the Company's fiscal year ending December 31, 1997. The Statement defines the calculation of earnings per share under generally accepted accounting principles. Under the new standard, primary earnings per share is replaced by basic earnings per share and fully diluted earnings per share is replaced by diluted earnings per share. If the Company had adopted this Statement for the year ended December 31, 1996 and for the three month periods ended March 31, 1996 and 1997, the Company's pro forma earnings (loss) per share would have been as follows:

                                                                QUARTER ENDED
                                                    YEAR ENDED    MARCH 31,
                                                   DECEMBER 31, --------------
                                                       1996      1996   1997
                                                   ------------ ------ -------
   Pro forma basic earnings (loss) per share......    $ (.44)   $  --   $(2.49)
   Pro forma diluted earnings (loss) per share....    $ (.29)   $  --   $(1.83)

NOTE 3. BALANCE SHEET COMPONENTS:

                                                    DECEMBER 31,
(IN THOUSANDS)                                     ----------------   MARCH 31,
                                                    1995     1996       1997
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
Inventory:
  Raw materials................................... $   533  $ 1,693    $ 2,013
  Work-in-process.................................     512    1,268      2,225
  Finished goods..................................     279      287        429
                                                   -------  -------    -------
                                                   $ 1,324  $ 3,248    $ 4,667
                                                   =======  =======    =======
Property and equipment:
  Equipment....................................... $ 1,755  $ 2,323    $ 3,033
  Software........................................     492      601        642
  Furniture and fixtures..........................      23      555        693
  Leasehold improvements..........................      18      519        545
                                                   -------  -------    -------
                                                     2,288    3,998      4,913
  Accumulated depreciation........................  (2,070)  (2,290)    (2,411)
                                                   -------  -------    -------
                                                   $   218  $ 1,708    $ 2,502
                                                   =======  =======    =======
Accrued and other liabilities:
  Accrued employee compensation................... $   320  $   731    $ 1,070
  Accrued legal costs.............................   2,200    4,860      4,600
  Deferred income.................................     318      662      1,629
  Other liabilities...............................     390      676        696
                                                   -------  -------    -------
                                                   $ 3,228  $ 6,929    $ 7,995
                                                   =======  =======    =======

                            QUICKLOGIC CORPORATION

NOTE 4. DEBT FACILITIES:

                                                       DECEMBER 31,
(IN THOUSANDS)                                         -------------  MARCH 31,
                                                        1995   1996     1997
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Installment notes payable to bank.....................   $212   $580   $2,038
                                                       ====== ======   ======

  At December 31, 1996, the Company had outstanding installment notes totaling $210,000. The notes bear interest at prime plus 0.25% (8.5% as of December 31, 1996), and are secured by the specific equipment financed. Principal payments are due in equal monthly installments over the term of the notes which mature between 1998 and 1999.

  At December 31, 1996, the Company had a $5.0 million bank facility which includes a $2.0 million equipment term loan, a $1.0 million export/import revolving line of credit and a $2.0 million revolving line of credit. At December 31, 1996, $370,000 had been drawn down under the equipment line and no borrowings were outstanding against the revolving lines of credit. Borrowings under the equipment term loan bear interest at prime plus 0.25% (8.5% as of December 31, 1996) and are secured by the specific equipment financed. Principal payments are due in equal monthly installments over the term of the note which matures in the year 2000. The revolving line of credit bears interest at prime (8.25% as of December 31, 1996).

  During the three month period ended March 31, 1997, the Company drew down an additional $1.5 million under the equipment term loan.

  In conjunction with the bank facility, the Company must comply with certain financial covenants related to profitability, tangible net worth, working capital, debt leverage and liquidity. The Company was in breach of certain financial covenants as of March 31, 1997, for which it has obtained a waiver from the bank.

  The Company paid $126,000, $103,000, $56,000 and $24,000 in interest during 1994, 1995, 1996, and the three months ended March 31, 1997, respectively.

                            QUICKLOGIC CORPORATION

NOTE 5. STOCKHOLDERS' EQUITY:

 Preferred Stock

  Preferred stock consists of the following at December 31, 1995 and 1996 and March 31, 1997 (in thousands, except per share data):

                                                     DECEMBER 31,
                                                     -------------  MARCH 31,
                                                      1995   1996     1997
                                                     ------ ------ -----------
                                                                   (UNAUDITED)
Series A, par value $0.001 per share; 358 shares
 designated, issued and outstanding.................  $ --   $ --     $ --
Series B, par value $0.001 per share; 1,468 shares
 designated, issued and outstanding.................      1      1        1
Series C, par value $0.001 per share; 1,729 shares
 designated, 1,711 shares issued and outstanding....      2      2        2
Series D, par value $0.001 per share; 446 shares
 designated, issued and outstanding.................      1      1        1
Series E, par value $0.001 per share; 3,411 shares
 designated, 3,407, 3,411 and 3,411 shares issued
 and outstanding....................................      3      3        4
Series F, par value $0.001 per share; 1,355 shares
 designated, 1,000 and 1,102 shares issued and
 outstanding........................................    --       1        1
                                                     ------ ------    -----
                                                     $    7 $    8    $   9
                                                     ====== ======    =====

  The holders of the outstanding Series A, Series B, Series C, Series D, Series E and Series F preferred stock shall be entitled to an annual dividend of $.0233, $.0289, $0.448, $0.448, $0.49 and $0.812 per share, respectively, when and if declared by the Board of Directors. Such dividends are payable prior to any payment of dividends on the shares of common stock. No dividends have been declared or paid as of December 31, 1996.

  In the event of liquidation, dissolution or winding up of the Company, the holders of Series F preferred stock shall be entitled to receive $8.12 per share plus declared but unpaid dividends thereon, prior to any distribution to holders of Series A, Series B, Series C, Series D and Series E preferred stock and holders of common stock. The holders of Series A, Series B, Series C, Series D and Series E preferred stock shall be entitled to receive $2.331, $2.891, $4.48, $4.48 and $4.90 per share, respectively, plus declared but unpaid dividends thereon, prior to any distribution to holders of common stock. As of December 31, 1996, the aggregate liquidation preference of Series A, Series B, Series C, Series D, Series E and Series F preferred stock is approximately $39.6 million.

  Each share of preferred stock is convertible at the option of the holder into one share of common stock, subject to adjustment for dilutive events, as defined. Each share of preferred stock will be automatically converted into common stock upon the earlier of (i) closing of an underwritten public offering of the Company's common stock, the aggregate gross proceeds of which exceed $15,000,000, at a per share issuance price of at least $8.75 or (ii) upon the vote or written consent of holders of at least two-thirds of the total number of shares of Series A, Series B, Series C, Series D, Series E and Series F preferred stock then outstanding.

  The holders of the preferred shares have voting rights equivalent to the number of common shares into which the preferred shares are convertible. The Company must obtain the approval of the holders of at least two-thirds of such outstanding preferred shares, voting together as a single class,

                            QUICKLOGIC CORPORATION
to alter the preferences, rights or privileges of the preferred stock; create a new class of stock having preference over the Series A, Series B, Series C, Series D, Series E and Series F preferred stock, or increase the authorized number of shares of Series A, Series B, Series C, Series D, Series E or Series F preferred stock.

  In December 1991, in conjunction with the issue of Series C preferred stock, the Company issued warrants to purchase 18,750 shares of Series C preferred stock at $4.48 per share. The warrants expire seven years from date of issuance or upon the closing of the Company's initial public offering, whichever is sooner.

  In January 1997, the Company issued 101,593 shares of Series F preferred stock at $8.12 per share for cash of $0.8 million.

 Common Stock

  In November 1996, in conjunction with the issuance of Series F preferred stock, the Company authorized an additional 1,428,571 shares of common stock.

NOTE 6. INCOME TAXES:

  No provision for federal or state income taxes has been recorded for the years ended December 31, 1994, 1995, and 1996 as the Company incurred net operating losses.

  Deferred tax balances comprise the following (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforward.......................... $ 6,149  $ 5,742
     Accruals and reserves....................................   2,431    2,355
     Credit carryforward......................................     772    1,159
     Capitalized research and development.....................     554      692
                                                               -------  -------
                                                                 9,906    9,948
     Valuation allowances.....................................  (9,906)  (9,948)
                                                               -------  -------
     Deferred tax asset....................................... $   --   $   --
                                                               =======  =======

  Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and uncertainty regarding market acceptance of the Company's products. The Company will continue to assess the realizability of the deferred tax assets in future periods.

  At December 31, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $16 million and $1 million, respectively. These carryforwards, if not utilized to offset future taxable income and income taxes payable, will expire through the year 2010.

                            QUICKLOGIC CORPORATION

  Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be impaired in certain circumstances. Events which may cause changes in the Company's tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. The issuance of Series A and Series C preferred stock resulted in an annual limitation of the Company's ability to utilize net operating losses incurred prior to that date. The limitation is insignificant. Net operating losses incurred between the time of the Series C preferred stock issuance and March 31, 1997, had not been subject to any annual limitations as of March 31, 1997.

NOTE 7. EMPLOYEE BENEFIT PLANS:

 Stock Option Plan

  As of December 31, 1996, under the Company's 1989 Stock Option Plan, as amended in 1996, (the "Plan"), incentive and nonqualified stock options to purchase up to 2,100,000 shares of common stock may be granted to key employees, directors and consultants of the Company. Options are granted at an exercise price equal to the fair market value of the Company's common stock (as determined by the Board of Directors) at the date of grant and generally vest over four years, and expire up to ten years from the date of grant.

  In July 1996, the 1989 Stock Option Plan was amended to allow options to be exercised prior to vesting. Unvested shares must be deposited with an escrow agent and the Company has a right to repurchase such shares at their initial issuance price if the optionee is terminated from service prior to vesting.

  The following table summarizes the Company's stock option activity and related weighted average exercise price for each of the years ended December 31, 1996, 1995 and 1994 and the three months ended March 31, 1997 (in thousands, except per share data):

                                                              OPTIONS   EXERCISE
                                                            OUTSTANDING  PRICE
                                                            ----------- --------
   Balance at December 31, 1993............................      366     $0.39
     Granted...............................................      470     $0.70
     Canceled..............................................     (139)    $0.41
     Exercised.............................................     (100)    $0.36
                                                               -----
   Balance at December 31, 1994............................      597     $0.64
     Granted...............................................      635     $0.70
     Canceled..............................................      (24)    $0.64
     Exercised.............................................      (34)    $0.51
                                                               -----
   Balance at December 31, 1995............................    1,174     $0.67
     Granted...............................................      317     $0.98
     Canceled..............................................     (200)    $0.70
     Exercised.............................................     (193)    $0.62
                                                               -----
   Balance at December 31, 1996............................    1,098     $0.77
     Granted (unaudited)...................................      706     $3.52
     Canceled (unaudited)..................................       (5)    $0.71
     Exercised (unaudited).................................     (142)    $0.78
                                                               -----
   Balance at March 31, 1997 (unaudited)...................    1,657     $1.94
                                                               =====

                            QUICKLOGIC CORPORATION

  As of December 31, 1996, 674,000 options were vested, 697,660 shares were available for grant and 14,317 unvested shares had been exercised and remain subject to the Company's buyback rights.

  In March 1997, an additional 714,286 shares were authorized for issuance under the 1989 Stock Option Plan.

  At March 31, 1997, 735,671 options were vested and 714,289 shares were available for grant.

  Related weighted average exercise price and contractual life information at December 31, 1996 are as follows (share amounts in thousands):

       OPTIONS WITH                         OUTSTANDING EXERCISABLE  REMAINING
      EXERCISE PRICES OF:                     SHARES      SHARES    LIFE (YEARS)
      -------------------                   ----------- ----------- ------------
        $0.35..............................      43          43         3.3
        $0.70..............................     802         802         8.0
        $1.05..............................     253         253         9.8

  The weighted average estimated grant date fair value, as defined by SFAS 123, for options granted during 1995 and 1996 was $ 0.70 and $ 3.71 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

  The following weighted average assumptions are included in the estimated grant date fair value calculations for grants in 1995 and 1996:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Expected life (years)........................................    4.5       5
   Risk-free interest rate......................................   5.99%   6.05%
   Volatility...................................................    --      --
   Dividend yield...............................................    --      --

  Had the Company recorded compensation cost based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under its stock option plan, the Company's net income (loss) and earnings (loss) per share would have been as follows for the years ended December 31, 1996 and 1995 (in thousands except per share data):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Pro forma net income (loss)................................ $(4,715) $(3,676)
   Pro forma net income (loss) per share......................    (.34)    (.29)

  The pro forma effect on net income (loss) for 1995 and 1996 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995 and because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor.

                            QUICKLOGIC CORPORATION

 Deferred Compensation

  During the year ended December 31, 1996 and the three months ended March 31, 1997, the Company granted options for value. Accordingly, the Company has recorded deferred compensation of $851,000 and $2,165,000 for the year ended December 31, 1996 and for three months ended March 31, 1997, respectively. Such deferred compensation will be amortized ratably over the vesting period of the options.

NOTE 8. RELATED PARTY TRANSACTIONS:

 Technology Development and Foundry Supply Agreement

  In October 1992, in conjunction with the issuance of Series D preferred stock, the Company entered into a Technical Transfer, Joint Development License and Foundry Supply Agreement (the Existing Agreement) with Cypress Semiconductor Corporation ("Cypress"). Cypress owns 100% of the Company's Series D preferred stock. The agreement provides that the Company and the investor share processing technologies and licenses to market developed FPGA products and that the investor guarantees the Company a certain wafer start capacity. The Company purchased all of its wafer requirements under this agreement during 1995 and 1996.

  In March 1997, the Company and Cypress terminated the Existing Agreement related to the Company's FPGA products, and replaced it with a new arrangement whereby the Company's FPGA products will no longer be second sourced by Cypress. In exchange for the termination of the Existing Agreement and the reversion of the rights to the intellectual property developed thereunder to the Company, the Company paid $4.5 million in cash and agreed to issue 2,603,817 shares of Common Stock to Cypress, resulting in a charge of approximately $23 million in the first quarter of 1997. In addition, the Company granted Cypress certain contractual rights as to the shares of the Company's stock held by Cypress, including the right to sell shares in this offering. The parties also entered into a new foundry agreement and a cross-license agreement.

 Notes Receivable From Stockholder

  As of December 31, 1996, the Company has $119,000 of demand promissory notes from a stockholder. The notes bear interest at rates ranging from 6.7% to 8.02% per annum, and are secured by shares of the Company's common stock held by the stockholder.

NOTE 9. GEOGRAPHIC REPORTING AND CUSTOMER CONCENTRATION:

                                                   NORTH
                                                  AMERICA EUROPE  ASIA   TOTAL
                                                  ------- ------ ------ -------
   Net revenue (in thousands):
     Year ended December 31, 1994................ $ 4,217 $  865 $  942 $ 6,024
     Year ended December 31, 1995................ $10,694 $2,779 $1,675 $15,148
     Year ended December 31, 1996................ $16,726 $4,124 $2,908 $23,758

  During the year ended December 31, 1996, one customer accounted for approximately 27% of revenue. All sales are made from the United States and are denominated in U.S. dollars.

                            QUICKLOGIC CORPORATION

NOTE 10. COMMITMENTS:

  The Company leases its primary facility under a noncancelable operating lease which expires in 2003, and includes an option to renew through 2006. The lease is secured by a $300,000 standby letter of credit which expires in June 1997. Rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $314,000, $358,000 and $358,000, respectively.

  The Company also leases certain equipment and leasehold improvements under capital leases which expire in 1997 and 2003. At December 31, 1996, $232,000 of assets acquired under capital leases were included in plant and equipment.

  Future minimum lease commitments, excluding property taxes and insurance, are as follows (in thousands):

                                                               OPERATING CAPITAL
    YEAR ENDING DECEMBER 31,                                    LEASES   LEASES
    ------------------------                                   --------- -------
     1997.....................................................  $  523    $  57
     1998.....................................................     523       45
     1999.....................................................     546       45
     2000.....................................................     563       45
     2001 and thereafter......................................   1,694      136
                                                                ------    -----
                                                                $3,849      328
                                                                ======
     Less amount representing interest........................             (103)
                                                                          -----
     Present value of capital lease obligations...............              225
     Less current portion.....................................              (33)
                                                                          -----
     Long term portion of capital lease obligations...........            $ 192
                                                                          =====

  In October 1996, the Company executed a memorandum of understanding with TSMC Ltd., which contemplates that third the parties will enter into a three year "take or pay" wafer manufacturing agreement.

NOTE 11. CONTINGENCIES:

  During 1994, Actel Corporation ("Actel"), a competitor of the Company, filed a lawsuit seeking unspecified damages and alleging that the Company's products infringe upon its patents. During 1995 and 1996, the suit was amended to include a trade secret claim and additional patents. The Company has filed answers to each of these complaints seeking that the Actel patents are invalid, void, not enforceable and are not infringed. Additionally, the Company has filed counterclaims against Actel claiming that Actel has infringed upon the Company's patents.

  In April 1997, the court adopted the recommendation of the Special Master and granted Actel's motion for summary judgment that the Company's products infringe on one claim of one of the patents. If the patent is finally found to be valid and enforceable, and the summary judgment motion is upheld on appeal, then Actel would be entitled to significant damages and an injunction preventing the sale of products incorporating the infringing patent. Such an injunction and/or the payment of damages could have a material adverse effect on the Company's business, financial condition and results of operations and could potentially render it insolvent.

  In addition to the patent infringement actions, Actel amended its claims against the Company to include a claim against the Company and one of its employees on June 14, 1995 alleging

                            QUICKLOGIC CORPORATION
misappropriation of trade secrets, breach of contract, breach of confidential relationship, and unfair competition. Actel has sought assignment of certain issued and future patents of the Company, two of which are part of this lawsuit, in relation to this claim in addition to unspecified money damages, that the damages be doubled, attorneys' fees and other remedies. These claims are based on allegations that this employee, who had once been a consultant to Actel, had misappropriated confidential information from Actel related to logic cells, which the Company then incorporated into its pASIC products. The employee and the Company have filed answers denying each of these claims. Discovery is ongoing at this time and no dispositive motions have been filed or heard.

  Trial on the patent infringement and trade misappropriation claims is currently scheduled for September 1998. However, there can be no assurance that the trial will occur at such time and may be delayed significantly. As the outcome of any litigation is inherently uncertain, the Company is unable to predict the outcome of this litigation. Therefore, there can be no assurance that the Company will prevail in the trial on the patent infringement claims and counter-claims, the trial on the alleged misappropriation of intellectual property, or hearings on any motions related to such proceedings. The timing of the filing of any motions by Actel, hearings on motions by either Actel or the Company, the issuance of rulings on such motions, the issuance of recommendations by the Special Master and the adoption or rejection of such recommendations by the Court are not within the Company's control and could occur at any time. The announcement of any rulings or recommendations, or the adoption or rejection of recommendations, that are adverse to the Company, will likely have a material adverse effect upon the market price for the Company's stock.

  Due to the inherent uncertainty of litigation, management cannot estimate the possible loss, if any, that may ultimately be incurred in connection with the allegations. Any adverse determinations in this litigation or a settlement could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek or to grant licenses with third parties, require the Company to cease selling its products or prevent the Company from licensing its technology, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Management intends to vigorously defend itself against the allegations that the Company's products infringe upon Actel's patents as well as pursue its claims that Actel's products infringe upon the Company's patents. Accordingly, the Company recorded charges of $2.7 million and $4.1 million in the years ended December 31, 1995 and 1996, respectively, in conjunction with the Actel litigation. As of March 31, 1997, the Company has accrued $4.6 million for this litigation.

NOTE 12. SUBSEQUENT EVENTS:

  In May 1997, the Board of Directors authorized the reincorporation of the Company in Delaware and, in conjunction with such reincorporation a 7-for-1 reverse stock split (the "Stock Split") of the Company's preferred stock and common stock. All references to the number of shares of preferred stock, common stock and per share amounts have been retroactively restated in the accompanying financial statements to reflect the effect of the Stock Split. The Board of Directors also approved a recapitalization that would increase the total of authorized shares of common stock to one hundred million and authorized ten million shares of undesignated stock. In addition the Board of Directors approved the adoption of the 1997 Employee Stock Purchase Plan, the 1997 Stock Plan and the 1997 Director Option Plan. Adoption of these plans is subject to stockholder approval.

  All of the above items will be effected prior to the date of the offering.

Title: The QuickLogic Solution
Graphic: Three rows, with text on the left column and a corresponding graphic on the right column accompanied by a short description of the graphic.


Left Column Text                    Graphic                                 Description of graphic (presented as a caption)
---------------------------------------------------------------------------------------------------------------------------
"ViaLink Antifuse                   Cross section of a ViaLink              "Cross Section of a metal-layer ViaLink
QuickLogic's                        interconnect as photographed by         connection as photographed by a scanning
interconnect                        a scanning electron microscope          electron microscope (SEM)"
technology enables
high speed
connections"

---------------------------------------------------------------------------------------------------------------------------
"pASIC Architecture                 Two graphics for this row
Programmable                        Diagram of the silicon substrate        "Wiring resources and ViaLink interconnects are
interconnects are                   with the logic gates, and the metal     located above the silicon substrate, allowing
placed between the                  layers floating above                   more logic cells to reside on the die"
metal layers above the
silicone substrate,
maximizing wiring                                                           "ViaLink interconnects are placed at every
resources and                                                               possible intersection of routing wires"
minimizing die size                 Zoom in of picture above, showing
and cost"                           a small cross section of the chip,
                                    with the silicon substrate on the
                                    bottom and three layers of metal
                                    routing wires above it

---------------------------------------------------------------------------------------------------------------------------
"QuickWorks and                     Picture of a PC                          [none]
QuickTools Design                   A box of software with QuickLogic
Software                            logo on the cover as well as the
A comprehensive                     titles "QuickWorks" and
software design tool                "QuickTools"
solution that supports              CD-ROM disk with the QuickLogic
schematic entry and                 logo
IEEE standard design
languages Verilog and
VHDL, and operates
on Windows and UNIX
platforms"

---------------------------------------------------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COM-MON STOCK IN ANY JURISDICTION WHERE, TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IM-PLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary.....................................................    3
  The Company............................................................    4
  Risk Factors...........................................................    5
  Use of Proceeds........................................................   17
  Dividend Policy........................................................   17
  Capitalization.........................................................   18
  Dilution...............................................................   19
  Selected Financial Data................................................   20
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................   21
  Business...............................................................   30
  Management.............................................................   46
  Certain Transactions...................................................   57
  Principal and Selling Stockholders.....................................   59
  Description of Capital Stock...........................................   61
  Shares Eligible for Future Sale........................................   64
  Underwriting...........................................................   67
  Legal Matters..........................................................   68
  Experts................................................................   68
  Change in Independent Accountants......................................   69
  Additional Information.................................................   69
  Index to Financial Statements..........................................  F-1

 UNTIL    , 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
 FECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS
 IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------

[LOGO OF QUICKLOGIC]

 3,000,000 SHARES
 COMMON STOCK

 DEUTSCHE MORGAN GRENFELL
 UBS SECURITIES
 COWEN & COMPANY

 PROSPECTUS
      , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts which are not applicable under this offering.

                                  ITEM                                  AMOUNT
                                  ----                                 --------
   SEC Registration Fee............................................... $ 13,591
   NASD Filing Fee....................................................    4,985
   Nasdaq National Market Listing Fee.................................   50,000
   Blue Sky Fees and Expenses.........................................    5,000
   Printing and Engraving Expenses....................................  150,000
   Legal Fees and Expenses............................................  250,000
   Accounting Fees and Expenses.......................................  225,000
   Transfer Agent and Registrar Fees..................................    3,000
   Miscellaneous......................................................   48,424
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater of different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

  The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor of the Registrant.

  The Registrant intends to enter into indemnification agreements with its directors and certain of its officers.

  The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

  See also the undertakings set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since June 1, 1994, the Registrant has issued and sold the following securities:

    1. From June 1, 1994 through May 31, 1997, the Registrant issued and sold 432,927 shares of Common Stock to employees of the Registrant at prices ranging from $0.35 to $2.10 per share upon exercise of stock options pursuant to Registrant's 1989 Stock Option Plan, as amended.

    2. On June 1, 1995 and June 9, 1995, the Registrant issued and sold to certain private investors 3,410,481 shares of Series E Preferred Stock convertible into an aggregate of 3,410,481 shares of Common Stock at a purchase price per share of $4.90.

    3. On November 27, 1996 and January 24, 1997, the Registrant issued and sold to certain private investors an aggregate of 1,102,279 shares of Series F Preferred Stock convertible into an aggregate of 1,102,279 shares of Common Stock at a purchase price per share of $8.12.

    4. On March 29, 1997, the Registrant agreed to issue an aggregate of 2,603,816 shares of Common Stock to Cypress as partial consideration for the termination of the Existing Agreement and the reversion to the Company of certain intellectual property rights developed thereunder.

  The above share and dollar amounts reflect the 7-for-1 reverse stock split to be effected upon the reincorporation of the Company in Delaware. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A. EXHIBITS.

  1.1*   Form of Underwriting Agreement.
  3.1    Articles of Incorporation of the Registrant (California).
  3.2*   Certificate of Incorporation of the Registrant (Delaware) to be
         effective prior to the closing of the offering.
  3.3*   Amended and Restated Certificate of Incorporation of the Registrant to
         be effective upon closing of the offering.
  3.4    Bylaws of the Registrant (California).
  3.5*   Bylaws of the Registrant (Delaware) to be effective prior to the closing of the offering.
  4.1*   Specimen Common Stock certificate of the Registrant.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement for directors and executive officers.
 10.2    1989 Stock Option Plan.
 10.3    1991 Sales Representative Stock Purchase Plan.
 10.4    1997 Stock Plan.
 10.5    1997 Employee Stock Purchase Plan.
 10.6    1997 Director Option Plan.
 10.7    Series E Preferred Stock Purchase Agreement dated June 1, 1995 and
         June 9, 1995 by and among the Registrant and the Purchasers named therein.
 10.8    Series F Preferred Stock Purchase Agreement dated November 27, 1996 and January 24, 1997 by and among the Registrant and the Purchasers named therein.
 10.9+*  Termination Agreement dated March 29, 1997 between the Registrant and
         Cypress Semiconductor Corporation ("Cypress").
 10.10+* Cross License Agreement dated March 29, 1997 between the Registrant and Cypress.
 10.11+* Wafer Fabrication Agreement March 29, 1997 between the Registrant and
         Cypress.

 10.12  Sixth Amended and Restated Shareholders Rights Agreement dated March
        29, 1997 by and among the Registrant, Cypress and certain stockholders.
 10.13  Sixth Amended and Restated Registration Rights Agreement dated March
        29, 1997 by and among the Registrant, Cypress and certain stockholders.
 10.14* Technical Transfer, Joint Development License and Foundry Supply
        Agreement, dated October 2, 1992, between the Registrant and Cypress.
 10.15  Lease dated June 17, 1995, as amended, between Kairos, LLC and Moffet
        Orchard Investors as Landlord and the Registrant for the Registrant's facility located in Sunnyvale, California.
 10.16  Business Loan Agreement dated August 9, 1995 between the Registrant and
        Silicon Valley Bank, as amended.
 10.17 Loan and Security Agreement dated August 8, 1996 between the Registrant and Silicon Valley Bank, as amended.
 10.18 Export-Import Bank Loan and Security Agreement dated August 8, 1996 between the Registrant and Silicon Valley Bank.
 11.1   Statement regarding calculation of earnings per share.
 23.1   Consent of Price Waterhouse LLP, independent accountants (see page II-
        5).
 23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (See Exhibit 5.1).
 24.1   Power of Attorney (see page II-4).
 27.1*  Financial Data Schedule (EDGAR filed version only).

--------
*  Documents to be filed by amendment.
+ Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.

  B. FINANCIAL STATEMENT SCHEDULES.

  All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 9TH DAY OF JUNE, 1997.

                                          QuickLogic Corporation

                                                    /s/  E. Thomas Hart
                                          By: _________________________________
                                                      E. THOMAS HART,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints E. Thomas Hart and Vincent A. McCord, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

         /s/ E. Thomas Hart            President, Chief          June 9, 1997
-------------------------------------   Executive Officer
           E. THOMAS HART               and Director
                                        (Principal
                                        Executive Officer)

        /s/ Vincent A. McCord          Vice President,           June 9, 1997
-------------------------------------   Finance, Chief
          VINCENT A. MCCORD             Financial Officer
                                        and Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                                       Director                  June  , 1997
-------------------------------------
          IRWIN B. FEDERMAN

          /s/ Hua-Thye Chua            Director                  June 9, 1997
-------------------------------------
            HUA-THYE CHUA

            CONSENT OF PRICE WATERHOUSE LLP, INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 9, 1997, relating to the financial statements of Quicklogic Corporation, which appears in such Prospectus. We also consent to the references to use under the headings "Experts" in such Prospectus.

Price Waterhouse LLP
San Jose, California
June 9, 1997

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
  EXHIBIT                                                            NUMBERED
    NO.                         DESCRIPTION                            PAGE
  -------                       -----------                        ------------
  1.1*    Form of Underwriting Agreement.
  3.1     Articles of Incorporation of the Registrant
          (California).
  3.2*    Certificate of Incorporation of the Registrant
          (Delaware) to be effective prior to the closing of the
          offering.
  3.3*    Amended and Restated Certificate of Incorporation of
          the Registrant to be effective upon closing of the
          offering.
  3.4     Bylaws of the Registrant (California).
  3.5*    Bylaws of the Registrant (Delaware) to be effective
          prior to the closing of the offering.
  4.1*    Specimen Common Stock certificate of the Registrant.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation.
 10.1*    Form of Indemnification Agreement for directors and
          executive officers.
 10.2     1989 Stock Option Plan.
 10.3     1991 Sales Representative Stock Purchase Plan.
 10.4     1997 Stock Plan.
 10.5     1997 Employee Stock Purchase Plan.
 10.6     1997 Director Option Plan.
 10.7     Series E Preferred Stock Purchase Agreement dated June
          1, 1995 and June 9, 1995 by and among the Registrant
          and the Purchasers named therein.
 10.8     Series F Preferred Stock Purchase Agreement dated
          November 27, 1996 and January 24, 1997 by and among
          the Registrant and the Purchasers named therein.
 10.9+*   Termination Agreement dated March 29, 1997 between the
          Registrant and Cypress Semiconductor Corporation
          ("Cypress").
 10.10+*  Cross License Agreement dated March 29, 1997 between the Registrant and Cypress.
 10.11+*  Wafer Fabrication Agreement March 29, 1997 between the
          Registrant and Cypress.
 10.12    Sixth Amended and Restated Shareholders Rights
          Agreement dated March 29, 1997 by and among the
          Registrant, Cypress and certain stockholders.
 10.13    Sixth Amended and Restated Registration Rights
          Agreement dated March 29, 1997 by and among the
          Registrant, Cypress and certain stockholders.
 10.14*   Technical Transfer, Joint Development License and
          Foundry Supply Agreement, dated October 2, 1992,
          between the Registrant and Cypress.
 10.15    Lease dated June 17, 1995, as amended, between Kairos,
          LLC and Moffet Orchard Investors as Landlord and the
          Registrant for the Registrant's facility located in
          Sunnyvale, California.
 10.16    Business Loan Agreement dated August 9, 1995 between
          the Registrant and Silicon Valley Bank, as amended.
 10.17    Loan and Security Agreement dated August 8, 1996
          between the Registrant and Silicon Valley Bank, as
          amended.
 10.18    Export-Import Bank Loan and Security Agreement dated
          August 8, 1996 between the Registrant and Silicon
          Valley Bank.
 11.1     Statement regarding calculation of earnings per share.
 23.1     Consent of Price Waterhouse LLP, independent
          accountants (see page II-5).
 23.2     Consent of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation (See Exhibit 5.1).
 24.1     Power of Attorney (see page II-4).
 27.1*    Financial Data Schedule (EDGAR filed version only).

--------
*  Documents to be filed by amendment.
+ Certain information in these exhibits has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.46.